      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 1998


                                                      REGISTRATION NO. 333-48045

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                         ------------------------------

                                   BIEX, INC.

             (Exact name of registrant as specified in its charter)

               DELAWARE                                  3829                                 84-1183276
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                Identification Number)

                         ------------------------------

                           6693 SIERRA LANE, SUITE F
                            DUBLIN, CALIFORNIA 94568
                                 (925) 556-0300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JAMES A. EDLUND
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   BIEX, INC.
                           6693 SIERRA LANE, SUITE F
                            DUBLIN, CALIFORNIA 94568
                                 (925) 556-0300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

        HOWARD G. ERVIN, ESQ.                     J. CASEY MCGLYNN, ESQ.
      MICHAEL J. SULLIVAN, ESQ.               CHRISTOPHER D. MITCHELL, ESQ.
        ISOBEL A. JONES, ESQ.                     ISSAC J. VAUGHN, ESQ.
       TROY F. CHRISTMAS, ESQ.                   HAROLD R. DEGRAFF, ESQ.
          COOLEY GODWARD LLP              WILSON SONSINI GOODRICH & ROSATI P.C.
    ONE MARITIME PLAZA, 20TH FLOOR                  650 PAGE MILL ROAD
 SAN FRANCISCO, CALIFORNIA 94111-3580            PALO ALTO, CA 94304-1050
            (415) 693-2000                            (650) 493-9300

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


   TITLE OF SECURITIES TO BE REGISTERED     PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)  AMOUNT OF REGISTRATION FEE (2)
Common Stock ($0.001) par value...........                   $42,500,000                               $12,538



(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933. Such amount includes $6,375,000 of Common Stock which the Underwriters have the option to purchase solely to cover over-allotments, if any. In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares being registered and the proposed maximum offering price per share have not been included in this table.



(2) Paid previously.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 4, 1998


                                          SHARES

                                     [LOGO]

                                  COMMON STOCK

    ALL OF THE          SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY
BIEX, INC. ("BIEX" OR THE "COMPANY"). PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE FOR THE COMMON STOCK WILL BE BETWEEN
$       AND $         PER SHARE. SEE "UNDERWRITING" FOR A DISCUSSION OF THE
FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. APPLICATION HAS BEEN MADE TO HAVE THE COMMON STOCK APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "BIEX."

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.
                             ---------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
          ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
                                              PRICE TO       UNDERWRITING      PROCEEDS TO
                                               PUBLIC         DISCOUNT(1)      COMPANY(2)
--------------------------------------------------------------------------------------------
PER SHARE................................         $                $                $
--------------------------------------------------------------------------------------------
TOTAL(3).................................         $                $                $
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.
(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $575,000.
(3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP
    TO AN ADDITIONAL       SHARES OF COMMON STOCK SOLELY TO COVER
    OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN FULL,
    THE PRICE TO PUBLIC WILL TOTAL $      , THE UNDERWRITING DISCOUNT WILL TOTAL
    $      AND THE PROCEEDS TO COMPANY WILL TOTAL $      . SEE "UNDERWRITING."

    THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN, SUBJECT TO RECEIPT AND ACCEPTANCE BY THEM AND SUBJECT TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING SUCH SHARES WILL BE MADE AGAINST PAYMENT THEREFOR AT
THE OFFICE OF NATIONSBANC MONTGOMERY SECURITIES LLC ON OR ABOUT             ,
1998.
                            ------------------------
NationsBanc Montgomery Securities LLC
                              Salomon Smith Barney

                                                     Wessels, Arnold & Henderson

                                           , 1998

                                   [Artwork]

             [Caption -- The Problem of Preterm Labor and Delivery]

[Actual size photograph of footprint of newborn baby born at 24 weeks gestational age, with the following text:

    - Weight                                                1.25 - 1.5 lbs

    - Survival                                              10%

    - Chances of normal development                         40% of those that survive

    - Typical NICU length-of-stay                           90-120 days

    - Clinical consequences                                 Immature lungs
                                                            Neurological problems
                                                            Susceptibility to infection
                                                            Intraventricular hemorrhaging
                                                            Vision disorders--blindness
                                                            Cerebral Palsy

      NEWBORN COSTS $155,700                                NEWBORN COST/TERM 42.1 TIMES]

[Actual size photograph of footprint of newborn baby born at 32 weeks gestational age, with the following text:

    - Weight                                                3.5 - 4 lbs

    - Survival                                              85%

    - Chances of normal development                         90% of those that survive

    - Typical NICU length-of-stay                           15-30 days

    - Clinical consequences                                 Mild Respiratory Distress Syndrome
                                                            Neurological problems
                                                            Some apnea and bradycardia
                                                            Cerebral Palsy

      NEWBORN COSTS $46,400                                 NEWBORN COST/TERM 12.5 TIMES]

[Actual size photograph of footprint of newborn baby born at 40 weeks gestational age, with the following text:

    - Weight                                                7 - 8.5 lbs

    - Survival                                              99%

    - Chances of normal development                         99%

    - Typical NICU length-of-stay                           0 days

    - Clinical consequences                                 Healthy baby
                                                            Discharge with mother

      NEWBORN COSTS $3,700                                  NEWBORN COST/TERM 1.0 TIMES]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN ACTIVITIES THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER- ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. THESE TRANSACTIONS MAY BE EFFECTED ON NASDAQ OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    Biex-TM- and SalEst-TM- are trademarks of the Company. Certain trademarks of other companies are used in this Prospectus.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES: (I) THE CONVERSION OF ALL THE OUTSTANDING SHARES OF PREFERRED STOCK INTO 12,541,824 SHARES OF COMMON STOCK IMMEDIATELY PRIOR TO THE EFFECTIVENESS OF THE REGISTRATION STATEMENT FOR THIS OFFERING; (II) THE ISSUANCE
OF         SHARES OF COMMON STOCK UPON THE CLOSING OF THIS OFFERING IN PAYMENT
OF CERTAIN ACCRUED DIVIDENDS ON THE PREFERRED STOCK (THE "DIVIDEND SHARES");
(III) THE ISSUANCE OF 465,584 SHARES OF COMMON STOCK UPON THE CLOSING OF THIS OFFERING PURSUANT TO THE EXERCISE OF OUTSTANDING WARRANTS ISSUED IN CONNECTION WITH THE COMPANY'S SERIES B PREFERRED STOCK FINANCING (THE "WARRANT SHARES");
(IV) THE FILING OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION; AND (V) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.


                                  THE COMPANY


    Biex, Inc. ("Biex" or the "Company") is a women's health care company focused on developing and marketing innovative solutions for maternity management. The Company's proprietary SalEst system, which measures the level of the hormone estriol in a pregnant woman's saliva, received United States Food and Drug Administration ("FDA") approval in April 1998 after expedited review as an aid in identifying women at risk of spontaneous preterm labor and delivery in singleton pregnancies. The Company believes the SalEst system's ability to aid in the accurate identification of those women most likely to deliver at term is a powerful tool in the clinical management of pregnancies inaccurately categorized as high risk by traditional screening methods. These inaccuracies often result in unnecessary and costly interventions and treatments. In addition, clinical results demonstrate that the SalEst system is an improved method of identifying high risk women inaccurately categorized as low risk by traditional screening methods. These women account for the majority of preterm deliveries. Early and accurate identification of risk will allow physicians to provide appropriate levels of clinical management and intervention, providing opportunity to prolong pregnancies and decrease the morbidity, mortality and associated costs for mothers and babies.


    Preterm labor and delivery is a major health care problem worldwide. According to the National Center for Health Statistics, of the estimated four million births in the United States each year, approximately 11% or more than 400,000 occur preterm. Despite significant improvements in prenatal care, over 40,000 of these babies die each year. Preterm delivery causes 75% of newborn morbidity and mortality in the United States and is the leading cause of neonatal intensive care unit admissions. Industry data indicates that costs associated with the care of preterm infants add over $10 billion annually to pre-discharge infant health care costs in the United States. Those preterm babies that survive are often subject to one of many serious diseases that are more common in preterm babies, such as respiratory distress syndrome, cerebral palsy, epilepsy, blindness and learning disabilities. Further, maternal care costs for women inaccurately classified as high risk by traditional screening methods exceed one billion dollars annually.

    Preterm delivery is defined as delivery after 22 weeks but before 37 weeks of gestation and is caused by many factors, including the spontaneous commencement of uterine contractions ("spontaneous preterm labor"), infection of the membranes surrounding the fetus, premature rupture of these membranes and physician induction of labor. The Company believes the primary cause of spontaneous preterm labor is a surge of the hormone estriol. Estriol is an estrogen hormone considered to be critical in the normal biological events leading to labor and delivery and is easily measured in maternal saliva. This surge of estriol, which in normal term pregnancies occurs later than 36 weeks, is a normal physiological event that prepares the uterine muscle for the organized contractions required in spontaneous labor and is believed to be a fetal signal for delivery. The Company believes that detection of this estriol surge is an accurate predictor of labor and delivery.

    Traditionally, the only clinical tools available to assess a woman's risk of spontaneous preterm labor and delivery have been the Creasy method and its modifications. The Creasy method is a subjective assessment of a woman's risk profile utilizing a variety of socioeconomic, medical, lifestyle, behavioral and current pregnancy risk factors that is scored according to a defined protocol. The most important and predictive of the Creasy risk factors is a prior preterm delivery. Given that 40% of all deliveries in the United States are from a first pregnancy, the Creasy method has inherent limitations in identifying many women at risk. Studies of the Creasy method demonstrate that approximately 80% of the women identified as high risk, or 480,000 women each year, deliver at term. Studies also demonstrate that up to 80% of the women who actually experience preterm delivery, or 320,000 women each year, are not identified as high risk by the traditional method. The Creasy method is of limited value in directing intervention once it has categorized a woman as high risk because it does not identify the maternal or fetal biological causes of preterm labor and delivery or the time-frame in which these premature deliveries may be expected to occur.

    The Company's SalEst system, utilizing a patented marker, provides objective identification of women at risk of spontaneous preterm labor and delivery by measuring salivary estriol, a hormone critical in the biological events preceding labor and delivery. The Company believes the key advantages of the SalEst system include:

    - REDUCTION OF INACCURATE HIGH RISK ASSESSMENTS. Clinical testing of the SalEst system indicated that patients with persistent low estriol levels prior to 36 weeks had a 98% chance of not experiencing spontaneous preterm labor and delivery. It is anticipated that this high negative predictive value will be used initially as an aid to rule out preterm labor and delivery in patients who are currently inaccurately classified as high risk, reducing unnecessary interventions and the cost of maternal management.

    - IMPROVED IDENTIFICATION OF WOMEN AT RISK OF PRETERM LABOR AND
      DELIVERY. Clinical results indicated that women who had two consecutive elevated estriol levels were almost eight times more likely to experience preterm labor and delivery than those women with low estriol levels, allowing for more timely and effective interventions to improve maternal care and newborn outcomes.

    - COST EFFECTIVE METHOD OF RISK ASSESSMENT. The Company believes that by reducing unnecessary interventions and providing opportunities to improve maternal and neonatal outcomes, the SalEst system will provide significant cost savings to payors. It is anticipated that these cost savings will support reimbursement for the SalEst system.

    - IDENTIFICATION OF BIOLOGICAL CAUSES. The traditional method is based on subjective non-cause specific risk factors. By contrast, the SalEst system identifies a hormonal cause of preterm labor two to three weeks prior to delivery, creating opportunities for timely cause-specific therapeutic intervention.

    - EASE OF USE. The SalEst system, a saliva-based test, is convenient and noninvasive. The convenience of the SalEst system enables sample collection in the physician's office, patient's home or workplace.

    The Company is preparing to commercially launch the SalEst system in the United States. Key elements of the SalEst system sales and marketing strategy are to: (1) develop a direct sales force to target those obstetricians who manage a large number of patients, (2) establish third-party reimbursement, (3) utilize a detailed cost/benefit model for use of the SalEst system incorporating industry-accepted actuarial databases and the Company's FDA clinical trial results, (4) create physician and payor demand through a comprehensive sales and marketing program that will include educational programs, publication of peer-reviewed scientific articles and symposia, (5) form strategic alliances with major pharmaceutical, medical device, consumer product and disease management companies to gain additional market exposure and access to established distribution channels, and (6) raise patient awareness by working with major patient support groups and consumer publications.

    The Company's executive offices are located at 6693 Sierra Lane, Suite F, Dublin, California 94568, and its telephone number is (925) 556-0300.

                                  THE OFFERING

Common Stock offered by the Company.....................              shares
Common Stock to be outstanding after the offering.......              shares(1)
Use of proceeds.........................................  Develop sales, marketing and distribution capabilities, expand
                                                          research and development, expand
                                                          clinical trials and provide
                                                          working capital for general
                                                          corporate purposes.
Proposed Nasdaq National Market symbol..................  BIEX

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                            ------------------------------------
                                                                               1995        1996         1997
                                                                            ----------  ----------  ------------
STATEMENT OF OPERATIONS DATA:
Expenses:
  Research and development................................................  $    1,059  $    2,156  $      1,989
  General and administrative..............................................         676       1,465         1,964
                                                                            ----------  ----------  ------------
    Operating loss........................................................       1,735       3,621         3,953
Interest income...........................................................          28          58           110
                                                                            ----------  ----------  ------------
Net loss..................................................................      (1,707)     (3,563)       (3,843)
                                                                            ----------  ----------  ------------
                                                                            ----------  ----------  ------------
Basic net loss per share (2)..............................................  $     (.37) $     (.48) $       (.35)
                                                                            ----------  ----------  ------------
                                                                            ----------  ----------  ------------
Shares used in computing basic net loss per share.........................       4,593       7,365        10,857
                                                                            ----------  ----------  ------------
                                                                            ----------  ----------  ------------

                                                                                               DECEMBER 31, 1997
                                                                                           -------------------------
                                                                                                        AS ADJUSTED
                                                                                           HISTORICAL       (3)
                                                                                           ----------  -------------
BALANCE SHEET DATA:
    Cash, cash equivalents and short-term investments....................................  $    8,268
    Working capital......................................................................       6,905
    Total assets.........................................................................       8,497
    Stockholders' equity.................................................................       7,028

------------------------------
(1) Based on 13,826,312 shares outstanding as of December 31, 1997,
    Dividend Shares and 465,584 Warrant Shares. Excludes as of December 31, 1997 1,719,588 shares of Common Stock issuable upon exercise of outstanding options under the Company's stock option plans. See "Management--Employee Benefit Plans," "Description of Capital Stock" and Notes 3 and 4 of Notes to Financial Statements.
(2) See Note 2 of Notes to Financial Statements for an explanation of the shares used in computing per share amounts.

(3) Adjusted to reflect (i) the sale by the Company of         shares of Common
    Stock offered hereby at an assumed initial public offering price of $ per share after deducting estimated underwriting discounts and offering expenses and the application of the estimated net proceeds therefrom, (ii) the issuance of the Warrant Shares and (iii) the issuance of the Dividend Shares. See "Use of Proceeds," "Certain Transactions" and "Description of Capital Stock--Warrants."

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTY. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND OTHER FACTORS DISCUSSED ELSEWHERE IN THIS PROSPECTUS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."


DEPENDENCE ON SINGLE PRODUCT; ABSENCE OF REVENUE TO DATE



    The Company has only one product, the SalEst system, which was approved by the FDA in April 1998 for a single indication: as an aid in identifying the risk of spontaneous preterm labor and delivery in singleton pregnancies (i.e., pregnancies in which there is only a single fetus). The Company does not expect to have any other approved indication for the SalEst system or any other product for the foreseeable future, if at all. The successful commercialization of the SalEst system is critical to the future success of the Company. To date, the Company has not generated any revenues from sales of the SalEst system. Sales of the SalEst system, if any, will account for substantially all of the Company's revenues, if any, for the foreseeable future. The ability of the Company to successfully manufacture, market and sell the SalEst system is subject to a number of risks, many of which are outside the Company's control. There can be no assurance that the Company will be able to successfully manufacture the SalEst system in commercial quantities at acceptable costs, market the SalEst system, obtain adequate third-party reimbursement for the SalEst system or generate sales of the SalEst system. Failure to achieve any of the foregoing would have a material adverse effect on the Company's business, financial condition and results of operations.



    The Company intends to investigate the use of its estriol-based diagnostic technology to include testing for the likelihood of successful induction of birth at term, identification of patients most likely to benefit from interventional drug therapies, monitoring of tocolytic therapy, prediction of labor onset for term delivery and identification of pregnant women at high risk of post-term delivery. To date, the Company has expended little or no resources to develop such potential applications which are, in general, at the conceptual stage. Efforts to develop such potential applications into marketable products will require significant expenditures, including devoting significant resources to additional research, clinical trials and FDA approval processes. There can be no assurance that any of these potential products will be found to be safe and effective, will achieve the necessary regulatory approvals or can be developed into commercially viable products, if at all. There is, therefore, substantial risk that the Company's additional product development efforts will not be successful and that the Company will remain dependent on sales, if any, of the SalEst system. See "Business--Research and Development."


UNCERTAINTY OF MARKET ACCEPTANCE

    The success and growth of the Company will depend on the level of market acceptance of the SalEst system by physicians, third-party payors and patients. The SalEst system is a new method of aiding in the identification of risk of spontaneous preterm labor and delivery and is the first saliva-based test used in the area of obstetrics. Most physicians are unfamiliar with the SalEst system and saliva-based tests in general. Physicians will not use, and payors will not reimburse for the use of, the SalEst system unless they determine, based on clinical data and other factors, that the SalEst system is an effective means of identifying risk of spontaneous preterm labor and delivery and that the cost savings achieved through use of the SalEst system exceed its cost. These determinations will depend in part on the effectiveness of current interventions and the development of improved interventions for women at high risk of spontaneous preterm labor and delivery. In addition, market acceptance of the SalEst system may be affected if physicians view the test as of limited utility in identifying women believed to be at low risk of spontaneous preterm labor and delivery who actually are at high risk. The Company believes that recommendations and endorsements by prominent physicians and medical groups, as well as the publication of favorable peer reviewed medical journal articles, are significant factors in gaining physician and payor acceptance of any new medical procedure. There can be no assurance that any such recommendations or endorsements will be obtained or that any such articles will be published. Other non-traditional techniques for screening for the risk of spontaneous preterm labor and delivery, including fetal fibronectin diagnostic tests, ultrasound and other biological markers, are in various stages of development, and such techniques may be more attractive to physicians, payors or patients than the SalEst system. There can be no assurance that the SalEst system will achieve market acceptance as an aid in identifying the risk of spontaneous preterm labor and delivery in singleton pregnancies or for any other indications or that adequate levels of reimbursement from third-party payors will be available, if at all. Failure of the SalEst system to gain market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing" and "--Third-Party Reimbursement."

UNCERTAINTY OF REIMBURSEMENT

    In the United States, physicians, hospitals and other health care providers that perform medical services generally rely on third-party payors, such as private health insurance plans, to reimburse all or part of the costs associated with the treatment of patients. Although reimbursement for other methods of screening for the risk of preterm labor and delivery has generally been available in the United States, there can be no assurance that this will continue to be the case or that adequate reimbursement will be available for the SalEst system or any future products developed by the Company. Factors that payors consider important in making reimbursement decisions for new products include (i) the cost effectiveness of the product, (ii) the results of clinical trials evidencing the product's safety and efficacy, (iii) the publication of favorable studies and peer-reviewed medical journal articles, (iv) technical reviews and assessments performed by a payor's internal technical review committees or panels and (v) how the product compares to other competing products. Failure to obtain sufficient reimbursement from third-party payors for the SalEst system would have a material adverse effect on the Company's business, financial condition and results of operations.


    A component in the reimbursement decision by most private insurers and the United States Health Care Financing Administration ("HCFA"), which administers Medicare and Medicaid, is the assignment of a Current Procedural Terminology ("CPT") code, which is used in the submission of claims to insurers for reimbursement for medical services. CPT codes are generally required for Medicare and Medicaid reimbursement and can be important in facilitating reimbursement by other third-party payors. CPT codes allow for more efficient claims processing by establishing standard billing codes. A single CPT Code generally corresponds to a unique test or procedure. CPT codes are assigned, maintained and revised by the CPT Editorial Board which is administered by the American Medical Association. The Company intends to petition the CPT Editorial Board to establish a separate CPT code for the SalEst system. CPT codes generally become effective on January 1 in each year. The Company does not expect that it will have a CPT code for the SalEst system prior to January 1, 2000. Until a CPT code is provided for the SalEst system, reimbursement may be delayed as the third party payor may be required to create its own billing code or establish another mechanism for reimbursement, if any, for the SalEst system. Additionally, until a CPT code is established, reimbursement of the SalEst system may be subjected more frequently to medical review, possibly resulting in additional delay or denial of reimbursement. There can be no assurance that the Company will be successful in obtaining a CPT code for the SalEst system. Failure to obtain a CPT code could have a material adverse effect on the Company's business, financial condition and results of operations.


    International market acceptance of the SalEst system may be dependent on, among other factors, the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and can include both government sponsored and private health care insurance. Obtaining such approvals can take 12 to 18 months or longer. Because the Company only recently obtained FDA approval with respect to the SalEst system, the Company is in the early stages of seeking reimbursement approvals for the SalEst system from third-party payors. There can be no assurance that the SalEst system will obtain any such approvals in a timely manner, if at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the SalEst system in the international markets in which the Company is seeking approvals and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Third-Party Reimbursement."


LOSS HISTORY; EXPECTATION OF FUTURE LOSSES


    The Company is a developmental stage company and has not generated any revenues from product sales. Since inception, the Company has been dependent upon external financing to pursue its intended business activities. The Company has incurred losses of approximately $11.0 million since inception and has an accumulated deficit of approximately $11.8 million through December 31, 1997. Losses have resulted principally from costs incurred in research and development activities and clinical trials and from general and administrative costs. In April 1998, the Company received FDA marketing approval to sell the SalEst system in the United States as an aid in identifying the risk of spontaneous preterm labor and delivery in singleton pregnancies. Even though the SalEst system has received FDA approval, there can be no assurance that the Company will be able to generate adequate sales to achieve profitability in the future. The Company expects that its expenses will increase substantially as the Company seeks to commercialize the SalEst system and expand indications for the SalEst system. The amount and timing of expenditures will depend on numerous factors that include, but are not limited to, the nature and timing of sales and marketing activities, the expansion of the Company's manufacturing capabilities, if any, and the Company's development efforts. The Company expects to incur additional operating losses at least through 1999. The Company's ability to achieve profitability may also be dependent on its ability to successfully obtain patent protection and regulatory approval for, and commercialize, additional indications for the SalEst system. There can be no assurance that the Company will ever achieve profitability or that profitability, if achieved, will be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


FLUCTUATIONS IN FUTURE FINANCIAL RESULTS

    The Company's future operating results are likely to fluctuate substantially from period to period and will depend upon numerous factors, many of which are outside the Company's control. Such factors include, but are not limited to, the extent to which the SalEst system gains market acceptance as a maternity management tool, the timing and level of sales through direct sales channels and strategic partners, increased research and development costs, the introduction of new products and technologies by the Company or its competitors, the rate and size of expenditures associated with the implementation of the Company's direct marketing strategy for the SalEst system in the United States, availability and cost of component parts from the Company's suppliers and developments with respect to regulatory matters.

    The Company's expenditures for research and development, sales and marketing and general and administrative functions are based in part on future revenue projections. The Company may be unable to adjust spending in a timely manner in response to any unanticipated declines in revenues, which may have a material adverse effect on the Company's business, financial condition and results of operations. The Company may be required to reduce prices in response to competitive pressures or other factors or increase spending to pursue new market opportunities. Any decline in average selling prices that is not offset by a reduction in product costs or by sales of other potential products with higher gross margins would decrease the Company's overall gross profit and adversely affect the Company's business, financial condition and results of operations. In the future, it is likely that the Company's operating results will vary from the expectations of securities analysts and investors in any given quarter and, as a result, the market price of the Common Stock would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LACK OF SALES AND MARKETING EXPERIENCE


    The Company received FDA approval to market the SalEst system in April 1998 and consequently has limited experience in marketing, sales and distribution. The Company is in the process of establishing marketing, direct sales and distribution capabilities in order to support its SalEst system commercialization efforts. The Company will be required to continue to recruit and retain highly trained salespersons, and no assurance can be given that such personnel will be available on terms acceptable to the Company. There can also be no assurance that the Company's direct sales force, if established, will be successful in marketing the SalEst system to physicians and third-party payors. In addition, due to the limited market awareness of the SalEst system, the Company believes that the sales process could be lengthy, requiring the Company to educate patients, physicians and third-party payors regarding the benefits of the SalEst system. Failure to establish an effective sales and marketing organization would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company expects to utilize strategic partners for future sales and marketing efforts. There can be no assurance that the Company will be able to identify and engage qualified strategic partners on a timely basis or on acceptable terms, if at all. In addition, in the event that the Company does enter into strategic marketing relationships, the Company will be dependent on the efforts of its strategic partners for marketing and sales in geographic territories or product or customer markets that are the responsibility of the strategic partners. Furthermore, in the event the Company licenses any of its proprietary technology to a strategic partner, the Company may be at increased risk of misappropriation of its technology by, and competition from, such strategic partner. See "--Competition; Rapid Technological Change" and "--Dependence on Patents and Proprietary Rights."


    The Company expects to rely on strategic partners for substantially all sales, marketing, regulatory and reimbursement approvals, if any, for the SalEst system outside of the United States. The Company will need to establish these strategic partnerships prior to introducing the SalEst system internationally, and there can be no assurance that it will be able to identify and engage qualified strategic partners on a timely basis or on acceptable terms, if at all. The Company may also rely on certain of these strategic partners to assist it in obtaining product registration and reimbursement approvals in certain international markets. There can be no assurance that any potential strategic partners will perform their obligations as expected or that any revenues will be derived from such arrangements. The failure to engage such strategic partners or the failure of the strategic partners to perform their obligations as expected could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing."

LIMITED MANUFACTURING EXPERIENCE


    The Company has limited manufacturing experience and is dependent on third parties for the manufacturing of clinical and commercial scale quantities of its proprietary saliva collection kits (the "Collection Kits") and its immuno assay kits. The Collection Kits are used to collect a pregnant woman's saliva for testing while the immuno assay kits are used to test the level of estriol in the collected saliva. The Company's failure to maintain existing agreements for manufacturing of clinical or commercial quantities of these components of the SalEst system or to enter into additional agreements with these or other third parties to expand commercial scale manufacturing capabilities as needed would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's current or future contract manufacturers will meet the Company's requirements for quality, quantity or timeliness. If the supply of any of the Company's Collection Kits or immuno assay kits is interrupted, alternative contract manufacturers will require prior FDA approval and Collection Kits and immuno assay kits may not be available in sufficient volumes within required timeframes, if at all, to meet the Company's production needs, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, the Company's manufacturing operations and those of its third party manufacturers are required to comply with applicable Quality System Regulations ("QSR") of the FDA, which incorporates the FDA's former current Good Manufacturing Practices ("cGMP") regulations. QSR addresses the design, controls, methods, facilities and quality assurance controls used in manufacturing, packing, storing and installing medical devices. In addition, certain international markets have quality assurance and manufacturing requirements that may be more or less rigorous than those in the United States. As part of the approval process, the Company and its contract manufacturers were inspected by the FDA for compliance with QSR requirements. The Company is also required to register as a medical device manufacturer with the FDA and the California Department of Health Services, Food and Drug Branch ("CDHS") and to list its products with the FDA. Therefore, the Company is subject to biannual inspections by the FDA and CDHS for compliance with QSR requirements. There can be no assurance that the Company or its contract manufacturers will continue to be in compliance with QSR requirements. Failure to comply with applicable QSR or any applicable international requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing" and "--Government Regulation."

LIMITED LABORATORY OPERATING EXPERIENCE


    The Company has limited experience in operating a clinical laboratory and providing laboratory results to physicians and other users of the SalEst system. Prior to April 1998, the laboratory did not have a license to perform analyses of patient samples for patient management. Consequently, to date, the laboratory has only analyzed over 13,000 clinical trial samples in connection with the Company's PMA application. Following the launch of the SalEst system, the laboratory may be required to process and analyze samples in greater quantities and shorter time-frames than it has processed to date. Failure to make this transition successfully would have a material adverse effect on the Company's business, financial condition and results of operations. In the future, the Company may evaluate the possibility of contracting with commercial laboratories to analyze the Company's tests. However, the Company currently has no plans to do so and there can be no assurance that any laboratory will be qualified or willing to perform such tests on commercially reasonable terms, if at all. Failure by the Company to provide accurate and cost-efficient laboratory services would have a material adverse effect on the Company's business, financial condition and results of operations and could expose the Company to significant liability in the event of errors in determining or reporting test results.



    The Company's proposed laboratory operations will be regulated by HCFA, under the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"), and comparable state agencies. CLIA is intended to ensure the quality and reliability of all medical testing in laboratories in the United States by requiring such facilities to obtain certification and to demonstrate such testing meets specified standards in areas such as personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurances and inspections. The regulations promulgated under CLIA have established three levels of regulatory control based on test complexity, defined as "waived," "moderately" and "highly" complex. The SalEst system has been categorized as a highly complex test. In April 1998, the Company was notified by HCFA that the laboratory had obtained CLIA certification. Failure to meet CLIA requirements can result in a wide variety of sanctions, including suspension, limitation or revocation of the CLIA certificate and civil and criminal penalties. Additionally, failure to maintain the CLIA certification will prevent the Company from receiving third-party payments for laboratory services performed. Failure to maintain CLIA certification, would have a material adverse effect on the Company's business, financial condition and results of operations.



    In addition to the requirements under CLIA, the Company will need to register with and be certified by CDHS as a clinical laboratory. In April 1998, the laboratory was inspected by the State of California and received no deficiencies notices. The Company has been notified that its laboratory operations are licensed by the State of California. The Company must also register with five additional states that require specific registration prior to allowing the Company to analyze and report results from samples obtained from the citizens of those states. These states are New York, Florida, Maryland, Rhode Island and Nevada. The Company has applied for the appropriate license in each of these states and anticipates receiving such license prior to the currently planned launch date of the SalEst system in Florida, Maryland, Rhode Island and Nevada, although there can be no assurance that this will be the case. It is anticipated that the Company may receive the appropriate license from New York up to 30 days after the currently planned launch date of the SalEst system in New York, although there can be no assurances that this will be the case. Failure to obtain and maintain these certificates, particularly the State of California certificate, or similar certificates which may be required by other states in the future could have a material adverse effect on the Company's business, financial condition and results of operations.


MANAGEMENT OF GROWTH

    In connection with the commercialization of the SalEst system, the Company has begun and intends to continue to significantly expand the scope of its operations, particularly in sales and marketing. Such activities have placed, and may continue to place, a significant strain on the Company's resources and operations. The Company's ability to effectively manage such growth will depend upon its ability to attract, hire and retain highly qualified employees and management personnel. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The Company's success will also depend on the ability of its officers and key employees to continue to implement and improve the Company's operational, management information and financial control systems, of which there can be no assurance. The Company's inability to manage growth effectively would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing" and "--Employees" and "Management."

FUTURE CAPITAL REQUIREMENTS

    The Company's future capital requirements will depend upon numerous factors that include, but are not limited to, the extent and timing of future SalEst system sales, if any, the nature, timing and success of the Company's clinical research and product development programs, the receipt of and time required to obtain regulatory authorizations and the level of resources the Company devotes to developing its sales, marketing and manufacturing capabilities. The timing and amount of such capital requirements cannot be predicted accurately. There can be no assurance that the Company will not require additional financing through bank facilities, debt or equity offerings or other sources of capital and that additional funding will be available on terms acceptable to the Company, if at all. Insufficient capital or a lack of access to additional capital would impair the Company's ability to pursue its business objectives, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION; RAPID TECHNOLOGICAL CHANGE

    The Company competes with providers of traditional and other methods for screening for the risk of spontaneous preterm labor and delivery. Several health care organizations have developed commercially available risk screening and management programs for preterm labor and delivery, most of which use the traditional method of risk identification. Other approaches for screening for the risk of spontaneous preterm labor and delivery are in various stages of development and market acceptance. Currently, Adeza Biomedical Corporation ("Adeza") markets the only FDA-approved immunodiagnostic test for the assessment of likelihood of preterm delivery. Adeza's fetal fibronectin immuno assay was approved for marketing as a diagnostic aid for symptomatic patients in 1995 and in January 1997, it was approved for the screening of asymptomatic patients to detect the risk of preterm delivery at less than 34 completed weeks of gestation. Recently, vaginally inserted ultrasound probes have been used to assess cervical length and dilation and as a tool for determining the risk of spontaneous preterm labor and delivery. Additionally, various biological markers are being studied as early markers of spontaneous preterm labor and delivery.

    The health care industry is characterized by extensive research efforts and rapid technological progress. Other companies and institutions, including many major medical device and pharmaceutical companies, are engaged in the research and development of products that may compete directly with the SalEst system or the Company's other potential products. The Company believes that important competitive factors include the relative speed with which companies can develop products, establish clinical utility, complete clinical testing, obtain regulatory approval, obtain third-party reimbursement and supply commercial quantities of the product to the market. Many of the Company's current and potential competitors have substantially greater financial, technological, research and development, regulatory and clinical, marketing and sales, and personnel resources than the Company. These competitors may also have greater experience in developing products, conducting clinical trials, obtaining regulatory approvals, and manufacturing and marketing such products. Certain of these competitors may obtain patent protection, approval or clearance by the FDA or foreign countries or product commercialization earlier than the Company, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, to the extent that the Company commences significant commercial sales of the SalEst system or any future products, it will be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it currently has limited experience. See "Business--Competition."

DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS


    The Company holds two United States patents relating to the SalEst system. One of the issued patents covers the use of estriol measurement to screen for the potential onset of preterm labor, and the other covers the use of estriol measurement to monitor tocolytic therapy. The Company has recently received Notice of Allowance from the United States Patent and Trademark Office (the "USPTO") on the claims on two patent applications that cover the design and use of the Collection Kit. A Notice of Allowance is issued by the USPTO when it has determined that claimed patents are allowable. If, following receipt of a Notice of Allowance a company pays the requested fees within the designated time frame, the USPTO will typically issue a patent with respect to such allowed claims. The Company paid the requested fees in May 1998 and is awaiting issuance of the patents. The Company has patent applications pending in the United States, Canada, Japan and certain European countries. The Company's ability to compete effectively will depend substantially on its ability to develop and maintain proprietary aspects of its technology. In particular, the Company's success will depend in large part on its ability to obtain United States and foreign patent protection for its products, preserve its trade secrets and operate without infringing on the proprietary rights of third parties. There can be no assurance that the Company's issued patents or any future patents that may be issued will offer any degree of protection to the Company's products against competitive products. There can also be no assurance that any additional patents will be issued from any of the patent applications owned by or licensed to the Company, or that any patents that currently are or may be issued or licensed to the Company or any of the Company's patent applications will not be challenged, invalidated or circumvented in the future, or that any patents issued to or licensed by the Company will not be infringed upon or circumvented by others. In addition, there can be no assurance that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Patent law relating to certain of the Company's fields of interest, particularly as to the scope of claims in issued patents, is still developing and it is unclear how this uncertainty will affect the Company's patent rights.

    The medical device and diagnostic industries have been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in these industries have employed intellectual property litigation as a strategy to gain a competitive advantage. There can be no assurance that the Company will not in the future become subject to patent infringement claims and litigation or interference proceedings declared by the USPTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to or licensed to the Company, to protect the Company's trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others.

    Although there are currently no pending claims or lawsuits against the Company regarding any possible infringement claims, there can be no assurance that infringement claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not have a material adverse effect on the Company's business, financial condition and results of operations. Any litigation or interference proceedings involving the Company will result in substantial expenses to the Company and significant diversion of resources by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties, which could involve substantial costs and could include ongoing royalties. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling the SalEst system, which would have a material adverse effect on the Company's business, financial condition and results of operations.


    In addition to patents, the Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements. These agreements generally provide that all confidential information developed or made known to the individual by the Company during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company. The Company requires its employees to enter into a confidentiality and proprietary information agreement. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. See "Business--Patents and Proprietary Rights."


DEPENDENCE ON KEY PERSONNEL

    The Company is highly dependent on the members of its management and scientific teams. The loss of the services of one or more of these individuals could impede the achievement of its research and development or strategic objectives. Because of the specialized scientific nature of the Company's business, the Company is also highly dependent upon its ability to continue to attract and retain qualified scientific and technical personnel. The Company intends to hire a significant number of employees, particularly in sales and marketing, in 1998. There is intense competition for qualified personnel in the areas of medical devices and diagnostics, and there can be no assurance that the Company will be able to continue to recruit and retain the qualified personnel necessary for the development of its business. Failure to recruit and retain key personnel would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management--Executive Officers and Directors."

PRODUCT LIABILITY AND LIMITED INSURANCE COVERAGE


    The medical device and diagnostic industries have historically been litigious, and the Company faces an inherent business risk of financial exposure to product liability claims. Such claims could potentially relate to inaccurate test results from the SalEst system, misdiagnosis by a physician utilizing the SalEst system or errors by the Company's laboratory personnel, among other potential sources of product liability claims. Although the Company has not experienced any claims to date, there can be no assurance that the Company will not experience losses due to product liability claims in the future. The Company currently carries product liability insurance that, in general, covers product liability claims of the type described up to the policy's coverage limits. Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. There can be no assurance that product liability insurance will continue to be available to the Company at a reasonable cost, if at all, or that such product liability insurance will be adequate. The Company may require increased product liability coverage to the extent its products are commercialized and as it provides increased laboratory services. Furthermore, there can be no assurance that the Company will have sufficient resources to satisfy any liability or litigation expenses that may result from any uninsured or underinsured claims. Any claims or series of claims against the Company, regardless of their merit or eventual outcome, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing" and "--Product Liability Insurance."


UNCERTAINTY RELATED TO GOVERNMENT REGULATION

    The manufacture and sale of diagnostic products, including the SalEst system, are subject to extensive regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. The process of obtaining and maintaining required regulatory clearance and approvals is lengthy, expensive and uncertain. Failure to comply with FDA and other applicable regulatory requirements can result in, among other things, Warning Letters, fines, injunctions, civil penalties, recall or seizure of product, total or partial suspensions of production, withdrawal of previously granted clearances or approvals and criminal prosecution. There are two principal FDA regulatory review paths for medical devices: the 510(k) premarket notification ("510(k)") process and the premarket approval ("PMA") process. The PMA process typically requires the submission of more extensive clinical data and is generally more costly and time consuming to complete than the 510(k) process. In addition, certain material changes to medical devices already cleared or approved by the FDA are also subject to FDA review and clearance or approval prior to marketing and sale in the United States. Moreover, regulatory clearances and approvals, if granted, may include significant limitations on the intended uses for which a product may be marketed. Delays in receipt of or failure to receive such clearances and approvals, the loss of previously obtained clearances or approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, no assurance can be given that any new products or applications developed by the Company will not require approval under the lengthy and expensive PMA process or that such approval will be received on a timely basis, if at all.


    In April 1998 the Company received PMA approval by the FDA to market the SalEst system in the United States as an aid in identification of risk of spontaneous preterm labor and delivery in singleton pregnancies. Nonetheless, in the future, it will be necessary for the Company to file PMA supplements and receive additional regulatory approvals for other applications or indications of the SalEst system or for new or modified products.


    The FDA and regulatory authorities in other countries impose numerous additional requirements with which medical device manufacturers must comply. FDA enforcement policy, subject to only minor exceptions, strictly prohibits the promotion of approved medical devices for uses other than those specifically cleared or approved for marketing by the FDA. There can be no assurance that the Company will not incur significant costs in complying with applicable laws and regulations or changes in laws or regulations, or that laws and regulations will not have a material adverse effect on the Company's products.

    The Company's manufacturing operations and those of its contract manufacturers are required to comply with applicable QSR requirements, which incorporates the FDA's former cGMP regulations. QSR addresses the design, controls, methods, facilities and quality assurance controls used in manufacturing, packing, storing and installing medical devices. In addition, certain international markets have quality assurance and manufacturing requirements that may be more or less rigorous than those in the United States. Failure to comply with QSR or any applicable international requirements could have a material adverse effect on the Company's business, financial condition and results of operations. Ongoing compliance with QSR and other applicable regulatory requirements will be monitored through periodic inspections by federal and state agencies, including the FDA and the CDHS, and by comparable agencies in other countries.

    Sales of medical devices outside of the United States are subject to regulatory requirements that vary from country to country. The time required to obtain clearance or approval for sale internationally may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. The Company has not yet obtained any international regulatory approvals for the SalEst system. There can be no assurance that the Company will be able to obtain the required marketing clearance or approval for the SalEst system or any future products in a timely manner, if at all. In addition, significant costs and requests by regulators for additional information may be encountered by the Company in its efforts to obtain regulatory approvals. Any such events could substantially delay or preclude the Company from marketing its products in the United States or other countries. See "Business--Government Regulation."

DEPENDENCE ON KEY SUPPLIERS


    The Company relies upon sole source suppliers for certain of the key components of its Collection Kit and immuno assay kit. Horizon Medical, Inc. ("Horizon") has contracted with the Company to supply the Collection Kit to the Company based upon a rolling twelve month forecast. The forecast is considered a firm commitment on the part of the Company with respect to its forecasted orders for the next immediate quarter. Although changes from the forecast may be made, subject to certain limitations, for subsequent quarters, there is a risk of excess or inadequate inventory if orders do not match forecasts. Additionally, Bioserv, Inc. has contracted with the Company to supply an enzyme utilized in the immono assay kit pursuant to an agreement similar to that between the Company and Horizon. The Company currently secures its entire supply for such products under these arrangements, but is not obligated to do so. The Company obtains other components of the immuno assay kit from two other suppliers, one of which supplies an enzyme and the other of which supplies a certain plastic component. Such components are purchased pursuant to invoices or orders communicated by telephone. If the Company were to experience discontinuation or unavailability of such components, the qualification, including regulatory certification, of additional sources would be required or, if no alternative sources were identified, product design changes may be necessary. Furthermore, any required design changes could require regulatory submissions and approvals. Any extended delays in product deliveries resulting from pursuing and qualifying additional sources of supply or obtaining necessary regulatory approvals would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."


RISK OF INTERNATIONAL SALES AND OPERATIONS

    The Company expects that international sales may in the future account for a portion of the Company's total revenues. International sales and operations are subject to a number of risks, including the imposition of government controls, export license requirements, restrictions on the export of critical technology, political and economic instability or conflicts, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations, problems in establishing or managing distributor relationships and general economic conditions. In addition, as the Company expands its international operations, it may be required to invoice its sales in local currencies. Consequently, fluctuations in the value of foreign currencies relative to the United States dollar may adversely affect the Company's business, financial condition and results of operations.



    Although the Company has applied for patents in Canada, Japan and certain European countries, the Company has not applied for testing, manufacturing or marketing clearance or other regulatory approvals in any country outside the United States to date and does not currently intend to apply directly for such clearances or approvals in the future. The Company expects that such clearances or approvals, if any, will be applied for by the Company's strategic partners, if any, in the applicable international territory. Consequently, the Company's international sales and operations will be highly dependent upon the Company's ability to identify and engage qualified international strategic partners and to do so on a timely basis and on acceptable terms. There can be no assurance that the Company will be successful in so identifying and engaging strategic partners, and failure to identify and engage qualified international strategic partners could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, there can be no assurance that the Company will be successful in obtaining foreign regulatory clearances, approvals or certifications through any such strategic partner or otherwise. Failure to receive such clearances, approvals or certifications on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing" and "--Government Regulation."


BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS

    The Company intends to use the net proceeds from this offering for the following purposes: (i) to develop sales, marketing and distribution capabilities for the SalEst system; (ii) to expand research and development activities, including the development of new chemical assays; (iii) to expand clinical trials to support product development and marketing activities; and
(iv) to provide working capital for general corporate purposes. The Company's management and Board of Directors will have broad discretion with respect to the application of such proceeds, and the amounts actually expended by the Company for working capital purposes may vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash, if any, generated by the Company's operations. See "Use of Proceeds."

ADVERSE EFFECT OF CONCENTRATION OF OWNERSHIP

    Following the completion of this offering, officers and directors of the Company, together with entities affiliated with them, will beneficially own
approximately     % of the Common Stock of the Company (    % if the
over-allotment option is exercised in full). These stockholders, acting as a group, will continue to be able to control the election of all members of the Company's Board of Directors and to determine all corporate actions after the sale of the Shares offered hereby. The voting power of these stockholders could also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders" and "Description of Capital Stock."

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS AND DELAWARE LAW

    The Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") authorizes the Board of Directors, without stockholder approval, to issue additional shares of Common Stock and to fix the rights, preferences and privileges of and issue up to 5,000,000 shares of Preferred Stock with voting, conversion, dividends and other rights and preferences that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock, rights to purchase preferred stock or additional shares of Common Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or otherwise discourage or prevent certain transactions involving an actual or potential change in control of the Company. Further, the Restated Certificate provides that any action required or permitted to be taken by stockholders of the Company after this offering must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Special meetings of stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of this company. The Restated Certificate provides for a classified board of directors and specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. Amendment of these provisions requires the vote of stockholders holding at least two-thirds of the Company's outstanding shares. In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. These provisions could discourage or prevent certain transactions involving an actual or potential change in control of the Company.

    In addition, the Company's Board of Directors has approved a Stockholder Rights Plan under which a dividend of one right (a "Right") to purchase one one-hundredth of a share of the Company's Series F Junior Participating Preferred Stock for each outstanding share of Common Stock of the Company has been declared and will be distributed to stockholders of record as of the effective date of this offering. The Rights may have the effect of rendering it more difficult or discouraging an acquisition of the Company deemed undesirable by the Company's Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Board of Directors, except pursuant to an offer conditioned upon the cancellation, purchase or redemption of the Rights, and may therefore discourage or prevent certain transactions involving an actual or potential change in control of the Company. See "Description of Capital Stock."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after this offering. The initial public offering price, which will be determined by negotiations between the Company and the Underwriters, will not necessarily be indicative of the market price at which the Common Stock of the Company will trade after this offering. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. In addition, in recent years the stock market in general, and the shares of medical device companies in particular, have experienced extreme market price fluctuations. These broad market and industry fluctuations may have a material adverse effect on the market price of the Common Stock of the Company. In the future, it is likely that the Company's operating results will vary from the expectations of securities analysts and investors in any given quarter and, as a result, the market price of the Common Stock would be materially and adversely affected. Announcements of technological innovations or new commercial products by the Company or its competitors, disputes or other developments concerning proprietary rights, including patents and litigation matters, publicity regarding new products or technologies under development by the Company, its licensors or its competitors, general market conditions, quarterly fluctuations in the Company's revenues and financial results, as well as the other factors described in these "Risk Factors" and elsewhere in this Prospectus could have a material adverse effect on the market price of the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lockup agreements pursuant to which all directors and officers and certain stockholders of the Company have agreed not to sell or otherwise dispose of any of their shares without the prior written consent of NationsBanc Montgomery Securities LLC. However, NationsBanc Montgomery Securities LLC may at any time without notice release all or any portion of the securities subject to lockup agreements. The Company has agreed with NationsBanc Montgomery Securities LLC not to release any stockholder from any such lockup agreement between the Company and such stockholder without the consent of NationsBanc Montgomery Securities LLC. As a result of such restrictions and based upon the number of shares outstanding as of January 31, 1998, on the date of this Prospectus,
265,061 shares, other than the         shares offered hereby, will be eligible
for sale in the public market. An additional 14,291,896 shares and 919,073 shares issuable upon exercise of outstanding vested options will be eligible for sale 180 days after the date of this Prospectus upon expiration of such lockup agreements and subject to compliance with certain restrictions set forth in the rules promulgated under the Securities Act. After this offering, the holders of approximately 13,007,408 shares of Common Stock will be entitled to certain demand and piggyback registration rights with respect to registration of such shares under the Securities Act. If such holders, by exercising their demand or piggyback registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Common Stock. If the Company were to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock--Registration Rights" and "Shares Eligible For Future Sale."

IMMEDIATE AND SUBSTANTIAL DILUTION


    Purchasers of the shares of Common Stock offered hereby will experience
immediate and substantial dilution of $    in the net tangible book value per
share of their investment from the initial public offering price. Additional dilution will occur upon exercise of outstanding options, including upon exercise of outstanding vested options with respect to 919,073 shares of Common Stock which will be eligible for sale 180 days after the date of this Prospectus upon expiration of lockup agreements. See "Dilution" and "Shares Eligible For Future Sale; Registration Rights."


ABSENCE OF DIVIDENDS

    The Company has not paid any cash dividends and does not presently intend to pay cash dividends. The Company currently intends to retain all available funds and any future earnings for use in the operations of its business. It is not likely that any cash dividends will be paid in the foreseeable future. See "Dividend Policy."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Prospectus including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the ability of the Company to successfully commercialize the SalEst system and any future products, the ability of the Company to develop additional products, the ability of the Company to obtain third-party reimbursement for the SalEst system and any future products and the Company's ability to manage future growth, if any. Certain of these factors are discussed in more detail elsewhere in this Prospectus including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the shares of Common Stock
offered hereby at an assumed public offering price of $    per share are
estimated to be $        ($        if the Underwriters' over-allotment option is
exercised in full). The Company intends to use the net proceeds from this offering for the following purposes: (i) approximately $12.0 million to develop sales, marketing and distribution capabilities including hiring a direct sales force, developing appropriate product promotional materials and covering the initial launch of the SalEst system; (ii) approximately $7.0 million to expand research and development activities, including the development of new chemical assays for SalEst system enhancements or new products; (iii) approximately $1.0 million to expand clinical trials to include cost/benefit studies for marketing activities and to support product development; and (iv) approximately $12.0 million to provide working capital for general corporate purposes. The amounts and timing of the Company's expenditures may vary significantly from those described above depending upon numerous factors, including market acceptance of the SalEst system, expenditures required for the Company's research and development programs, the results of clinical trials, the timing of regulatory actions, the availability of reimbursement by third-party payors and the timing of the transition to commercial-scale manufacturing of the SalEst system. Pending use of the net proceeds for the above purposes, the Company plans to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities.


                                DIVIDEND POLICY

    The Company has paid no cash dividends on its capital stock and does not anticipate that it will pay cash dividends on its capital stock in the foreseeable future. The Company currently intends to retain all available funds and any future earnings for use in the operations of its business. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements, and other factors deemed relevant by the Company's Board of Directors.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1997 (i) on a historical basis which reflects the conversion of all outstanding shares of Preferred Stock into Common Stock immediately prior to the effectiveness of the registration statement for this offering and (ii) as
adjusted to give effect to the sale of       shares of Common Stock offered by
the Company hereby at an assumed initial public offering price of $    per share
and application of the net proceeds therefrom, the issuance of the Dividend Shares and the issuance of the Warrant Shares. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                                                                              DECEMBER 31, 1997
                                                                                           -----------------------
                                                                                           HISTORICAL  AS ADJUSTED
                                                                                           ----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
Preferred Stock, par value $.001 per share, 14,004,513 shares authorized, no shares issued and outstanding historical; 5,000,000 shares authorized, no shares issued and
  outstanding as adjusted................................................................  $       --   $
Common Stock, par value $0.001 per share; 23,246,164 shares authorized and 13,826,312 shares issued and outstanding, historical (1); 30,000,000 shares authorized and
  shares issued and outstanding as adjusted (2)..........................................          14
Additional paid-in capital...............................................................      19,425
Deferred compensation....................................................................        (729)       (729)
Unrealized gain on investments...........................................................          73          73
Deficit accumulated during the development stage.........................................     (11,755)    (11,755)
                                                                                           ----------  -----------
    Total capitalization.................................................................  $    7,028   $
                                                                                           ----------  -----------
                                                                                           ----------  -----------


------------------------

(1) Excludes as of December 31, 1997 (i) 1,719,588 shares of Common Stock issuable upon exercise of outstanding options under the Company's option plans, (ii) the Warrant Shares and (iii) the Dividend Shares. See "Management--Employee Benefit Plans" and Note 4 to Financial Statements.

(2) Excludes 1,719,588 shares of Common Stock issuable upon exercise of outstanding options under the Company's option plans as of December 31, 1997.

                                    DILUTION

    The historical net tangible book value of the Company as of December 31, 1997 (assuming the conversion of all outstanding shares of Preferred Stock into Common Stock ) was approximately $7.0 million, or $0.51 per share of Common Stock. The historical net tangible book value per share is determined by dividing the historical net tangible book value (tangible assets, less total liabilities, including cumulative dividends to be settled by the Dividend Shares) of the Company by the number of shares of Common Stock outstanding, including shares of Common Stock to be issued from the conversion of the Preferred Stock immediately prior to the effectiveness of the registration statement for this offering. Without taking into account any other changes in the net tangible book value after December 31, 1997, other than to give effect to (i) the receipt by the Company of the estimated net proceeds from the sale of shares of Common Stock offered by the Company hereby at an assumed initial
public offering price of $    per share and (ii) the effect of the issuance of
the Warrant Shares and the Dividend Shares, the pro forma net tangible book
value of the Company as of December 31, 1997 would have been $      or $    per
share. This represents an immediate increase in the net tangible book value of
$    per share to existing stockholders and an immediate dilution of $    per
share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price...............................             $
    Historical net tangible book value per share before the offering
      (1)...........................................................  $    0.51
    Increase per share attributable to new investors (2)............
                                                                      ---------
Pro forma net tangible book value after offering....................
                                                                                 ---------
Dilution to new investors...........................................
                                                                                 ---------
                                                                                 ---------

    The following table summarizes, on a pro forma basis as of December 31, 1997, the difference between the existing stockholders and purchasers of new
shares in the offering (at an assumed initial public offering price of $    per
share and before deducting underwriting discounts and estimated offering expenses payable by the Company) with respect to the number of Shares purchased from the Company, the total consideration paid and the average price per share paid:

                                                                                               TOTAL
                                                                  SHARES PURCHASED         CONSIDERATION        AVERAGE
                                                               ----------------------  ----------------------  PRICE PER
                                                                NUMBER      PERCENT     AMOUNT      PERCENT      SHARE
                                                               ---------  -----------  ---------  -----------  ----------
Existing stockholders (3)....................................
New investors................................................
    Total....................................................                  100.0%                  100.0%

------------------------

(1) Excludes the effect of the issuance of the Warrant Shares. If the issuance of the Warrant Shares is included, then historical net tangible book value per share before the offering would amount to $0.52.

(2) The foregoing tables assume no exercise of the Underwriters' over-allotment option and no exercise of outstanding options under the Company's option plans. As of December 31, 1997, options to purchase 1,719,588 shares of Common Stock were outstanding under the Company's option plans with a weighted average exercise price of $0.33 per share. The foregoing tables also exclude 1,000,000 shares reserved for issuance under the 1998 Stock Option Plan, 500,000 shares reserved for issuance under the 1998 Employee Stock Purchase Plan and 300,000 shares reserved for issuance under the 1998 Directors Stock Option Plan. To the extent that options are exercised and shares of Common Stock are issued, there will be further dilution to new investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Management--Employee Benefit Plans" and "Description of Capital Stock."

(3) Includes the effect of the issuance of the Warrant Shares and the Dividend Shares.

                            SELECTED FINANCIAL DATA

    The selected balance sheet data as of December 31, 1996 and 1997 and the selected statement of operations data for the years ended December 31, 1995, 1996 and 1997 have been derived from the audited financial statements of the Company that are included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1993 and 1994 and the balance sheet data as of December 31, 1993, 1994 and 1995 have been derived from audited financial statements of the Company not included in this Prospectus. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                    YEAR ENDED DECEMBER 31,
                                                                     -----------------------------------------------------
                                                                       1993       1994       1995       1996       1997
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Expenses:
  Research and development.........................................  $     360  $     767  $   1,059  $   2,156  $   1,989
  General and administrative.......................................        225        330        676      1,465      1,964
                                                                     ---------  ---------  ---------  ---------  ---------
      Operating loss...............................................       (585)    (1,097)    (1,735)    (3,621)    (3,953)
Interest income....................................................          6         11         28         58        110
                                                                     ---------  ---------  ---------  ---------  ---------
Net loss...........................................................       (579)    (1,086)    (1,707)    (3,563)    (3,843)
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
Basic net loss per share (1).......................................  $    (.34) $    (.38) $    (.37) $    (.48) $    (.35)
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
Shares used in computing basic net loss per share..................      1,703      2,842      4,593      7,365     10,857
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------


                                                                                         DECEMBER 31,
                                                                     -----------------------------------------------------
                                                                       1993       1994       1995       1996       1997
                                                                     ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
    Cash, cash equivalents and short-term investments..............  $     502  $     853  $   1,106  $   1,440  $   8,268
    Working capital................................................        432        715        837        489      6,905
    Total assets...................................................        508        857      1,174      1,533      8,497
    Stockholders' equity...........................................        438        718        900        523      7,028

------------------------

(1) See Note 2 of Notes to Financial Statements for an explanation of the shares used in computing per share amounts.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE DISCUSSION BELOW CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE BASED ON THE BELIEFS OF THE COMPANY'S MANAGEMENT, AS WELL AS ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO, THE COMPANY'S MANAGEMENT. THE COMPANY'S FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED IN, OR IMPLIED BY, ANY SUCH FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS" FOR A DISCUSSION OF FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH MATERIAL DIFFERENCES. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    Biex is a women's health care company focused on developing and marketing innovative solutions for maternity management. The Company's SalEst system is a screening system that aids in the identification of women at risk of spontaneous preterm labor and delivery in singleton pregnancies (i.e., pregnancies in which there is only a single fetus). The SalEst system measures the level of estriol, an estrogen hormone considered critical in preparing the uterus for labor and delivery, in a pregnant woman's saliva. From its inception in 1991 until the end of 1997, the Company's primary focus has been on obtaining FDA approval for the SalEst system. The Company filed a PMA application with the FDA during the summer of 1997 to obtain marketing approval of the SalEst system to be used as an aid in screening for the risk of spontaneous preterm labor and delivery and received approval from the FDA in April 1998. The Company is preparing to commercially launch the SalEst system in the United States.


    Since its inception, the Company's primary operating activities have consisted of research and development, patent related activities, clinical trials, personnel recruitment and raising capital. From inception through December 31, 1997, the Company had an accumulated deficit of approximately $11.8 million. The Company anticipates that operating losses will continue and will increase until the Company's SalEst system generates adequate sales to enable the Company to achieve profitability. The Company is working to structure reimbursement rates for the SalEst system with major third-party payors in the United States. The Company does not expect to achieve significant sales unless and until such reimbursement approvals are obtained for the SalEst system. To date, the Company's operations have been funded primarily by equity financing.

    The Company intends to sell the SalEst system through a direct sales force that will target physicians and payors. The Company is also seeking strategic partners in the United States to access these customers. Additionally, the Company intends to pursue commercial introduction of the SalEst system internationally through strategic partners which have significant market presence and experience in the international women's health care market. It is expected that these international partners would be responsible for all sales, marketing, regulatory and reimbursement approvals for the SalEst system in their respective territories.

    The Company expects to incur substantial costs related to sales and marketing activities associated with the United States launch of the SalEst system, expansion of laboratory capabilities, clinical trials, regulatory activities and product and process development. It is expected that there will be a significant delay between the increased levels of spending and any resulting increase in revenues. Accordingly, the Company expects to remain unprofitable through at least 1999. There can be no assurance that the Company will become profitable after that time or, that if it becomes profitable, it will remain so in future periods. The Company's future operating results are likely to fluctuate substantially from period to period and will depend upon numerous factors, many of which are outside the Company's control. Such factors include, but are not limited to, the extent to which the SalEst system gains market acceptance as a maternity management tool, the timing and level of sales through direct sales channels and strategic partners, increased research and development costs, the introduction of new products and technologies by the Company or its competitors, the rate and size of expenditures associated with the implementation of the Company's direct marketing strategy of the SalEst system in the United States, availability and cost of component parts from the Company's suppliers and developments with respect to regulatory matters.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996


    RESEARCH AND DEVELOPMENT COSTS. Research and development costs generally comprise salaries paid to employees engaged in research and development activities, clinical trials, new marker evaluation, travel and laboratory supplies. Research and development costs decreased approximately 10% to $2.0 million in 1997 from $2.2 million in 1996. This decrease was primarily attributable to the completion of the Company's pivotal clinical trial for the SalEst system in December 1996, partially offset by increases due to new employee hiring and chemical assay development.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses generally comprise salaries paid to all employees other than those engaged in research and development activities and aggregate fees paid to outside professionals, including legal and accounting fees and fees for consulting services paid to information specialists, as well as travel and facilities. General and administrative expenses increased approximately 33% to $2.0 million in 1997 from $1.5 million in 1996. This increase was primarily due to the hiring of additional marketing and administrative staff.


    DEFERRED COMPENSATION. Deferred compensation of $747,000 was recorded in 1997, representing the difference between the exercise prices of certain options granted and the deemed fair value of the Company's Common Stock on the grant dates. Deferred compensation expense of $18,000 attributed to such options was amortized during the year ended December 31, 1997. The remaining deferred compensation will be amortized over the vesting period of the options (generally four years).


    INTEREST INCOME. Interest income increased approximately 90% to $110,000 in 1997 from $58,000 in 1996 due to higher average cash balances in 1997 resulting from the Company's sale of equity securities.



    NET LOSS. As a result of the factors described above, net loss increased approximately 6% to $3.8 million in 1997 as compared to $3.6 million in 1996.


YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995


    RESEARCH AND DEVELOPMENT COSTS. Research and development costs increased approximately 100% to $2.2 million in 1996 from $1.1 million in 1995. This increase was primarily due to clinical trial costs related to the Company's pivotal clinical trial for the SalEst system.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased approximately 122% to $1.5 million in 1996 from $676,000 in 1995. This increase was primarily due to the hiring of marketing and administrative staff, market research expenses and moving expenses and operating costs associated with the Company's relocation to California from Colorado.



    INTEREST INCOME. Interest income increased approximately 107% to $58,000 in 1996 from $28,000 in 1995 due to higher average cash balances in 1996 resulting from the Company's sale of equity securities.



    NET LOSS. As a result of the factors described above, net loss increased approximately 112% to $3.6 million in 1996 as compared to $1.7 million in 1995.


LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations since its inception through private placements of its equity securities, supplemented by interest income earned on investments of cash. Since inception, the Company has raised aggregate gross proceeds of $18.9 million from the sale of equity securities through private placements. At December 31, 1997, the Company had cash, cash equivalents and short-term investments totaling $8.3 million and working capital of $6.9 million.


    The Company has a lease line of credit under which it may enter into operating leases for up to $700,000 of furniture, fixtures and equipment. The line of credit expires in September 1998. The Company has no indebtedness. Although the Company has no commitments to purchase capital equipment, it expects that it will make such purchases in the future and anticipates that the credit line, together with existing working capital resources, will be sufficient to cover such anticipated purchases over the next twelve months.


    From inception through December 31, 1997, the Company's cash used for operating activities and capital expenditures was $10.3 million and $159,000, respectively. The operating expenditures were used primarily to finance research and development and clinical trials, marketing research and general administration. The Company expects that amounts expended historically are not indicative of future expenditures, which the Company believes will increase significantly. The Company expects to continue to incur substantial expenses related to the further development of its products and technologies, acquisition of rights to additional clinical markers, and sales and marketing. These expenses will include, but are not limited to, increases in personnel and personnel related costs, inventory and capital expenditures, and may also include costs of facilities expansion.


    The Company believes that existing capital resources, together with the net proceeds of this offering and the interest income earned thereon, will satisfy the Company's working capital requirements and expected capital expenditures for at least the next 12 months. However, the Company's capital requirements depend upon numerous factors, including the commercialization of the SalEst system, progress of the Company's clinical research and product development programs, the receipt of and time required to obtain regulatory authorizations and the resources the Company devotes to developing, manufacturing and marketing its products, as well as other factors. The timing and amount of such capital requirements cannot accurately be predicted. It is possible that the Company will require additional funding. There can be no assurance that additional funding will be available on terms acceptable to the Company, or at all. Insufficient capital may require the Company to delay, scale back or eliminate certain of its research and development programs or to attempt to license to third parties the rights to commercialize products or technologies that the Company itself would otherwise undertake.


    The Company does not anticipate any significant costs, problems or uncertainties associated with the "Year 2000" issue with regard to the Company's financial reporting and other data processing systems. The Company uses an outside provider to process its payroll and the provider has informed the Company that the provider's systems are Year 2000 compliant.

    As a result of the net losses incurred from inception, the Company has not incurred any income tax obligations. As of December 31, 1997, the Company has $5.6 million of net operating loss carryforwards for income tax purposes, $4.8 million of capitalized start-up costs, and $101,000 of research and development tax credits available to offset future federal income tax, subject to limitations for alternative minimum tax. The net operating loss and credit carryforwards are subject to examination by the tax authorities and expire in various years from 2006 through 2012. The Internal Revenue Code contains provisions that may limit the net operating loss and credit carryforwards available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interest. The principal differences between losses for financial and tax reporting purposes are the result of the capitalization of start-up costs for tax purposes.

                                    BUSINESS

THE COMPANY


    Biex is a women's health care company focused on developing and marketing innovative solutions for maternity management. The Company's proprietary SalEst system, which measures the level of the hormone estriol in a pregnant woman's saliva, received FDA approval in April 1998 after expedited review as an aid in identifying women at risk of spontaneous preterm labor and delivery in singleton pregnancies. The Company believes the SalEst system's ability to aid in the accurate identification of those women most likely to deliver at term is a powerful tool in the clinical management of pregnancies inaccurately categorized as high risk by traditional screening methods. These inaccuracies often result in unnecessary and costly interventions and treatments. In addition, clinical results demonstrate that the SalEst system is an improved method of identifying high risk women inaccurately categorized as low risk by traditional screening methods. These women account for the majority of preterm deliveries. Early and accurate identification of risk will allow physicians to provide appropriate levels of clinical management and intervention, providing opportunity to prolong pregnancies and decrease the morbidity, mortality and associated costs for mothers and babies.


PRETERM LABOR AND DELIVERY OVERVIEW

    Preterm labor and delivery is a major health care problem worldwide. According to the National Center for Health Statistics, of the estimated four million births in the United States each year, approximately 11% or more than 400,000 occur preterm. Despite significant clinical intervention, over 40,000 of these babies die each year. The prevalence of preterm births increased from 9.4% of all births in 1984 to 11.0% of all births in 1994.

    Widespread efforts to increase prenatal care in the United States began in the early 1960's. As a result of these efforts, the percentage of women receiving prenatal care during the first trimester of pregnancy reached 80% in 1994. However, despite improvements in the level of prenatal care, preterm delivery causes 75% of newborn morbidity and mortality in the United States and is the leading cause of neonatal intensive care unit admissions. Industry data indicates that costs associated with the care of preterm infants, including neonatal intensive care, add over $10 billion annually to pre-discharge infant health care costs in the United States. Those preterm babies that survive are often subject to one of many serious diseases that are more common in preterm babies, such as respiratory distress syndrome ("RDS"), cerebral palsy, epilepsy, blindness, and learning disabilities. Nearly one-half of neurological impairments in children, including 40% of cerebral palsy cases, have been attributed to preterm delivery.

    There is a direct correlation between the degree of prematurity of the baby and the morbidity, mortality and associated costs for mothers and babies. In order to enable the physician to manage high risk pregnancies aggressively, providing opportunity to prolong these pregnancies and improve birth outcomes, it is imperative that women at risk be accurately identified. Additionally, because the interventions associated with the management of high-risk pregnancies are costly and may expose the mother to unnecessary treatments, it is equally important that women at low risk be accurately identified.

CAUSES OF PRETERM LABOR AND DELIVERY

    Full-term delivery occurs between 37 and 42 weeks of gestation. Preterm delivery is defined as delivery after 22 weeks but before 37 weeks of gestation, with a majority occurring between 30 and 37 weeks. Preterm delivery is caused by many factors, including the spontaneous commencement of uterine contractions ("spontaneous preterm labor"), infection of the membranes surrounding the fetus, premature rupture of these membranes, and physician induction of labor. Approximately 60% or 240,000 of all preterm deliveries in the United States each year result from spontaneous preterm labor. The Company believes the primary cause of spontaneous preterm labor is a surge of the hormone estriol.

    Estriol is an estrogen hormone considered to be critical in the normal biological events preceding labor and delivery. The substrate for estriol, the hormone dehydroepiandrosterone ("DHEA"), is produced by the fetal adrenal glands. In a normal pregnancy a surge in DHEA occurs in the four weeks prior to delivery. This hormone is metabolized by both the fetal liver and the placenta into estriol which is then released into the maternal circulation as unconjugated, unbound biologically active estriol. The surge of estriol, which typically occurs in a term pregnancy after 36 weeks of gestation, is a normal physiological event that prepares the uterine muscle for the organized contractions required in spontaneous labor and is believed to be a fetal signal for delivery. The Company believes that detection of this estriol surge is an accurate predictor of labor and delivery. The estriol surge occurs prior to 36 weeks in preterm labor caused by the hormonal etiology. The following graph illustrates the estriol surge in a normal full-term delivery with the surge occurring in the example at 37 weeks and a spontaneous preterm labor and delivery with the surge occurring in the example at 34 weeks.

                THE ESTRIOL SURGE IN A TERM AND PRETERM DELIVERY

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   ESTRIOL CONCENTRATION
          (NG/ML)

                              Preterm Delivery   Term Delivery
                                    35.3 weeks      39.6 weeks
24                                         0.9             0.5
26                                         0.9             0.5
28                                         0.9             0.7
30                                         0.9             0.7
32                                         1.2             0.7
34                                         2.4             0.8
36                                         3.7             1.5
38                                                         3.6
40                                                         4.8
42
Preterm Delivery
Gestational Age (weeks)

SCREENING FOR RISK OF SPONTANEOUS PRETERM LABOR AND DELIVERY

    THE TRADITIONAL METHOD. Traditionally, the only clinical tool available to assess a woman's risk of spontaneous preterm labor and delivery has been the Creasy method and its modifications. The Creasy method is a subjective assessment of a woman's risk profile utilizing a variety of socioeconomic, medical, lifestyle, behavioral and current pregnancy risk factors that is scored according to a defined protocol. This initial risk assessment is usually made at the patient's first prenatal visit and is reviewed periodically throughout the pregnancy. The most important and predictive of the Creasy risk factors is considered to be a prior preterm delivery. A woman is considered high risk if her cumulative score is ten or more. A prior preterm delivery is assigned a score of ten and automatically places the woman in the high risk category. Once a woman is identified as high risk, she is more likely to receive intervention, including increased physician office visits, hospital admissions, pharmacological treatments, additional specialized home care support and medical leave from work. If a pregnancy is identified as low risk (cumulative score less than ten), the mother will only receive clinical interventions in the event of advanced symptoms of preterm labor, at which point medical interventions are generally less effective. The table below describes a version of the Creasy method listing several selected risk factors and their assigned scores.

                   SELECTED TRADITIONAL (CREASY) RISK FACTORS

------------------------------------------------------------------
                                                        SCORE
                   RISK FACTOR                         (POINTS)
------------------------------------------------------------------
  SOCIOECONOMIC
      Low socioeconomic status                            1
      Younger than 20 years or older than 40 years        2
------------------------------------------------------------------
  MEDICAL AND PREGNANCY HISTORY
      Two prior abortions                                 2
      Urinary tract infections                            4
      Prior preterm delivery                              10
------------------------------------------------------------------
  DAILY HABITS AND LIFESTYLE
      Smoking more than 10 cigarettes per day             3
      Heavy work or prolonged standing                    3
------------------------------------------------------------------
  CURRENT PREGNANCY
      Vaginal bleeding after 12 weeks of pregnancy        4
      Uterine irritability                                5
      Abdominal surgery                                   10
------------------------------------------------------------------

    Given that 40% of all deliveries in the United States are from a first pregnancy and that the most significant Creasy risk factor is a prior preterm delivery, the Creasy method has inherent limitations in identifying many women at risk. Additionally, the Creasy method is of limited value in directing intervention once it has categorized a woman as high risk because it does not identify the maternal or fetal biological causes of preterm labor and delivery or the time-frame in which these potential premature deliveries may be expected to occur. In addition, backaches and mild cramping, which are among the Creasy risk factors, are often normal discomforts of pregnancy and are consequently subject to misinterpretation by the physician or the mother, resulting in possible over or under treatment.

    The traditional method identifies approximately 15% of pregnant women, or 600,000 women each year, as high risk. However, this method has not proved to be highly accurate in practice. Studies of the traditional method demonstrate that approximately 80% of the women identified as high risk, or 480,000 women each year, actually deliver at term. The Company believes that a significant proportion of these women were inaccurately identified as high risk. Studies also demonstrate that up to 80% of the women who actually experience preterm delivery, or 320,000 women each year, are not identified as high risk by the traditional method. Approximately 192,000 of these preterm deliveries result from spontaneous preterm labor.

    OTHER SCREENING APPROACHES. Other techniques for identifying the risk of spontaneous preterm labor and delivery are in various stages of development and market acceptance. The FDA has approved for marketing a diagnostic test to measure a protein, fetal fibronectin, which is a component of the amniotic fluid and fetal membranes which surround the fetus. It is believed that when these membranes are compromised by inflammation, infection or mechanical disruption, fetal fibronectin is released into the vaginal secretions. The secretions can be gathered by a physician and the level of fetal fibronectin determined using an immuno assay. A study by the National Institutes of Health has shown that the fetal fibronectin test identifies approximately 24% of preterm deliveries.

    Recently, vaginally inserted ultrasound probes have been used to assess cervical length and dilation and as a tool for determining the risk of spontaneous preterm labor and delivery. Use of these probes is currently limited to specially trained physicians and their accuracy is dependent on specific user technique.

The Company believes this method is of limited utility after 32 weeks of gestation because cervical dilation may occur in a normal pregnancy after that time, particularly in women who have had prior pregnancies.

INTERVENTIONS FOR WOMEN AT HIGH RISK OF SPONTANEOUS PRETERM LABOR AND DELIVERY

    When a woman is identified as high risk for spontaneous preterm labor and delivery, a number of steps are taken beginning at 22 weeks of gestation to reduce the likelihood that she delivers preterm. While clinical practice varies significantly among physicians, the most common first step is to increase the frequency of physician office visits from monthly to bi-weekly. During the typical office visit for a high risk pregnancy, the physician will perform a physical exam and discuss with the mother the signs and symptoms of preterm pregnancy. This increased surveillance and the related education process has been shown to be effective in facilitating early detection of the signs or symptoms of preterm labor.

    If a woman exhibits symptoms of preterm labor, she is immediately assessed regarding the status of the pregnancy and is often referred to the labor and delivery ward for observation and diagnostic assessment, which may include fetal heart rate monitoring, ultrasound and amniocentesis for fetal lung maturity. The woman may then be admitted to the hospital for additional observation and assessment. If delivery is not imminent, a physician will typically recommend bed rest, hydration, work leave or specialized home care support. Some physicians may also choose to prescribe tocolytics, which are drugs that have been shown to prolong pregnancy by several days to weeks by suppressing uterine contractions. If the delivery seems imminent, tocolytics are given immediately to prolong the pregnancy. In addition, corticosteroid therapy, principally in the form of betamethasone, may be administered to the mother to accelerate fetal lung development in utero and thereby reduce the chances of RDS, and to reduce the incidence of cerebral hemorrhage. Preterm infants diagnosed with RDS often require ventilation in a neonatal intensive care unit and are associated with increased short and long-term morbidity and mortality. Studies have demonstrated that corticosteriod therapy can reduce neonatal health care costs by an average of $3,000 per preterm delivery. However, in order to be most effective, corticosteroid therapy must be administered 24 to 48 hours prior to delivery, making early diagnosis of the preterm delivery critical.


    The Company believes that certain pharmaceutical companies are developing drugs that are designed to suppress uterine contractions more effectively than currently available tocolytics by acting on the biological events specifically caused by the estriol surge.


    The success of clinical intervention relies heavily on the physician's ability to make early identification of the risk of spontaneous preterm labor and delivery. Administration of currently available tocolytics and bed rest as a means of prolonging pregnancy are often successful only when labor is diagnosed before advanced dilation of the cervix has occurred. The Company believes that the efficacy of new tocolytics being developed also will be dependent on the early identification of risk. In addition, the early identification of women at increased risk will allow the patient and physician to make arrangements to transfer the mother if necessary to a hospital with a neonatal intensive care facility which can improve clinical outcomes and reduce costs.

THE ECONOMICS OF PRETERM LABOR AND DELIVERY

    As a result of the predictive limitations of existing screening and diagnostic tools, the assessment of many women's risk profiles for preterm labor and delivery is inaccurate. Women who are inaccurately identified as high risk undergo unnecessary treatments and interventions for spontaneous preterm labor and delivery. According to industry sources, if a woman is identified as high risk by the traditional method but delivers at term, the average medical costs for the mother are approximately $9,600. If that woman were accurately identified as low risk, the average cost would be $7,500, saving approximately $2,100 per mother. Maternal care costs for women inaccurately classified as high risk by traditional screening methods exceed one billion dollars annually.

    Conversely, many other mothers are inaccurately identified as low risk and are excluded from the potential benefits of existing interventions. This ultimately leads to emergency medical care at the unexpected onset of preterm labor, resulting in significant costs due to maternal and newborn hospitalization, and often leads to major acute and chronic neonatal disorders. If these women could be identified accurately as high risk, their pregnancies may be prolonged with appropriate medical treatment, and pregnancy outcomes may be improved by timely treatment with corticosteroids. These treatments would not only result in substantial medical benefit to the mother and baby, but also would result in substantial cost savings. Average neonatal care costs through initial hospital discharge increase significantly as gestational age decreases.

                             COSTS OF NEONATAL CARE

----------------------------------------------------------
 GESTATIONAL AGE            NEWBORN         COST VERSUS
  (WEEKS)                    COST          TERM DELIVERY
----------------------------------------------------------

 Term delivery             $   3,700              1.0x

 35.5 - 37.0               $   7,900              2.1x

 33.5 - 35.5               $  13,300              3.6x

 30.0 - 33.5               $  46,400             12.5x

 Less than 30.0            $ 155,700             42.1x
----------------------------------------------------------

    In addition to the improved medical management of the preterm pregnancy and the associated cost savings, significant economic benefit can be gained by managed care and other third-party payors not only through appropriate identification of those women at risk but also through the referral of those patients to appropriate provider networks and contract hospital facilities. Large urban communities typically have several facilities that offer high risk maternal and neonatal care. However, managed care contracts will generally have preferred provider arrangements with a limited number of these facilities and providers. The prospective identification of high risk women allows for referral of these women to those preferred provider organizations with contracted reimbursement rates. In addition, improved identification of risk can enable the transfer of high risk women from a rural community to an urban medical facility with a sophisticated neonatal intensive care unit, thus improving clinical outcomes.

THE SALEST SOLUTION

    The Company's proprietary SalEst system, which was internally discovered and developed, provides objective identification of women at risk of spontaneous preterm labor and delivery by measuring salivary estriol. The Company believes the key advantages of the SalEst system include:

REDUCTION OF INACCURATE HIGH RISK ASSESSMENTS

    It is anticipated that the SalEst system will be used initially as an aid to rule out preterm labor and delivery in patients who are considered high risk by traditional screening methods. Clinical testing of the SalEst system indicated that patients with persistent low estriol levels prior to 36 weeks had a 98% chance of not experiencing spontaneous preterm labor and delivery. This high negative predictive value provides an increased level of assurance that the woman is at reduced risk of preterm labor and delivery, providing opportunities to reduce the maternal costs associated with high risk care which include unnecessary physician office visits, specialized home care support costs, hospital and drug treatment costs, as well as avoiding unnecessary exposure of low risk women inaccurately classified as high risk to invasive and other interventions.

IMPROVED IDENTIFICATION OF WOMEN AT RISK OF PRETERM LABOR AND DELIVERY

    Results from the Company's clinical trials indicated that women who had consecutive elevated estriol levels were almost eight times more likely to experience preterm labor and delivery than those women with low estriol levels. These results indicated that the SalEst system identified 50% of the women missed by traditional risk screening methods. The Company believes that use of the SalEst system in the general population has the potential to reduce the number of pregnancies managed as high risk each year from 600,000 to less than 400,000. Improved identification of these pregnancies inaccurately classified as low risk will create opportunities for risk-specific intervention to prolong pregnancies, improve birth outcomes and enable referrals of the mothers to appropriate provider networks.

COST EFFECTIVE METHOD OF RISK ASSESSMENT


    The Company believes that by reducing unnecessary interventions and providing opportunity to improve maternal and neonatal outcomes, the SalEst system will provide significant cost savings to payors. It is anticipated that these cost savings will support reimbursement for the SalEst system. The Company has developed a proprietary comprehensive cost-benefit model. Based on industry-accepted actuarial data from 10,000 singleton pregnancies and the Company's pivotal clinical trial, the model demonstrates the cost-effectiveness of the SalEst system and will enable individual payors to perform customized cost/ benefit analyses based on their actual enrollment and historical cost experiences.


IDENTIFICATION OF BIOLOGICAL CAUSES

    The traditional method of risk assessment is based on subjective non-cause-specific risk factors. Subjective risk factors have the disadvantage of requiring treatment of the entire pregnancy as high risk, without first identifying a cause upon which to base therapy. By contrast, the SalEst system identifies a hormonal cause of preterm labor two to three weeks prior to delivery, creating opportunities for timely cause-specific therapeutic interventions.

EASE OF USE

    The SalEst system, a saliva-based test, is convenient and noninvasive. The convenience of the SalEst system enables sample collection in the physician's office, patient's home or workplace. Unlike blood, urine or cervical vaginal secretions, saliva samples do not require special handling. The Company believes that the convenient collection format will enhance patient compliance and lower the cost of sample collection.

BUSINESS STRATEGY

    Biex is a women's health care company focused on developing and marketing innovative solutions for maternity management. The Company is focused on establishing the SalEst system as a routine method of aiding in the identification of women who are at risk of spontaneous preterm labor and delivery. Key elements of the Company's strategy are:

LAUNCH THE SALEST SYSTEM


    The SalEst system received FDA approval in April 1998 after expedited review for use as an aid in identifying women at risk of spontaneous preterm labor and delivery in singleton pregnancies. The Company intends to commercially launch the SalEst system in the United States through a direct sales force that will target physicians and payors. In order to create physician and payor demand, the Company is developing a comprehensive sales and marketing program that includes medical and payor professional education programs, broad-based marketing communications, direct sales contact with physicians and payors and symposia. The Company also is seeking the publication of peer-reviewed medical journal articles relating to the SalEst system. In addition, the Company plans to form strategic alliances with major pharmaceutical, medical device, consumer product and disease management companies to gain additional market exposure and access to established distribution channels.

ESTABLISH REIMBURSEMENT

    The Company is working to structure reimbursement rates for the SalEst system with major third-party payors in the United States. The Company is positioning the SalEst system's clinical results and potential to impact the high cost of maternal and newborn care, a major cost target for managed care organizations, as the foundation for obtaining reimbursement for the SalEst system. In order to demonstrate the cost-effectiveness of the SalEst system, the Company has developed a comprehensive cost/ benefit model using actuarial data from 10,000 singleton pregnancies. When combined with data from the Company's pivotal clinical trial, this model will enable health care payors to assess the potential financial benefits of improving risk assessment and delivering an appropriate level of prenatal care. The model is designed to enable individual payors to perform a customized cost/benefit analysis based on their actual enrollment and historical cost experiences.

BUILD PROPRIETARY CLINICAL DATABASE

    The Company is developing a proprietary data collection, management and reporting system to support the SalEst system. Biex will collect a database of outcome data including information such as traditional risk identification, SalEst system results, care paths, interventions initiated and maternal and newborn outcomes. The Company believes that this outcome and care path database may increase the predictive value of the SalEst system and will provide proof to third-party payors of the effectiveness of the SalEst system in improving outcomes and thereby reducing costs associated with maternal and newborn care. The Company's database is expected to provide the framework that will allow payors and physicians to more accurately apply appropriate care paths to their patients and apply disease management models to maternal and newborn care.

LEVERAGE CORE TECHNOLOGY


    The Company plans to expand applications of its estriol-based technology by testing for other indications such as the likelihood of successful labor induction, identification of patients most likely to benefit from interventional drug therapies, monitoring of tocolytic therapy, prediction of labor onset in term deliveries and identification of women at risk of post-term delivery. The Company is also beginning to investigate additional markers to complement the SalEst system by exploring tests for other causes of spontaneous preterm labor and delivery, such as infection.


ESTABLISH INTERNATIONAL PRESENCE THROUGH STRATEGIC PARTNERS

    The Company intends to pursue commercial introduction of the SalEst system internationally through the use of strategic partners. The Company expects that these strategic partners would be responsible for all sales, marketing, regulatory and reimbursement approvals in exchange for a percentage of the revenues from SalEst system sales.

THE SALEST SYSTEM

THE SALEST TESTING PROCESS

    The SalEst system is an aid in identifying women at risk of spontaneous preterm labor and delivery by measuring the level of salivary estriol. The Company's clinical research has shown that if an estriol surge occurs prior to 36 weeks of gestation, the woman is at increased risk of spontaneous preterm labor and delivery.

    The patient's saliva is collected using the Company's proprietary Collection Kit. The Collection Kit contains a collection tube and plunger with an anti-microbial filter that allows for the filtration and stabilization of the saliva sample. The sample, which can be collected in the physician's office, patient's home or workplace, is then sent to the Company's laboratory for testing via a preaddressed overnight shipping envelope that is contained in the Collection Kit. Saliva samples are stable for long periods of time and, unlike blood, urine or cervical vaginal secretions, do not require temperature-controlled or other specialized handling during shipment. The Company's laboratory processes saliva samples in batches which take approximately 90 minutes to analyze. The results are distributed to the physician through a variety of methods depending on the urgency of the results, and may include facsimile, telephone, Internet or regular or overnight mail notification.

    The Company recommends the use of the SalEst system starting as early as 22 weeks of gestation. After an initial test, the SalEst system can be used every one to two weeks until the woman has reached 36 weeks of gestation. If the woman's SalEst system results indicate that a significant estriol surge has occurred, a follow-up test would be recommended for the following week. Based on the Company's clinical trials, an elevated salivary estriol level indicates that a woman is at increased risk of preterm labor and delivery, and when confirmed by a follow-up test, the patient is at significantly greater risk of preterm labor and delivery. A non-elevated salivary estriol level indicates a very high probability that the patient will not experience spontaneous preterm labor and delivery during the ensuing two to three weeks.

THE SALEST SERVICE

    The Company is implementing a comprehensive service program for the SalEst system. The service program will consist of several elements designed to assist the physician, patient and payor to obtain maximum benefit from the SalEst system. After a physician has been enrolled in the program, they will have access to the results of individual tests and the cumulative serial results for each patient's testing sequence. In addition, physicians and payors will receive regular reports on the results and outcomes for their patients.

    A patient will receive her initial Collection Kit directly from her physician. The Collection Kits required for further sequential testing will be shipped directly to the patient's home from the Company's laboratory. Each Collection Kit will have a unique identification number that will enable the laboratory to track and identify each individual collection tube from the shipping warehouse to the patient's home and back to the laboratory for analysis. The Company will track and manage each patient's compliance in order to determine when her sample should arrive in the laboratory. If a sample does not arrive as expected, the Company will alert the patient or her physician to assist with her compliance. Appropriate compliance will ensure that the physician, patient and payor receive the maximum benefit afforded by the SalEst system.

    The Company believes that physicians and payors will also benefit from the Company's proprietary outcome database. The Company intends to follow each enrolled patient through her delivery to obtain primary outcome statistics for the database. The Company believes that this outcome and care path database may increase the predictive value of the SalEst system and will provide proof to third-party payors of the SalEst system's effectiveness in improving outcomes and thereby reducing costs.

CLINICAL TRIALS

    The Company commenced clinical trials of the SalEst system in 1992. In three clinical studies, over 1,000 patients and 15,000 samples underwent SalEst testing. Initial feasibility studies, which were conducted from July 1993 until April 1994, focused primarily on establishing efficacy of the SalEst system as well as establishing clinically significant salivary estriol levels for use in the SalEst system. In May 1995, the Company commenced its pivotal United States clinical trial of the SalEst system, the results of which were submitted to the FDA in the Company's PMA application. The objective of the PMA study was to establish whether the presence of salivary estriol at concentrations equal to or greater than 2.1 nanograms per milliliter (2.1 ng/ml) could be used prospectively as a risk assessment marker for spontaneous preterm labor and delivery.

    In the PMA study, participants were enrolled between 21 and 25 weeks of gestation and were studied until delivery. Weekly saliva samples were collected, alternating between clinic and home collection. A total of 956 patients were enrolled at eight clinical sites in the United States. A total of 302 of these patients were categorized as high risk, and 654 were categorized as low risk, under traditional screening methods. Of the 956 patients, 714 were eligible for inclusion in the study and the remaining patients were excluded due to the development of one or more of the exclusion criteria, non-compliance or failure to complete follow-up. Of the 714 patients included in the study, the primary endpoint was performed on a total of 601 patients, comparing the incidence of spontaneous preterm labor and delivery in women with high estriol levels to women with low estriol levels. The 601 patients consisted of patients with spontaneous preterm labor and delivery and patients with no preterm labor and term delivery. This comparison excluded patients who experienced spontaneous rupture of membranes, patients with medically indicated preterm deliveries and patients treated with tocolytics or corticosteriods, which may affect levels of estriol.

    The principal findings and implications of the pivotal PMA study are as follows:

    - Patients with persistent low estriol levels (I.E., below 2.1 ng/ml) prior to 36 weeks of gestation had a 98% (negative predictive value) chance of not experiencing spontaneous preterm labor and delivery.

    - The incidence of preterm labor and delivery was significantly higher in patients with a high estriol level as compared to patients with a low estriol level. Patients with a high estriol level that was confirmed by a consecutive test prior to 36 weeks of gestation had a 1 in 5 chance (positive predictive value) of experiencing spontaneous preterm labor and delivery, as compared to 1 in 50 for patients with low estriol levels.

    - Among all patients, the mean time to delivery after an initial high estriol test was 2.3 weeks. A single positive SalEst test, confirmed by a consecutive positive test, indicated a 71% likelihood of delivery within three weeks. Among the eight women who delivered preterm and experienced a single positive SalEst test, confirmed by a consecutive positive test, 100% delivered within three weeks. This supports the Company's belief that an estriol surge occurs before the major symptoms of preterm labor commence, providing physicians with a window of opportunity for appropriate intervention.

    - An initial SalEst test identified 57% (sensitivity) of the women experiencing spontaneous preterm labor and delivery, including 50% of the cases in the population identified as low risk by the traditional method. These traditional low risk patients would otherwise have been unidentified until being diagnosed as undergoing preterm labor, potentially too late for successful intervention.

    - Among patients identified as high risk under the traditional method, the SalEst system accurately predicted outcomes (I.E., preterm labor and delivery or its absence) 87.0% of the time whereas the traditional method accurately predicted outcomes 7.2% of the time.

    The SalEst system demonstrated a high negative predictive value with respect to spontaneous preterm labor and delivery and specificity for term delivery. Therefore, use of the SalEst system can be used by physicians as an aid to rule out preterm labor and delivery in patients who are inaccurately classified as high risk, reducing unnecessary intervention and the cost of maternal management. The positive predictive value and sensitivity of the SalEst system may assist physicians in identifying patients inaccurately classified as low risk by the traditional method who may actually be at increased risk for preterm labor and delivery.

    Relative risk is defined as the ratio of positive predictive value to one minus the negative predictive value and is used in the assessment of risk in a low incidence disease such as preterm delivery. The following table illustrates the relative risk of spontaneous preterm labor and delivery as identified by the SalEst system, contrasted with certain traditional risk factors measured in a 2,929 patient study conducted by the maternal-fetal unit of the National Institutes of Health. The SalEst system had a relative risk of 7.9x compared to the most predictive of the traditional risk factors, prior preterm delivery, which has a relative risk of 2.6x.

    RELATIVE RISK OF THE SALEST SYSTEM COMPARED TO TRADITIONAL RISK FACTORS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                            SALEST SYSTEM   PRIOR PRETERM   CERVICAL      UTERINE      SYMPTOMS
                                            PIVOTAL TRIAL      DELIVERY      CHANGE    CONTRACTIONS     OF PTL

                                                      7.9x            2.6x       1.8x           1.6x        1.3x
Traditional Risk Factors - NIH Trial
Relative Rist of Spontaneous Preterm
Delivery

    The FDA-approved labeling for the SalEst system states that the device is indicated for use as an aid in identifying risk of spontaneous preterm labor and delivery in singleton pregnancies. The test can be used every one to two weeks from gestational age 22 weeks until 36 weeks. The SalEst system is labeled for use as a component of the clinician's assessment of risk for preterm labor and delivery. The SalEst system is not indicated for use in pregnant women with suspected ruptured membranes, vaginal infections, uterine abnormalities or those who are already diagnosed with preterm labor or when treatment with tocolytics or corticosteroids have been administered. Tocolytics and corticosteroids may affect the levels of estriol and will lead to potentially inaccurate SalEst test results. The physician must then rely on physical examinations, ultrasound or other diagnostic methods to determine whether preterm labor is occurring. Additionally, the SalEst system is not indicated for use in conjunction with bleeding gums, intrauterine growth retardation or the presence of fetal demise.

    The data collected in the Company's studies may also contain information regarding potential additional indications for the SalEst system, including testing for the likelihood of successful induction of birth at term, identification of patients most likely to benefit from interventional drug therapy, monitoring of tocolytic therapy, prediction of labor onset for term delivery and identification of women at risk of post-term delivery. Use of the SalEst system for these indications, each of which would require FDA approval of either a PMA supplement or a new PMA application, may be supported by data from existing clinical trials or may be investigated in future clinical trials.

FUTURE CLINICAL TRIALS


    In February 1998, the Company commenced new clinical trials with the National Institutes of Health to explore the efficacy of a potential tocolytic for treating pregnant women with elevated estriol levels. These new clinical trials are unrelated to the Company's PMA application and consequently are not being conducted under any FDA-reviewed protocol. Additionally, the Company is planning clinical trials with major managed care organizations to prospectively demonstrate the costs and benefits associated with the SalEst system. Finally, the Company is investigating the use of the SalEst system in possible pilot intervention studies which would be designed to measure the efficacy of various interventions on women with elevated estriol levels. Other possible clinical trials relating to the Company's estriol-based diagnostic technology may include testing for other indications such as the likelihood of successful labor induction, prediction of labor onset in term deliveries and identification of women at risk of post-term delivery.


SALES AND MARKETING

UNITED STATES


    The SalEst system was approved by the FDA for sale in the United States in April 1998 for use as an aid in identifying women at risk of spontaneous preterm labor and delivery in singleton pregnancies. The Company intends to sell the SalEst system through a direct sales force that will target physicians and payors. The field sales team will be headed by regional area directors supported by obstetrician sales specialists and managed care specialists. As of March 4, 1998, the Company's sales and marketing team consisted of an executive vice president of sales, marketing and strategic development, a director of marketing, three regional area directors and six obstetrician sales specialists, all of whom have significant medical device sales experience, three managed care specialists and one clinical support specialist. In addition, the Company plans to form strategic alliances with major pharmaceutical, medical device, consumer product and disease management companies to gain additional market exposure and access to established distribution channels.


    The Company's sales and marketing plan focuses on reaching those obstetricians who treat a large number of women. In the United States, there are approximately 33,000 obstetricians and gynecologists. According to a recent survey conducted by the American College of Obstetricians and Gynecologists ("ACOG"), approximately 24,000 of these physicians deliver at least one baby per month, of which approximately 21,000 treat patients identified as high risk using traditional screening methods. The average practice group of obstetricians consists of between four and five physicians. Therefore, the Company expects to target between 4,000 and 5,000 obstetrics practice groups as potential customers for the SalEst system. The Company estimates that there are approximately 500 to 1,000 physicians specializing in the care of high risk pregnancies (perinatologists). The Company believes that physicians in this group are likely to be early adopters of the SalEst system and plans to focus its initial marketing efforts on this group.

    The Company believes that recommendations and endorsements by prominent physicians and medical groups, as well as the publication of favorable peer reviewed medical journal articles, are significant factors in gaining physician and payor acceptance of any new medical procedure. The Company is developing a comprehensive sales and marketing program to launch the SalEst system that includes medical and payor professional education programs, broad-based marketing communications, direct sales contact with physicians and payors and symposia. In the summer of 1997, the Company was invited to present at an ACOG symposia on the hormonal pathway to delivery. The Company expects proceedings from this symposia to be published in a peer-review supplement to THE AMERICAN JOURNAL OF OBSTETRICS AND GYNECOLOGY. In February 1998, a paper containing the Company's pivotal clinical trial data was presented to the Society of Perinatal Obstetricians ("SPO"). The paper was awarded "Best Paper" of the Prematurity Session and resulted in an invitation by the Society of Gynecological Investigation to present as part of "The Best of SPO." The Company is also planning a continuing medical education program in connection with ACOG in May 1998.

    The Company has developed a detailed cost/benefit model for use of the SalEst system which incorporates industry-accepted actuarial databases and the Company's pivotal clinical trial results. The model is designed to enable individual payors to perform a customized cost/benefit analyses based on their actual enrollment and historical cost experiences. The Company believes that this cost/benefit model will accelerate third-party reimbursement and market adoption of the SalEst system.


    The Company intends to increase patient awareness by working with major patient support groups, including Sidelines, whose 5,000 volunteers provide patient support and advocacy to women with high risk pregnancies. In addition, the Company will work with major consumer publications in public relations efforts to improve public awareness of the benefits of the SalEst system. The Company believes that, as awareness of the SalEst system develops, patient demand will help drive third-party reimbursement and market adoption of the SalEst system.

INTERNATIONAL


    The Company intends to pursue commercial introduction of the SalEst system internationally through the use of strategic partners. The Company expects that these strategic partners would be responsible for all sales, marketing, regulatory and reimbursement approvals in exchange for a percentage of the revenues from SalEst system sales. The Company is in the process of identifying suitable marketing partners for the Japanese and European markets. Under the Company's current international marketing plan, each of its international strategic partners, if any, will apply for the necessary testing, manufacturing or marketing clearance or other regulatory approvals required in such partner's applicable territory. Consequently, the Company expects that a suitable international strategic partner would have the resources and expertise necessary to undertake such activities. Additionally, a suitable partner would be capable of deploying sufficient sales and marketing personnel in the territory when such clearances and approvals are achieved, if at all. To date, the Company has not entered into any agreements with international strategic partners.


THIRD-PARTY REIMBURSEMENT


    In the United States, physicians, hospitals and other health care providers generally rely on third-party payors, such as private health insurance plans, to reimburse all or a portion of the costs of medical treatment. The Company is working to structure reimbursement rates with major third-party payors in anticipation of the full-scale commercial launch of the SalEst system in the United States. The Company is planning clinical trials with major managed care organizations to prospectively demonstrate the costs and benefits associated with the SalEst system. The data from these trials will be used in the Company's cost/ benefit model. To support the cost-effectiveness of the SalEst system, the Company has developed a comprehensive cost/benefit model based on industry-accepted actuarial data from 10,000 singleton pregnancies and the Company's pivotal clinical trial, which it anticipates using in connection with these efforts. See "--Sales and Marketing."



    A component in the reimbursement decision by most private insurers and the United States Health Care Financing Administration, which administers Medicare and Medicaid, is the assignment of a CPT code, which is used in the submission of claims to insurers for reimbursement for medical services. CPT codes generally are required for Medicare and Medicaid reimbursement and can be important in facilitating reimbursement by other third-party payors. CPT codes allow for more efficient claims processing by establishing standard billing codes. A single CPT code generally corresponds to a unique test or procedure. CPT codes are assigned, maintained and revised by the CPT Editorial Board which is administered by the American Medical Association. The Company intends to petition the CPT Editorial Board to establish a separate CPT code for the SalEst system. CPT codes generally become effective on January 1 of each year. The Company does not expect that it will have a CPT code for the SalEst system prior to January 1, 2000. Although the Company believes a CPT code will ultimately be issued (and that a specific CPT code may not be necessary to obtain third-party reimbursement from many private payors), there can be no assurance that this will be the case.

    The Company believes that adoption of and reimbursement for the SalEst system will provide opportunities for managed care organizations to improve their scores on the Health Plan Employer Data and Information Set ("HEDIS") and the National Committee for Quality Assurance ("NCQA"), which are quality standards used by employers and others to measure performance of managed care organizations. Maternal and newborn programs and birth outcomes are part of these scores.

    The Company believes that the SalEst system will have significant patient appeal. In particular, the Company believes that the SalEst system will appeal to women, who often have significant influence on their families' selection of a managed care plan. The Company believes that, as awareness of the SalEst system develops, patient demand will help drive third-party reimbursement of the SalEst system.


    Reimbursement for screening for risk of spontaneous preterm labor and delivery has generally been available in the United States, typically through reimbursement for traditional screening methods and ultrasound. However, there can be no assurance that this will continue to be the case or that reimbursement will be available for the SalEst system at acceptable levels, if at all. Factors that third-party payors consider important in making reimbursement decisions for new products include (i) the cost effectiveness of the product, (ii) the results of clinical trials demonstrating the product's safety and efficacy, (iii) favorable studies and peer-reviewed medical journal articles and (iv) how the product compares to other competing products. Failure by the Company, physicians, hospitals and other health care providers to obtain sufficient reimbursement from third-party payors for tests in which the SalEst system is used would have a material adverse effect on the Company's business, financial condition and results of operations. Market acceptance of the Company's products in international markets may be dependent in part upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and can include both government sponsored and private health care insurance. Obtaining such approvals can take 12 to 18 months or longer. Because the Company only recently obtained FDA approval with respect to the SalEst system, the Company is in the early stages of seeking reimbursement approvals for the SalEst system from third-party payors. There can be no assurance that any such approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which the Company is seeking approvals and could have a material adverse effect on the Company's business, financial condition and results of operations.


RESEARCH AND DEVELOPMENT

    The Company's research strategy emphasizes its patented position covering the use of estriol as a marker for spontaneous preterm labor and therapeutic drug monitoring and its proprietary saliva Collection Kit which has received a Notice of Allowance from the USPTO. The Company's research and development efforts are currently primarily focused on the development of the SalEst system, including the development of alternative delivery systems that will enable the Company's tests to be performed at the point of care and in the home as well as the expansion of the Company's product portfolio through the development of additional markers in the area of maternity management. The Company has entered into an agreement with a diagnostic company to carry out feasibility studies to determine the applicability of developing a point-of-care delivery system for the SalEst system. The Company's current activities with respect to the SalEst system include continuing manufacturing support, process optimization and qualification of alternative reagents and vendors. The Company spent a total of $2.0 million, $2.2 million and $1.1 million on research and development in 1997, 1996 and 1995, respectively.

    The Company intends to investigate the use of its estriol-based diagnostic technology to include testing for the likelihood of successful induction of birth at term, identification of patients most likely to benefit from interventional drug therapies, monitoring of tocolytic therapy, prediction of labor onset for term delivery and identification of pregnant women at high risk of post-term delivery. There can be no assurance that the Company will be able to expand the use of its technology to cover these possible indications. Moreover, marketing of a test for any of these indications will require FDA approval, and there can be no assurance that the Company will be successful in obtaining FDA approval for such indications.


    The Company is also beginning to investigate additional markers to complement the SalEst system by identifying other precursors of preterm labor and delivery, such as infection or compromise of the amniotic membranes. The Company expects that such markers will typically be licensed from third parties and, to date, has obtained one such license. Notwithstanding such license, the Company's development efforts with respect to such marker are at a very early stage and there can be no assurance that the Company will be successful in developing such marker. Additionally, there can be no assurance that the Company will be successful in licensing or developing additional markers. See "Risk Factors--Dependence on Single Product; Absence of Revenue to Date."


COMPETITION

    The Company competes with providers of traditional and other methods for screening for the risk of spontaneous preterm labor and delivery. Several health care organizations have developed commercially available risk screening and management programs for preterm labor and delivery, most of which use the traditional method of risk identification.

    Other techniques for identifying the risk of spontaneous preterm labor and delivery are in various stages of development and market acceptance. The FDA has approved for marketing a diagnostic test to measure a protein, fetal fibronectin, which is a component of the amniotic fluid and fetal membranes which surround the fetus. It is believed that when these membranes are compromised by inflammation, infection or mechanical disruption, fetal fibronectin is released into the vaginal secretions. The secretions can be gathered by a physician and the level of fetal fibronectin determined using an immuno assay. Studies have shown that the fetal fibronectin test identifies approximately 24% of preterm deliveries.

    Recently, vaginally inserted ultrasound probes have been used to assess cervical length and dilation and as a tool for determining the risk of spontaneous preterm labor and delivery. Use of these probes is currently limited to specially trained physicians and their accuracy is dependent on specific user technique. The Company believes this method is of limited utility after 32 weeks of gestation because cervical dilation may occur in a normal pregnancy after that time, particularly in women who have had prior pregnancies.

    The health care industry is characterized by extensive research and development efforts and rapid technological progress. Other companies and institutions, including many major medical device and pharmaceutical companies, are engaged in the research and development of products that may compete directly with the Company's SalEst system. The Company believes that important competitive factors include the relative speed with which companies can develop products, establish clinical utility, complete clinical testing, obtain regulatory approval, obtain third-party reimbursement and supply commercial quantities of the product to the market. Many of the Company's current and potential competitors have substantially greater financial, technological, research and development, regulatory and clinical, marketing and sales, and personnel resources than the Company. These competitors may also have greater experience in developing products, conducting clinical trials, obtaining regulatory approvals, and manufacturing and marketing such products. Certain of these competitors may obtain patent protection, approval or clearance by the FDA or foreign countries or product commercialization earlier than the Company, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, to the extent that the Company commences significant commercial sales of the SalEst system or any future products, it will be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it currently has limited experience. See "Risk Factors-- Competition."

MANUFACTURING


    The Company relies on third parties to manufacture the immuno assay kit and the Collection Kit. In particular, in November 1997, the Company entered into a three-year manufacturing agreement with Horizon Medical, Inc. ("Horizon") pursuant to which Horizon produces Collection Kits for the Company. During the term of the agreement, the Company is required to supply Horizon with certain components of the Collection Kits and a rolling twelve month forecast. The forecast is considered a firm commitment on the part of the Company with respect to its forecasted orders for the next immediate quarter. Although changes from the forecast may be made, subject to certain limitations, for subsequent quarters, there is a risk of excess or inadequate inventory if orders do not match forecasts. Additionally, Bioserv, Inc. has contracted with the Company to supply an enzyme utilized in the immuno assay kit pursuant to an agreement similar to that between the Company and Horizon. The Company had not provided such forecasts to either contracting supplier as of December 31, 1997; therefore, no amounts were due under these agreements as of such date. The Company obtains other components of the immuno assay kit from two other suppliers, one of which supplies an enzyme and the other of which supplies a certain plastic component pursuant to invoices or orders communicated by telephone. The Company believes that its contract vendors have sufficient capacity to meet projected forecasts for both the Collection Kit and the immuno assay kit for the first 18 to 24 months of domestic sales. The Company leases manufacturing equipment that has been placed into the facility of the contract vendor responsible for immuno assay kit production for the exclusive production of the Company's test kit components. The Company is working with its vendors to expand manufacturing capacity to meet sales forecasts beyond 24 months from commencement of domestic sales. There can be no assurance that the Company will be able to maintain existing agreements for manufacturing of commercial quantities of the immuno assay kit and the Collection Kit, that it will be able to enter into additional agreements for commercial scale manufacturing or that these parties will be able to develop additional manufacturing capabilities. These third parties have manufacturing facilities with current licenses from CDHS, and are registered with the FDA as device manufacturers.


    The Company's in-house operations currently are limited to quality assurance of raw materials, final product release testing and the manufacture of several intermediate bulk materials that are transferred to its contract manufacturers for final kit manufacturing. The Company believes its current facility will be adequate for its activities through the end of 1999. The Company is required to register with the FDA and CDHS as a California manufacturing facility. As such, the Company is subject to biannual inspections by the FDA and CDHS for compliance with the FDA's QSR requirements. There can be no assurance that the Company will be successful in obtaining or maintaining these licenses. QSR addresses the design, controls, methods, facilities and quality assurance controls used in manufacturing, packing, storing and installing medical devices. In addition, certain international markets have quality assurance and manufacturing requirements that may be more or less rigorous than those in the United States. Failure to comply with QSR or any applicable international requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company has limited experience in manufacturing and is dependent on third parties for the manufacturing of clinical and commercial scale quantities of its immuno assay test and its Collection Kit. The Company's failure to maintain existing agreements for manufacturing of clinical or commercial quantities of Collection Kits or immuno assay kits or to enter into additional agreements with these or other third parties to expand commercial scale manufacturing capabilities as needed would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's current or future contract manufacturers will meet the Company's requirements for quality, quantity or timeliness. If the supply of any of the Collection Kits or immuno assay kits is interrupted, Collection Kits and immuno assay kits from alternative contract manufacturers will require prior FDA approval and may not be available in sufficient volumes within required timeframes, if at all, to meet the Company's production needs, which could have a material adverse effect on the Company's business, financial condition and results of operations.

PATENTS AND PROPRIETARY RIGHTS

    The Company holds two United States patents relating to the SalEst system. One of the issued patents covers the use of estriol measurement to screen for the potential onset of preterm labor, and the other covers the use of estriol measurement to monitor tocolytic therapy. The Company has recently received Notice of Allowance from the United States Patent and Trademark Office on the claims on two patent applications that cover the design and use of the Collection Kit. The Company has patent applications pending in the United States, Japan, Canada and certain European countries. The Company's ability to compete effectively will depend substantially on its ability to develop and maintain proprietary aspects of its technology. In particular, the Company's success will depend in large part on its ability to obtain United States and foreign patent protection for its products, preserve its trade secrets and operate without infringing on the proprietary rights of third parties. There can be no assurance that the Company's issued patents, any future patents that may be issued as a result of the Company's United States or international patent applications, or the patents that the Company has licensed, will offer any degree of protection for the Company's products against competitive products. There can also be no assurance that any additional patents will be issued from any of the patent applications owned by or licensed to the Company, or that any patents that currently are or may be issued or licensed to the Company or any of the Company's patent applications will not be challenged, invalidated or circumvented in the future, or that any patents issued to or licensed by the Company will not be infringed upon or circumvented by others. In addition, there can be no assurance that competitors, many of whom have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Patent law relating to certain of the Company's fields of interest, particularly as to the scope of claims in issued patents, is still developing, and it is unclear how this uncertainty will affect the Company's patent rights.

    The medical device and diagnostic industries have been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in these industries have employed intellectual property litigation as a strategy to gain a competitive advantage. There can be no assurance that the Company will not in the future become subject to patent infringement claims and litigation or interference proceedings declared by the USPTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time consuming. Litigation may be necessary to enforce patents issued to or licensed to the Company, to protect the Company's trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others.

    Although there are currently no pending claims or lawsuits against the Company regarding any possible infringement claims, there can be no assurance that infringement claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not have a material adverse effect on the Company's business, financial condition and results of operations. Any litigation or interference proceedings involving the Company will result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties, which could involve substantial costs and could include ongoing royalties. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition to patents, the Company relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements. These agreements generally provide that all confidential information developed or made known to the individual by the Company during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties, except in specific circumstances. The agreements also generally provide that all inventions conceived by the individual in the course of rendering services to the Company shall be the exclusive property of the Company. There can be no assurance that proprietary information or confidentiality agreements with employees, consultants and others will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

GOVERNMENT REGULATION

REGULATION OF MEDICAL DEVICES

    The Company's products and its research and development activities are subject to extensive and rigorous regulation by the FDA and, to varying degrees, by other Federal, state and foreign regulatory agencies. The Company's diagnostic products are regulated as medical devices by the FDA under the Federal Food, Drug and Cosmetic Act (the "FDC Act"), and implementing regulations. Under the FDC Act and the regulations promulgated thereunder, the FDA regulates, among other things, the preclinical and clinical testing, manufacturing, safety and efficacy, labeling, distribution, promotion, sale and use of medical devices in the United States. In addition, various other countries in which the Company's products may be sold impose local regulatory requirements. The testing for, preparation of and subsequent FDA and foreign regulatory review and approval of required applications is expensive, lengthy and uncertain. Failure to comply with FDA and other applicable regulatory requirements can result in, among other things, Warning Letters, fines, injunctions, civil penalties, recall or seizure of product, total or partial suspension of production, refusal of the government to grant clearances or approvals, withdrawal of previously granted clearances or approvals and criminal prosecution.

    In the United States, medical devices are classified into three different categories over which the FDA maintains increasing levels of regulation: Class I (general controls, e.g., labeling, premarket notification and QSRs), Class II (general and special controls, e.g., performance standards and postmarket surveillance) and Class III (premarket approval). The SalEst system has been classified and approved as a Class III device. Before a new device can be introduced into the United States market, the manufacturer typically must obtain FDA clearance or approval through either a 510(k) premarket notification or a PMA.

    A 510(k) premarket notification clearance will typically be granted for a device that is "substantially equivalent" to a legally marketed Class I or Class II medical device called a "predicate device" or a Class III medical device for which the FDA has not yet required submission of PMAs. A 510(k) premarket notification must contain information supporting the claim of substantial equivalence, which may include laboratory test results or the results of clinical studies. Following submission of a 510(k) premarket notification, a company may not market the device for clinical use until the FDA finds that product is substantially equivalent. It generally takes four to 12 months from the date of submission of a 510(k) to obtain the FDA's determination, but it may take longer. The FDA may determine that the device is not substantially equivalent and require submission and approval of a PMA or require further information before it is able to make a determination regarding substantial equivalence. For any devices cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in intended use, requires a new 510(k) submission and a separate FDA determination of substantial equivalence.

    If a device does not qualify for the premarket notification procedure, a company must file a PMA application. A PMA application must be supported by extensive data, including laboratory and clinical trial data establishing the safety and effectiveness of the device, as well as extensive manufacturing information.

After a preliminary review, the FDA makes an initial determination regarding whether a PMA application is sufficiently complete to permit a substantive review. If the FDA finds the PMA application sufficiently complete, the FDA accepts the application for filing. Once the PMA application is accepted for filing, the FDA begins a more in-depth review process, which likely will include review by a scientific advisory panel. During the PMA review process, the FDA will conduct an inspection of the manufacturer's facilities to ensure compliance with the applicable QSR requirements. During the review process, the FDA may determine that additional clinical data is necessary or request other information, which may delay the regulatory review process.

    The PMA review and approval process can be expensive, uncertain and lengthy, and there can be no assurance that any approval will be granted on a timely basis, if at all. A PMA application may be denied if applicable regulatory criteria are not satisfied, and the FDA may impose certain conditions upon the applicant, such as postmarket testing and surveillance. Modifications to a device that is the subject of an approved PMA, its labeling, manufacturing or clinical use may require approval of the FDA of PMA supplements or new PMAs. PMA supplements often require submission of the same type of information required for the initial PMA except that the supplement generally is limited to that data needed to support the proposed changes. Regulatory approval, if granted, may entail limitations on the indicated uses for which the product may be marketed, and product approvals, once granted, may be withdrawn if problems occur after initial marketing. The Company will be subject to pervasive and continuing government regulations, including record keeping requirements and reporting of adverse events associated with product uses.


    The President recently signed into law the Food and Drug Administration Modernization Act of 1997 (the "Modernization Act of 1997"). This legislation makes changes to the device provisions of the FDC Act and other provisions in the Act affecting the regulation of devices. Among other things, the changes will affect the 510(k) and PMA processes, and also will affect device standards and data requirements, procedures relating to humanitarian and breakthrough devices, tracking and postmarket surveillance, accredited third party review, and the dissemination of off label information. The Company has anticipated many of the changes instituted by the Modernization Act of 1997 and believes that it has structured its QSR systems to be in compliance with the new regulations. The Company cannot predict how or when the changes instituted by the Modernization Act of 1997 will be implemented or what effect the Modernization Act of 1997 will have on the regulation of the Company's products in the future.


    Sales of medical devices outside of the United States are subject to regulatory requirements that vary from country to country. The time required to obtain approval for sale internationally may be longer or shorter than that required for FDA approval, and the requirements may differ. There can be no assurance that the Company will be able to obtain the required marketing authorizations in a timely manner, if at all. In addition, significant costs and requests by regulators for additional information may be encountered by the Company in its efforts to obtain regulatory approvals. Any such events could substantially delay or preclude the Company from marketing its products in the United States or other countries.

REGULATION OF MANUFACTURING PRACTICES

    The Company's manufacturing operations are required to comply with the FDA's QSR, which incorporates the agency's former cGMP regulations. QSR addresses the design, controls, methods, facilities and quality assurance controls used in manufacturing, packing, storing and installing medical devices. There can be no assurance that the Company will not incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations. In addition, certain international markets have quality assurance and manufacturing requirements that may be more or less rigorous than those in the United States. Failure to comply with QSR or any applicable international requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

REGULATION OF CLINICAL LABORATORIES

    The Company's proposed laboratory operations will be regulated by HCFA, under CLIA, and by comparable state agencies. The Company will need to receive CLIA certification through HCFA prior to the use of its laboratories and facilities for test analysis on a commercial basis. CLIA is intended to ensure the quality and reliability of all medical testing in laboratories in the United States by requiring such facilities to obtain certification and to demonstrate such testing meets specified standards in areas such as personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurances and inspections. The regulations promulgated under CLIA have established three levels of regulatory control based on test complexity, defined as "waived," "moderately" and "highly" complex. The SalEst system will be categorized as highly complex. Failure to meet CLIA requirements can result in a wide variety of sanctions, including suspension, limitation or revocation of the CLIA certificate and civil and criminal penalties. Additionally, failure to maintain the CLIA certification will prevent the Company from receiving Medicare and Medicaid and private payments for laboratory services performed. Failure to obtain CLIA certification on a timely basis, and thereafter maintain such certification, would have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition to the requirements under CLIA, the Company will need to register and be certified by the CDHS as a clinical laboratory. The Company must also register with five additional states that require specific registration prior to allowing the Company to analyze and report results from samples obtained from the citizens of those states. These states are New York, Florida, Maryland, Rhode Island and Nevada (effective in late 1998). Other states and territories generally accept the State of California, State of New York or CLIA certification. These certifications are currently in process. Any failure to obtain these certificates, particularly the State of California certificate, or similar certificates which may be required by other states in the future could have a material adverse effect on the Company's business, financial condition and results of operations.

OTHER REGULATIONS

    The manufacture, sale or use of the Company's products are also subject to regulation by other federal entities, such as the OSHA and the Environmental Protection Agency, and by various state agencies, including the California Environmental Protection Agency. Federal and state regulations regarding the manufacture, sale or use of the Company's products are subject to future change, which could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY INSURANCE

    The Company faces an inherent business risk of financial exposure to product liability claims. Although the Company has not experienced any claims to date, there can be no assurance that the Company will not experience losses due to product liability claims in the future. The Company currently carries product liability insurance. There can be no assurance that product liability insurance will continue to be available to the Company at a reasonable cost, if at all, or that such product liability insurance will be adequate. The Company may require increased product liability coverage to the extent its products are commercialized and as it provides increased diagnostic services. The medical device industry has experienced increasing costs in obtaining and maintaining reasonable product liability coverage, and substantial increases in insurance premium costs in many cases have rendered coverage economically impractical. Furthermore, there can be no assurance that the Company will have sufficient resources to satisfy any liability or litigation expenses that may result from any uninsured or underinsured claims. Any claims or series of claims against the Company, regardless of their merit or eventual outcome, could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

    As of March 4, 1998, the Company had 28 employees, including seven in research and development, three in clinical and regulatory affairs, fourteen in sales and marketing and four in administration. The Company has not experienced any work stoppage and considers its employee relations to be good.

FACILITIES

    The Company maintains its headquarters in Dublin, California in a 11,000 square foot facility that contains a laboratory and houses the Company's research and development, sales and marketing and administrative personnel. The lease for this facility expires in April 2003. The Company also maintains a small office in Boulder, Colorado to support its clinical testing efforts. The Company believes that its existing facilities are adequate to meet its immediate needs and that suitable additional space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

    The Company is not a party to any material pending legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company and their ages as of January 31, 1998 are as follows:

NAME                                        AGE                           POSITION(S)
------------------------------------------  --  ---------------------------------------------------------------
James A. Edlund(1)........................  50  President, Chief Executive Officer and Director
Vivian K. Dullien, Ph.D...................  44  Founder, Executive Vice President and Director
Edgar A. Luce.............................  46  Chief Financial Officer and Secretary
Dale D. Tyerman...........................  47  Executive Vice President of Sales, Marketing and Strategic
                                                  Development
H. Fred Voss, Ph.D........................  50  Executive Vice President of Technology
Janet G. Effland(1).......................  49  Director
Fredric J. Feldman, Ph.D.(2)..............  57  Director
Robert M. Friedland, M.D..................  42  Director
Sherman J. Muller(l)......................  44  Director
Barbara L. Santry(2)......................  50  Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    JAMES A. EDLUND has been Chief Executive Officer, President and a director of the Company since June 1996. From June 1993 to January 1995, Mr. Edlund served as Chief Executive Officer of Inhalon Pharmaceuticals, Inc., a pharmaceutical company. From 1989 to June 1993, Mr. Edlund was a private investor. From 1986 to 1989, Mr. Edlund served as President and Chief Operating Officer for Cooper Technicon Instruments, a diagnostics company. Mr. Edlund holds a B.S. in marketing and business administration from Bradley University. Prior to 1986, Mr. Edlund spent seven years with the diagnostics division of Abbott Laboratories in various management positions.

    VIVIAN K. DULLIEN, PH.D., the inventor of the SalEst system and the founder and a director of the Company, has been Executive Vice President of the Company since October 1995. From 1991 to October 1995, Dr. Dullien was the Chief Executive Officer of the Company. From 1985 to 1991, Dr. Dullien was a founder, director and manager of Dullien Associates, a contract research organization, and prior to that was a manager of regulatory affairs with Abbott Laboratories, a pharmaceutical company. Dr. Dullien holds a B.S. from the University of New Hampshire and a Ph.D. in physiology from Tufts University School of Medicine.

    EDGAR A. LUCE has been Chief Financial Officer of the Company since May 1997 and Secretary of the Company since March 1998. From 1991 to December 1996, he was Vice President, Finance and Administration, for Penederm Incorporated, a dermatology pharmaceutical company. From 1987 to 1991, Mr. Luce served as Corporate Controller for Applied Immune Sciences, Inc., a medical device company. Mr. Luce holds a B.A. from Stanford University and an M.B.A. from the University of California at Los Angeles.

    DALE D. TYERMAN has been Executive Vice President of Sales, Marketing and Strategic Development of the Company since April 1996. From 1985 to April 1996, Mr. Tyerman served as Vice President of Sales and Marketing and Corporate Vice President for Tokos Medical Corporation (now Matria Health Care), a women's health care company. From 1972 to 1984, Mr. Tyerman held various management positions with American Hospital Supply Corporation. Mr. Tyerman holds a B.A. and an M.B.A. from the University of California at Los Angeles.

    H. FRED VOSS, PH.D., has served as Executive Vice President of Technology of the Company since July 1997. From October 1995 to July 1997, Dr. Voss was Vice President of Research & Development of the Company. From 1990 to February 1994, Dr. Voss served as Director of Research and Development of Biotrack, Inc., a subsidiary of Ciba Corning Diagnostics, a diagnostics company. From 1983 to 1990, Dr. Voss served as Vice President, Research and Development, at Hana Biologics, a cell biology company. Dr. Voss holds a B.S. from the University of California at Santa Barbara and a Ph.D. in chemistry from the University of Colorado at Boulder.

    JANET G. EFFLAND has been a director of the Company since August 1993. Since 1988, Ms. Effland has been a general partner and vice president of Patricof & Co. Ventures, Inc., a venture capital firm. Ms. Effland holds B.A. and J.D. degrees from Arizona State University and completed the program for management development at Harvard Business School. Ms. Effland serves on the boards of directors of Focal, Inc. and Urologix, Inc.

    FREDRIC J. FELDMAN, PH.D., has been a director of the Company since April 1992. From September 1995 to June 1996, Dr. Feldman acted as interim Chief Executive Officer of the Company while the Company conducted its search for a President and Chief Executive Officer. From March 1992 to January 1995, Dr. Feldman served as Chairman and Chief Executive Officer of Oncogenetics, a genetic cancer diagnostics company. From March 1988 to January 1992, he served as President and Chief Executive Officer of Microgenics, a diagnostics company. Dr. Feldman holds a B.S. from Brooklyn College of City University of New York and an M.S. and a Ph.D. in chemistry from the University of Maryland. Dr. Feldman serves on the boards of directors of OrthoLogic Corp., Ostex International, Inc. and SangStat Medical Corp.

    ROBERT M. FRIEDLAND, M.D., has been a director of the Company since October 1997. Since 1981, Dr. Friedland has practiced medicine in the areas of high-risk obstetrics, gynecology and infertility. In addition, since 1995, Dr. Friedland has been a principal of Kline Hawkes, a private equity investment firm, based in Los Angeles, CA. Over the last 6 years, Dr. Friedland has been a consultant to several venture capital firms including Brentwood Associates, Crosspoint Venture Partners and United States Venture Partners. Dr. Friedland has expertise in the areas of medical devices, diagnostics, instruments and medical services. Dr. Friedland holds a combined M.D. and M.B.A. degree in health care economics from the University of Pennsylvania School of Medicine and the Wharton Graduate School of Business and a J.D. degree from the University of California at Los Angeles.

    SHERMAN J. MULLER has been a director of the Company since its inception in 1991. Since 1983, Mr. Muller has been a general partner of The Columbine Venture Funds, a venture capital firm. Mr. Muller holds a B.A. from Oral Roberts University and an M.B.A. from Tulane University.

    BARBARA L. SANTRY has been a director of the Company since October 1994. Since 1992, Ms. Santry has been a general partner of Pathfinder Venture Capital Funds, a venture capital firm. Since 1996, Ms. Santry has been a managing member of Capstone Ventures, a venture capital firm and a spin-off of Pathfinder Venture Capital Funds. Ms. Santry holds a B.S.N. from Georgetown University and an M.B.A. from Stanford University. Ms. Santry also serves on the board of directors of Welch Allyn, Inc.

BOARD COMPOSITION

    The Company currently has authorized seven directors. In accordance with the terms of the Company's Restated Certificate of Incorporation, which will become effective upon the closing of this offering (the "Restated Certificate"), the terms of office of the directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1999 or special meeting held in lieu thereof; Class II, whose term will expire at the annual meeting of stockholders to be held in 2000 or special meeting held in lieu thereof; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2001 or special meeting held in lieu thereof. The Class I directors are Janet G. Effland and Robert M. Friedland, the Class II directors are Fredric J. Feldman and Barbara L. Santry, and the Class III directors are James A. Edlund, Vivian K. Dullien and Sherman J. Muller. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. In addition, the Restated Certificate provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. Notwithstanding the foregoing, when the Company is subject to Section 2115 of the California General Corporation Law, all directors shall be designated of the same class, and such directors shall be elected by cumulative voting if any shareholder requests cumulative voting. Although directors of the Company may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock, the Restated Certificate provides that directors may not be removed without cause. However, when the Company is subject to Section 2115 of the California General Corporation Law, unless the entire Board is removed, no single director may be removed without cause when the votes cast against such director's removal would be sufficient to elect that director if voted cumulatively. See "Description of Capital Stock--Section 2115."


BOARD COMMITTEES


    The Board of Directors has an Audit Committee, which currently consists of Fredric J. Feldman and Barbara L. Santry. The Audit Committee makes recommendations to the Board regarding the selection of independent accountants, reviews the results and scope of the audit and other services provided by the Company's independent accountants, and reviews and evaluates the Company's control functions. The Board of Directors has a Compensation Committee, which currently consists of James A. Edlund, Janet G. Effland and Sherman J. Muller. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for employees of the Company. The Company has created a subcommittee of the Compensation Committee, consisting of Janet G. Effland and Sherman J. Muller, which will have the authority to issue options to Executive Officers and Directors of the Company. The Company also has a Nominating Committee, which currently consists of James A. Edlund and Fredric J. Feldman. The Nominating Committee interviews, evaluates and recommends individuals for membership on the Board of Directors and election as officers of the Company.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Other than Mr. Edlund, none of the members of the Compensation Committee of the Board of Directors was, at any time since the formation of the Company, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

    Other than Dr. Feldman, who receives cash compensation of $12,000 per annum, directors currently receive no cash compensation from the Company for their services as members of the Board of Directors. They are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. From time to time, certain directors who are not employees of the Company have received grants of options to purchase shares of the Company's Common Stock. Directors are eligible to participate in the Company's 1998 Equity Incentive Plan and, beginning in 1998, employee directors will also be eligible to participate in the 1998 Employee Stock Purchase Plan and non-employee directors will also be eligible to participate in the 1998 Non-Employee Directors' Stock Option Plan. See "--Employee Benefit Plans," "Principal Stockholders" and "Certain Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth certain compensation awarded by the Company during the fiscal year ended December 31, 1997 to its Chief Executive Officer and the Company's other four most highly compensated executive officers (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                             ANNUAL          -------------
                                                         COMPENSATION(1)      SECURITIES
                                                      ---------------------   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                           SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)
----------------------------------------------------  ----------  ---------  -------------  ----------------
James A. Edlund ....................................  $  205,000  $  58,932       40,505     $      158(2)
  President and Chief Executive Officer

Vivian K. Dullien, Ph.D. ...........................  $  143,333  $  35,833       40,379     $   19,937(3)
  Executive Vice President

Edgar A. Luce(4) ...................................  $   91,269  $  18,083      165,522     $       59(2)
  Chief Financial Officer

Dale D. Tyerman ....................................  $  147,500  $  33,125       31,455     $      130(2)
  Executive Vice President of Sales, Marketing and
  Strategic Development

H. Fred Voss, Ph.D. ................................  $  132,417  $  26,483       50,455     $      130(2)
  Executive Vice President of Technology

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

(2) Represents premiums paid by the Company for term-life insurance.

(3) Represents relocation expenses of $19,485 and term-life insurance premiums of $452 paid by the Company.

(4) Mr. Luce joined the Company in May 1997.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides certain information regarding stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1997:


                                                                                 POTENTIAL
                                                                                REALIZABLE
                                                                                 VALUE AT
                                                                                  ASSUMED
                                                                               ANNUAL RATES
                                        INDIVIDUAL GRANTS                        OF STOCK
                    ---------------------------------------------------------      PRICE
                      NUMBER OF      PERCENT OF                                APPRECIATION
                     SECURITIES    TOTAL OPTIONS                                FOR OPTION
                     UNDERLYING      GRANTED TO     EXERCISE OR                   TERM(3)
                       OPTIONS      EMPLOYEES IN   BASE PRICE PER  EXPIRATION  -------------
NAME                GRANTED(#)(1)  FISCAL YEAR(2)      SHARE          DATE     5%($)  10%($)
------------------  -------------  --------------  --------------  ----------  -----  ------
James A. Edlund...       33,839           11.2   % $        0.30    03/09/07
                         40,000                    $        1.00    12/11/07

Vivian K. Dullien,       25,379           10.0   % $        0.30    03/09/07
  Ph.D............       40,000                    $        1.00    12/11/07

Edgar A. Luce.....      115,827           25.2   % $        0.30    05/20/07
                         41,695                    $        0.30    08/28/07
                          8,000                    $        1.00    12/11/07

Dale D. Tyerman...       30,455            9.4   % $        0.30    03/09/07
                         31,000                    $        1.00    12/11/07

H. Fred Voss,            30,455           12.2   % $        0.30    03/09/07
  Ph.D............       50,000                    $        1.00    12/11/07


------------------------


(1) Generally, initial option grants vest as to 25% of the total shares one year from the date of hire, and one forty-eighth of the total shares vest on each monthly anniversary thereafter. Additional option grants generally vest monthly over a four year period from the date of grant. Such options expire 10 years from the date of grant or earlier upon termination of employment. See "Management-- Employment Agreements" and "--Employee Benefit Plans."



(2) Based on an aggregate of 656,971 options granted to employees during the fiscal year ended December 31, 1997.



(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers. The potential realizable value is calculated
    by assuming that the initial public offering price of $    per share
    appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and the stock issued upon exercise thereof is sold on the last day at the appreciated price.

AGGREGATE OPTION EXERCISES IN FISCAL 1997 AND YEAR-END OPTION HOLDINGS AND
  VALUES

    The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on exercise of stock options during the fiscal year ended December 31, 1997 and the number and value of securities underlying unexercised options held by each of the Named Executive Officers as of December 31, 1997:

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                 OPTIONS AT DECEMBER 31,      IN-THE-MONEY OPTIONS AT
                                  SHARES                                 1997(#)                DECEMBER 31, 1997($)
                                ACQUIRED ON        VALUE        --------------------------  ----------------------------
NAME                            EXERCISE(#)   REALIZED($)(1)    EXERCISABLE/UNEXERCISABLE(2) EXERCISABLE/UNEXERCISABLE(1)(2)
------------------------------  -----------  -----------------  --------------------------  ----------------------------
James A. Edlund...............          --              --                619,849/0

Vivian K. Dullien, Ph.D.......          --              --                317,190/0

Edgar A. Luce.................          --              --                165,522/0

Dale D. Tyerman...............      90,000              --                206,455/0

H. Fred Voss, Ph.D............          --              --                168,890/0

------------------------

(1) Value realized and value of unexercised in-the-money options are based on a
    value of $     per share of the Company's Common Stock, the assumed offering price. Amounts reflected are based on the assumed value minus the exercise price multiplied by the number of shares acquired on exercise and do not indicate that the optionee sold such stock.

(2) Options may be exercised immediately pursuant to early exercise provisions contained in option agreements. Any unvested shares issued pursuant to such early exercise provisions are subject to repurchase upon termination of employment. Such repurchase option terminates at a rate reflecting the vesting schedule of the underlying option. Accordingly, such repurchase option generally terminates at a rate of 1/48th per month. However, in certain circumstances, such repurchase option may terminate earlier. See "--Employment Agreements" and "Principal Stockholders."

EMPLOYMENT AGREEMENTS


    In June 1996, the Company entered into a letter agreement with James A. Edlund, the Company's president and Chief Executive Officer (the "Edlund Agreement"). Pursuant to the Edlund Agreement, Mr. Edlund was to receive a base salary of $205,000 for the 1996 calendar year. In addition, the Edlund Agreement entitled Mr. Edlund to receive (i) stock options to purchase 442,177 shares of the Company's Common Stock at a per share price of $0.20, (ii) stock options to purchase that number of shares of Common Stock equal to 5% of the number of shares purchased with the first $3,500,000 of investment in the equity of the Company subsequent to Mr. Edlund's employment (the "Equity Investment"), and
(iii) stock options to purchase that number of shares of Common Stock equal to 5% of the increase in the number of shares in the Company's stock option pool from the date of Mr. Edlund's employment until the earlier of the Equity Investment or the Company's initial public offering. In August 1996, Mr. Edlund was granted an option to purchase 103,833 shares of the Company's Common Stock at a per share price of $0.20. In March 1997, Mr. Edlund was granted an option to purchase 33,334 shares of the Company's Common Stock at a per share price of $0.30. Both grants were made in connection with the sale of the Company's Series D Preferred Stock and, together, represented satisfaction in full of all additional options to be granted to Mr. Edlund pursuant to the Edlund Agreement.


    The stock options granted to Mr. Edlund pursuant to the Edlund Agreement were granted at the fair market value of the Company's Common Stock at the date of grant and vest 1/4 upon the first anniversary of Mr. Edlund's employment with the Company and 1/48th monthly thereafter. The Edlund Agreement also provides that upon a change of control of the Company due to merger or consolidation in which the

Company is not the surviving entity, all stock options granted to Mr. Edlund pursuant to the Edlund Agreement would become immediately vested.


    In July 1993, the Company entered into a Covenant Not To Compete with Vivian
K. Dullien, Ph.D., the Company's founder and Executive Vice President (the "Dullien Agreement"). Pursuant to the Dullien Agreement, in the event Dr. Dullien's employment with the Company is terminated without cause, Dr. Dullien would be entitled to receive severance pay in an amount equal to six months of her then-current salary. In addition, pursuant to the terms of the applicable stock option grants, options to purchase up to an aggregate of 58,955 shares would become immediately vested in the event Dr. Dullien's employment is terminated without cause within six months after a "change of control transaction," as defined therein. Furthermore, 43,113 of such shares of Common Stock will become immediately vested upon the initiation of sales of the Company's first product approved by the FDA.


EMPLOYEE BENEFIT PLANS

1998 EQUITY INCENTIVE PLAN


    The Company's 1998 Equity Incentive Plan (the "Incentive Plans") was adopted by the Company's Board of Directors in March 1998 as a successor equity plan to the Company's existing 1996 Stock Option Plan and 1993 Stock Option Plan (collectively, the "Prior Plans"). The Incentive Plan will become effective upon the completion of this offering. The Company has outstanding options under the Prior Plans, which are substantially similar to options which will be granted under the Incentive Plan. To date, the Company has granted options to purchase an aggregate of 10,000 shares to consultants to the Company under the Prior Plans.


    The Incentive Plan provides for the grant of incentive stock options (as defined in the Internal Revenue Code of 1986, as amended (the "Code")) to employees (including officers) and nonstatutory stock options, restricted stock purchase awards and stock bonuses to employees (including officers), directors and consultants of the Company. The Incentive Plan is administered by the Board of Directors (or a committee thereof), and the Board of Directors (or committee) determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.


    The terms of stock options granted under the Incentive Plan may not exceed 10 years. The exercise price of options granted under the Incentive Plan is determined by the Board (or committee), provided that the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of grant, and the exercise price of an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of grant. Options granted under the Incentive Plan vest at the rate specified in the option agreement, which generally is over four (4) years. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a domestic relations order or for limited estate planning purposes, provided that an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose service relationship with the Company or any affiliate ceases for any reason (other than by death or disability, but including termination for cause) may generally exercise his or her options during the three-month period following such cessation, unless such options expire sooner by their terms or the Board provided otherwise in the optionee's option agreement. Options generally may be exercised for up to twelve (12) months after an optionee's relationship with the Company and any affiliate ceases due to optionee's disability, and eighteen (18) months if such termination is due to optionee's death.


    No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

    There are currently 1,000,000 shares of Common Stock authorized for issuance under the Incentive Plan. Additionally, an amount equal to the difference (if any) between five percent (5%) of the Company's total outstanding shares as of each December 31 during the term of the Incentive Plan and the number of shares then reserved under the Incentive Plan will be added to the share reserve each such December 31. Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the Incentive Plan.

    The Board (or committee) has the authority to reprice outstanding options and to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares.


    Restricted stock purchase awards and restricted stock bonuses granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule. Such repurchase option in favor of the Company typically provides that the Company may repurchase such stock from the recipient in the event, and to the extent, vesting of such stock is not completed. Typically, such repurchase would be at the original purchase price at which the stock was issued to the recipient. Restricted stock purchase awards and stock bonuses, restricted or otherwise, may be granted at a price, and upon such other terms, determined by the Board (or committee). However, restricted stock purchases, which provide the recipient with a right to purchase stock within an immediate and limited time-frame, must be at a price equal to at least 85% of the stock's fair market value on the award date. Stock bonuses, restricted or otherwise, may be awarded in consideration of past services without a purchase payment from the recipient. Rights under a stock bonus or restricted stock bonus agreement may not be transferred other than by will, the laws of descent and distribution or a domestic relations order during the time the stock awarded pursuant to such an agreement remains subject to the agreement.


    Upon certain changes in control of the Company, all outstanding awards under the Incentive Plan shall either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, and with respect to persons then performing services as employees, directors or consultants, the time during which such awards may be exercised shall be accelerated and the awards terminated if not exercised prior to such change in control.

    The Incentive Plan will terminate in March 2008 unless sooner terminated by the Board (or committee).

1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    In March 1998, the Board adopted the 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Directors' Plan will become effective upon the completion of this offering. The Directors' Plan is administered by the Board, unless the Board delegates administration to a committee.

    The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 300,000. Pursuant to the terms of the Directors' Plan, each person serving as a director of the Company upon the completion of this offering who is not an employee of the Company (a "Non-Employee Director") shall automatically be granted an option to purchase 7,500 shares of Common Stock. Any person who first becomes a Non-Employee Director after the effectiveness of the initial public offering of the Company's Common Stock shall automatically be granted an option to purchase that number of shares of Common Stock equal to 7,500 multiplied by the fraction, the numerator equalling the number of whole months remaining in the calendar year in which the person first joined the Board and the denominator equalling 12. In addition, on January 1 of each calendar year, commencing in 1999, each

Non-Employee Director will automatically be granted an option to purchase 7,500 shares of Common Stock.

    Options under the Directors' Plan will vest in twelve (12) equal, monthly installments commencing on the date of the grant of the option. The exercise price of the options granted under the Directors' Plan equals the fair market value of the Common Stock granted on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan are generally nontransferable except pursuant to a domestic relations order or a beneficiary designation. The Directors' Plan will terminate at the direction of the Board.

    In the event of certain changes of control, options outstanding under the Directors' Plan will automatically become fully vested and exercisable, and will terminate if not exercised prior to such change of control.

1998 EMPLOYEE STOCK PURCHASE PLAN

    In March, 1998, the Company's Board of Directors approved the 1998 Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 500,000 shares of Common Stock. The Purchase Plan will become effective upon the completion of this offering. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

    In order to participate in the Purchase Plan, employees must be employed for at least 20 hours per week and for more than five months per year by the Company or an affiliate of the Company designated by the Board. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied, on specified dates determined by the Board, to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

    In the event of certain changes of control, the Company and the Board has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's direction.

401(k) PLAN

    Effective January 1998, the Company adopted a tax deferred savings plan entitled the Biex, Inc. 401(k) Retirement Plan (the "401(k) Plan"), which covers all employees of the Company beginning on the first day of the calendar quarter beginning after the date of hire. An employee may contribute up to 15% of his or her compensation to the 401(k) Plan on a pre-tax basis, not to exceed in any given year the maximum amount allowable under the Code regulations. The Company will contribute the total amount of salary elected to be deferred by each employee and may contribute a discretionary matching contribution equal to a specified percentage of the participant's obligation. The Company has not made matching contributions to date. The rates of pre-tax contributions may be reduced with respect to highly compensated employees, as defined in the Code, so that the 401(k) Plan will comply with Section 401(k) of the Code. Pre-tax contributions are allocated to each employee's individual account, which is invested in selected investment alternatives according to the directions of the employee. An employee's pre-tax contributions are nonforfeitable at all times. Withdrawals are permitted from an employee's account while the employee is still employed by the Company in the event of a financial hardship or when the employee reaches age 59 1/2. Employees may also borrow from their accounts. All benefits are generally distributed to employees upon termination of employment.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Restated Certificate contains certain provisions permitted under Delaware Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Restated Certificate also contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the Delaware General Corporation Law. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

    At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. The Company believes that its charter provisions are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS


    In August 1997, shares of the Company's Series E Preferred Stock, convertible into an aggregate of 4,169,567 shares of Common Stock, were sold at an as-converted price of $2.50 per share, 279,680 shares of which were sold to Columbine Venture Fund II, L.P., 1,200,000 shares of which were sold to Kline Hawkes California SBIC, L.P., 160,000 shares of which were sold to entities affiliated with Patricof & Co. Ventures, Inc., 131,760 shares of which were sold to Pathfinder Venture Capital Fund III, and 160,000 shares of which were sold to entities affiliated with Technology Funding Inc.



    Between October 1994 and March 1997, the Company issued and sold shares of its Series B, C and D Preferred Stock to certain investors. The terms of the Series B, C and D Preferred Stock provide for cumulative dividends. These terms were negotiated between the Company and preferred stockholders at the time of the Series B, C and D Preferred Stock offerings. In August 1997, upon the closing of the Company's Series E Preferred Stock offering, the cumulative dividends ceased to accrue. The total accumulated dividends are $735,356. The terms of the Preferred Stock state that the cumulative dividends will be paid at the time of the Company's initial public offering in cash, Common Stock or Preferred Stock of the pertinent series. If paid in stock, the shares are to be as valued by the Company's Board of Directors on the date of payment. At the March 9, 1998 meeting, the Board of Directors determined that upon the closing of the initial public offering, all cumulative dividends would be paid in Common Stock valued at the price of the shares sold in the offering (the "Dividend Shares"). The Dividend Shares will be issued to the following affiliates of the
Company: Patricof & Co. Ventures, Inc., Columbine Venture Fund II, L.P., Pathfinder Venture Capital Fund III, and entities affiliated with Technology Funding, Inc.


    In August 1996 and March 1997, shares of the Company's Series D Preferred Stock, convertible into an aggregate of 2,333,333 shares of Common Stock, were sold at an as-converted price of $1.50 per share, 466,686 shares of which were sold to entities affiliated with Patricof & Co. Ventures, Inc., 815,809 shares of which were sold to Columbine Venture Fund II, L.P., 384,184 shares of which were sold to Pathfinder

Venture Capital Fund III, and 466,683 shares of which were sold to entities affiliated with Technology Funding Inc.


    In June 1995 through April 1996, shares of the Company's Series C Preferred Stock, convertible into an aggregate of 3,030,000 shares of Common Stock, were sold at an as-converted price of $1.00 per share, 750,000 shares of which were sold to entities affiliated with Patricof & Co. Ventures, Inc., 650,000 shares of which were sold to Columbine Venture Fund II, L.P., 650,000 shares of which were sold to Pathfinder Venture Capital Fund III and 750,000 shares of which were sold to entities affiliated with Technology Funding Inc.


    The nature of the affiliation of each of the purchasers described above with the Company is as follows: (i) Sherman J. Muller, a director of the Company, is a general partner of The Columbine Fund, which is the general partner of Columbine Venture Fund II, L.P.; (ii) Janet G. Effland, a director of the Company, is a general partner of APA Excelsior III Partners, the general partner of APA and Coutts, which are funds managed by Patricof & Co. Ventures, Inc.;
(iii) Barbara L. Santry, a director of the Company, is a general partner of Pathfinder Partners III, the general partner of Pathfinder Venture Capital Fund III; (iv) Robert M. Friedland, a director of the Company, is a principal of Kline Hawkes California SBIC, L.P.; and (v) entities affiliated with Technology Funding Inc. hold more than 10% of the Company's outstanding capital stock.


    The Company has entered into an employment agreement with Mr. Edlund. Additionally, the Company has entered into an agreement with Dr. Dullien which, among other things, provides for certain severance payments in the event Dr. Dullien's employment with the Company is terminated without cause. See "Management--Employment Agreements."

    The Company believes that all of the transactions set forth above were in its best interests. As a matter of policy, the transactions were, and all future transactions between the Company and its officers, directors, principal stockholders and affiliates will be, approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of January 31, 1998 and as adjusted as of such date to reflect the sale of the Common Stock offered by the Company pursuant to this Prospectus, conversion of all outstanding shares of Preferred Stock into Common Stock, issuance of the Dividend Shares and issuance of the Warrant Shares by (i) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock on an as-converted basis, (ii) each of the Company's directors and Named Executive Officers, and (iii) all directors and executive officers as a group. Except as otherwise set forth below, the address of each person listed below is c/o Biex, Inc., 6693 Sierra Lane, Suite F, Dublin, California.


                                                                                           PERCENTAGE OF SHARES
                                                                                          BENEFICIALLY OWNED(1)
                                                                             SHARES     --------------------------
                                                                          BENEFICIALLY    PRIOR TO       AFTER
BENEFICIAL OWNER                                                            OWNED(1)      OFFERING      OFFERING
------------------------------------------------------------------------  ------------  ------------  ------------
Columbine Venture Fund II, L.P.(2)......................................     3,537,501
  5460 S. Quebec St.
  Suite 270
  Englewood, Colorado 80111
Entities affiliated with Patricof & Co. Ventures, Inc.(3)...............     2,023,644
  c/o Alan Patricof Associates, Inc.
  2100 Geng Road
  Palo Alto, California 94303
Entities affiliated with Technology Funding Inc.(4).....................     2,023,639
  2000 Alameda de las Pulgas
  San Mateo, California 94403
Pathfinder Venture Capital Fund III(5)..................................     1,665,944
  3000 Sand Hill Road, Building Three, Suite 255
  Menlo Park, California 94025
Kline Hawkes California SBIC, L.P.(6)...................................     1,200,000
  11726 San Vicente Blvd., Suite 300
  Los Angeles, California 90049
Hasso Plattner..........................................................       800,000
  c/o Lowenthal Capital
  110 Solano Street
  Tiburon, California 94920
James A. Edlund(7)......................................................       619,849
Vivian K. Dullien, Ph.D.(8).............................................       767,190
Edgar A. Luce(9)........................................................       165,522
Dale D. Tyerman(10).....................................................       296,455
H. Fred Voss, Ph.D.(11).................................................       168,890
Janet G. Effland(12)....................................................     2,031,144
Fredric J. Feldman, Ph.D.(13)...........................................       205,935
Robert M. Friedland(14).................................................     1,207,500
Sherman J. Muller(15)...................................................     3,545,001
Barbara L. Santry(16)...................................................     2,032,706
All directors and executive officers as a group (10 persons)(17)........    11,040,192


------------------------

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 14,291,896 shares of Common Stock outstanding as of January 31, 1998 (after giving effect to the conversion of the Preferred Stock and the issuance of
     the Warrant Shares and Dividend Shares) and       shares of Common Stock
     outstanding after completion of this offering.


 (2) Sherman J. Muller, a director of the Company, is a general partner of The Columbine Fund, which is the general partner of Columbine Venture Fund II, L.P. ("Columbine"). Includes beneficial ownership of 195,622 shares of Common Stock assumed issued pursuant to the exercise upon the closing of this offering of an outstanding warrant held by Columbine.



 (3) Includes 1,457,023 shares held by APA Excelsior III, L.P. ("APA") and 566,621 shares held by Coutts & Co. (Jersey) Ltd., Custodian for APA Excelsior III/Offshore, L.P. ("Coutts"). Janet G. Effland, a director of the Company, is a general partner of APA Excelsior III Partners, the general partner of APA and Coutts, which are funds managed by Patricof & Co. Ventures, Inc. Includes beneficial ownership of 50,847 and 19,774 shares of Common Stock assumed issued pursuant to the exercise upon the closing of this offering of outstanding warrants held by APA and Coutts, respectively.



 (4) Includes 634,546 shares held by Technology Funding Partners III L.P. ("TFPIII"), 634,546 shares held by Technology Funding Venture Partners IV, an Aggressive Growth Fund, L.P. ("TFPIV"), 634,547 shares held by Technology Funding Partners V, an Aggressive Growth Fund, L.P. ("TFPV") and 120,000 shares held by Technology Funding Medical Partners I L.P. Includes beneficial ownership of an aggregate of 70,620 shares of Common Stock assumed issued pursuant to the exercise upon the closing of this offering of outstanding warrants to purchase 23,540 shares of Common Stock held by each of TFPIII, TFPIV and TFPV.



 (5) Barbara L. Santry, a director of the Company, is a general partner of Pathfinder Partners III, the general partner of Pathfinder Venture Capital Fund III ("PVCF"). Includes beneficial ownership of 100,000 shares of Common Stock assumed issued pursuant to the exercise upon the closing of this offering of an outstanding warrant held by PVCF.


 (6) Robert M. Friedland, a director of the Company, is a principal of Kline Hawkes California SBIC, L.P. ("Kline Hawkes").

 (7) Includes 619,849 shares of Common Stock subject to immediately exercisable stock options, 256,184 of which will be vested as of April 1, 1998 and the remaining 363,665 shares of which would be subject to repurchase if purchased prior to vesting. Vesting of such unvested shares immediately accelerates upon a change of control of the Company. See
     "Management--Employment Agreements."

 (8) Includes 317,190 shares of Common Stock subject to immediately exercisable stock options, 194,663 of which will be vested as of April 1, 1998 and the remaining 122,527 shares of which would be subject to repurchase if purchased prior to vesting. Vesting of 58,955 shares subject to such stock options accelerates upon a termination of employment within six months following a change of control transaction or the initiation of sales of the Company's first FDA-approved product. See "Management--Employment Agreements."

 (9) Includes 165,522 shares of Common Stock subject to immediately exercisable stock options, 500 of which will be vested as of April 1, 1998 and the remaining 165,022 shares of which would be subject to repurchase if purchased prior to vesting.

 (10) Includes 206,455 shares of Common Stock subject to immediately exercisable stock options, 32,155 of which will be vested as of April 1, 1998 and the remaining 174,300 shares of which would be subject to repurchase if purchased prior to vesting.

 (11) Includes 168,890 shares of Common Stock subject to immediately exercisable stock options, 62,188 of which will be vested as of April 1, 1998 and the remaining 106,702 shares of which would be subject to repurchase if purchased prior to vesting.

 (12) Includes 1,457,023 shares held by APA and 566,621 shares held by Coutts. Ms. Effland, a director of the Company, is a general partner of APA III Partners, the general partner of APA and Coutts. Ms. Effland disclaims beneficial ownership in the shares held by APA and Coutts except to the extent of her pecuniary interest arising from her general partnership interest in APA III partners. Also, includes 7,500 shares of Common Stock subject to immediately exercisable stock options, 1,875 of which will be vested as of April 1, 1998 and the remaining 5,625 shares of which would be subject to repurchase if purchased prior to vesting.

 (13) Includes 24,167 shares of Common Stock subject to immediately exercisable stock options, 7,709 of which will be vested as of April 1, 1998 and the remaining 16,458 shares of which would be subject to repurchase if purchased prior to vesting.

 (14) Includes 1,200,000 shares held by Kline Hawkes. Dr. Friedland, a director of the Company, is a principal of Kline Hawkes. Also, includes 7,500 shares of Common Stock subject to immediately exercisable stock options, 1,875 of which will be vested as of April 1, 1998 and the remaining 5,625 shares of which would be subject to repurchase if purchased prior to vesting.

 (15) Includes 3,537,501 shares held by Columbine. Mr. Muller, a director of the Company, is a general partner of the Columbine Fund, which is the general partner of Columbine. Also, includes 7,500 shares of Common Stock subject to immediately exercisable stock options, 1,875 of which will be vested as of April 1, 1998 and the remaining 5,625 shares of which would be subject to repurchase if purchased prior to vesting.

 (16) Includes 1,665,944 shares held by Pathfinder Venture Capital Fund III and 359,262 shares held by Capstone Ventures. Ms. Santry, a director of the Company, is a general partner of Pathfinder Partners III, the general partner of PVCF, and is a managing member of Capstone Management, L.L.C., the general partner of Capstone Ventures. Also, includes 7,500 shares of Common Stock subject to immediately exercisable stock options, 1,875 of which will be vested as of April 1, 1998 and the remaining 5,625 shares would be subject to repurchase if purchased prior to vesting.

 (17) Includes 1,532,073 shares of Common Stock subject to immediately exercisable stock options, of which 501,942 shares will be vested as of April 1, 1998 and the remaining 1,030,131 shares of which would be subject to repurchase if purchased prior to vesting. See Notes 7 through 16.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, the authorized capital stock will consist of 30,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

COMMON STOCK

    As of January 31, 1998, assuming the conversion of all outstanding shares of Preferred Stock into shares of Common Stock, and issuance of the Warrant Shares, there were 14,291,896 shares of Common Stock outstanding held by 33 stockholders, options to purchase 1,809,588 shares of Common Stock and 799,731 shares reserved for future issuance under the Company's 1996 Stock Option Plan. In addition, 10,224 shares are authorized for future issuance under the Company's 1993 Stock Option Plan, but the Company does not intend to grant additional options under such plan. Effective upon the completion of this offering, the 1993 Stock Option Plan and the 1996 Stock Option Plan will be terminated and replaced by the 1998 Equity Incentive Plan, under which 1,000,000 shares will be reserved for issuance. Also effective upon the completion of this offering, the Board of Directors has reserved 500,000 and 300,000 shares for issuance under the Purchase Plan and the Director's Plan, respectively.

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Unless Section 2115 of the California General Corporation Law is applicable to the Company, holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    Upon the closing of this offering, the Board of Directors will be authorized to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

    The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. As of the closing of the offering, no shares of Preferred Stock will be outstanding and the Company currently has no plans to issue any shares of Preferred Stock.


WARRANTS



    In October 1994, pursuant to the Series B Preferred Stock and Warrant Purchase Agreement, the Company issued warrants to purchase an aggregate of 465,584 shares of Series B Preferred Stock at an exercise price of $1.00 per share, 195,622 of which were issued to Columbine Venture Fund II, L.P., 70,621 of which were issued to entities affiliated with Patricof & Co. Ventures, Inc., 70,620 of which were issued to entities affiliated with Technology Funding Inc., and 100,000 of which were issued to Pathfinder Venture

Capital Fund III. The warrants include a net exercise provision and expire upon the earlier to occur of the closing of this offering or October 31, 1999.


REGISTRATION RIGHTS

    After this offering and the issuance of the Dividend Shares and the Warrant Shares, the holders of approximately 13,007,408 shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein; provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, the security holders benefiting from these rights may require the Company, beginning six months after the date of this Prospectus, on not more than two occasions to file a registration statement under the Securities Act with respect to such shares, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Further, certain holders may require the Company to file a registration statement on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. Registration of such shares under the Securities Act would result in such shares becoming freely tradeable and could have an adverse effect on the market price for the Company's Common Stock.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    The Amended and Restated Certificate (the "Restated Certificate") and Amended and Restated Bylaws (the "Bylaws") of the Company provide, among other things, that after the closing of this offering, any action required or permitted to be taken by the stockholders of the Company after this offering may be taken only at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, or the Chief Executive Officer of the Company. The Restated Certificate also provides for a classified board of directors and specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. See "Management-- Board Composition." These provisions, which require the vote of stockholders holding at least two-thirds of the outstanding shares to amend, may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For the purposes of
Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior did own) 15% or more of the corporation's voting stock.


SECTION 2115



    The Company may be subject to Section 2115 of the California Corporations Codes ("Section 2115"). Section 2115 provides that, regardless of a company's legal domicile, certain provisions of California corporate law will apply to that company if the Company meets certain requirements relating to its property, payroll and sales in California and if more than one-half of its outstanding voting securities are held of record by persons having addresses in California.
Section 2115 limits the ability of the Company to, among other things, elect a classified board of directors. The Company will not be subject to Section 2115 at such time as an outstanding security of the Company is qualified for trading as a national market security on the Nasdaq system and has 800 stockholders as of the record date of its most recent annual meeting. The Company expects that it will no longer be subject to Section 2115 by the record date of its 1999 annual meeting of stockholders. See "--Common Stock" and "Management--Board Composition."


STOCKHOLDER RIGHTS PLAN

    Pursuant to a Rights Agreement (the "Rights Agreement") between the Company and Boston Equiserve, L.P. as Rights Agent (the "Rights Agent"), the Company's Board of Directors declared a dividend of one right (a "Right") to purchase one one-hundredth of a share of the Company's Series F Junior Participating Preferred Stock ("Series F Preferred") for each outstanding share of Common Stock of the Company. The dividend is payable on the effective date of this offering (the "Record Date") to stockholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series F Preferred at an
exercise price of $      (the "Purchase Price"), subject to adjustment. The
following summary of the principal terms of the Rights Agreement is a general description only and is subject to the detailed terms and conditions of the Rights Agreement.

    Initially, the Rights will be evidenced by the stock certificates representing Common Shares then outstanding, and no separate Right Certificates will be distributed. Until the earlier to occur of (i) a public announcement that a person or group of affiliated or associated persons, has become an "Acquiring Person" (as such term is defined in the Rights Agreement) or (ii) 10 business days (or such later date as the Board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in the beneficial ownership by an Acquiring Person of 20% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate. In general, an "Acquiring Person" is a person, the affiliates or associates of such person, or a group, which has acquired beneficial ownership of 20% or more of the outstanding Common Shares.

    The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights) the surrender or transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will
expire on           , 2008 (the "Final Expiration Date"), unless the Final
Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

    The Purchase Price payable, and the number of shares of Series F Preferred ("Preferred Shares") or other securities or property issuable or payable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution. The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in

Common Shares, or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

    Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $l per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share. The Preferred Shares would rank junior to any other series of the Company's preferred stock.

    In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right. This right will commence on the date of public announcement that a person has become an Acquiring Person (or the effective date of a registration statement relating to distribution of the rights, if later) and terminate 60 days later (subject to adjustment in the event exercise of the rights is enjoined).

    In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its affiliates or associates or certain other persons in which such persons have an interest, proper provision will be made so that each such holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

    At any time prior to the earliest of (i) the close of business on the day of the first public announcement that a person has become an Acquiring Person, or
(ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). In general, the redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may determine. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    At any time after any Person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or, under circumstances set forth in the Rights Agreement, cash, property or other securities of the Company, including fractions of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent designations and the powers, preferences and rights, and the qualifications, limitations and restrictions), per Right (with value equal to such Common Shares).

    The terms of the Rights generally may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as the Rights are distributed no such amendment may adversely affect the interests of the holders of the Rights (excluding the interest of any Acquiring Person).

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is BankBoston, N.A., 289 South San Antonio Road, Suite 100, Los Altos, California, (650) 947-3225.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, the Company will have outstanding shares of Common Stock, based on the number of shares of Preferred Stock and Common Stock outstanding as of January 31, 1998 and assuming issuance of the Dividend Shares and the Warrant Shares and no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all the shares sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act of 1933, as amended (the "Securities Act") unless purchased by an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act. The remaining 14,291,896 shares of Common Stock held by existing stockholders are "restricted securities" as the term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rule 144 and 701, additional shares will be available for sale in the public market as follows: (i) 706,901 Restricted Shares will be eligible for immediate sale on the date of this Prospectus or within 180 days after the Date of this Prospectus; and (ii) 13,584,995 of the Restricted Shares, and 919,073 shares subject to existing options will be eligible for sale 180 days after the date of this Prospectus upon expiration of lock-up agreements.

    Each officer and director of the Company, holders of 12,974,995 of the outstanding shares of Common Stock and all holders of options to acquire Common Stock have agreed with the Representatives for a period of 180 days after the effective date of this Prospectus (the "Lock-Up Period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of NationsBanc Montgomery Securities LLC. However, NationsBanc Montgomery Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the Company has agreed that during the Lock-Up Period, the Company will not, without the prior written consent of NationsBanc Montgomery Securities LLC, subject to certain exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options and the Company's issuance of options and shares under existing employee stock option and stock purchase plans.

    As of January 31, 1998, there were 1,809,588 shares of Common Stock issuable upon exercise of outstanding options. The Company intends to file registration statements under the Securities Act to register shares of Common Stock reserved for issuance under its employee stock option plans, the Purchase Plan and the Directors' Plan, thus permitting the sale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing. Upon effectiveness of such registration statements and expiration of the lockup agreements described above, holders of vested options to purchase approximately 919,073 shares will be entitled to exercise such options and immediately sell such shares.

    In general, under Rule 144 as currently in effect, and beginning after expiration of the lockup agreements described above (180 days after the date of this Prospectus), a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding
(which will equal approximately       shares immediately after the offering);
and (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date of sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability or current public information about the

Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation and notice provisions of Rule 144.

    Pursuant to the lockup agreements described above, all Company employees and consultants holding Common Stock or stock options may not sell shares acquired upon exercise until 180 days after the date of this Prospectus. Beginning 180 days after the date of this Prospectus, any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that nonaffiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144.

    Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or will continue after this offering or that the market price of the Common Stock will not decline below the initial public offering price. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. As described herein, only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

    The Underwriters named below, represented by NationsBanc Montgomery Securities LLC, Smith Barney Inc. and Wessels, Arnold & Henderson, L.L.C. (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") by and between the Company and the Underwriters, to purchase from the Company the aggregate number of shares of Common Stock indicated below opposite their respective names at the offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares if they purchase any.

                                                                                             NUMBER OF
UNDERWRITER                                                                                    SHARES
-------------------------------------------------------------------------------------------  ----------
NationsBanc Montgomery Securities LLC......................................................
Smith Barney Inc...........................................................................
Wessels, Arnold & Henderson, L.L.C.........................................................

                                                                                             ----------
    Total..................................................................................
                                                                                             ----------
                                                                                             ----------

    The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a
concession of not more than $    per share, and the Underwriters may allow, and
such dealers may reallow, a concession of not more than $    per share to
certain other dealers. After the offering, the price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

    The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum
of           additional shares of Common Stock to cover over-allotments, if any,
at the same price per share as the initial           shares to be purchased by
the Underwriters. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above. The Underwriters may purchase such shares only to cover over-allotments made in connection with the offering.

    The Representatives have advised the Company that the Underwriters do not expect to confirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

    The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    For a period of 180 days after the date of this Prospectus, without the prior written consent of NationsBanc Montgomery Securities LLC, the Company and holders of 13,584,995 shares of Common

Stock, including the Company's directors and executive officers, have agreed not to offer, sell or contract to sell, sell or grant any option to purchase, make any short sale, pledge or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of, or any other rights to purchase or acquire Common Stock of the Company other than transfers to the holders' immediate family or into trusts for the benefit of the holder or members of the holders' immediate family.

    Prior to the offering, there has been no public market for the Common Stock of the Company. Consequently, the offering price for the Common Stock will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the offering price of the Common Stock will be prevailing market and economic conditions, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant.

    The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering price, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Francisco and Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Entities affiliated with Cooley Godward LLP beneficially own an aggregate of 120,573 shares of the Company's Common Stock. Howard G. Ervin, a partner in Cooley Godward LLP, serves as Assistant Secretary of the Company.

                                    EXPERTS

    Certain legal matters with respect to information contained in this Prospectus under the captions "Risk Factors--Dependence on Patents and Proprietary Rights" and "Business--Patents and Proprietary Rights" will be passed upon by McDonnell Boehmen Hulbert & Berghoff, patent counsel to the Company.

    The financial statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission a Registration Statement (which term includes any amendments thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including exhibits thereto and the financial statements and notes filed as a part thereof, as well as such reports and other information filed with the Securities and Exchange Commission, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of all or any part thereof may be obtained from the Securities and Exchange Commission upon payment of certain fees prescribed by the Commission. Such reports and other information may also be inspected without charge at a World Wide Web site on the Internet maintained by the Securities and Exchange Commission (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System.

                                   BIEX, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                             ---
Report of Independent Public Accountants...................................................................  F-2
Balance Sheets.............................................................................................  F-3
Statements of Operations...................................................................................  F-4
Statements of Stockholders' Equity (Deficit)...............................................................  F-5
Statements of Cash Flows...................................................................................  F-7
Notes to Financial Statements..............................................................................  F-8

    Upon the effective date of Biex, Inc.'s proposed initial public offering, we expect to be in a position to render the following audit report:

                                          ARTHUR ANDERSEN LLP

San Jose, California
March 13, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Biex, Inc.:

    We have audited the accompanying balance sheets of Biex, Inc. (a Delaware corporation in the development stage) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997, and for the period from inception (November 1, 1991) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Biex, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, and for the period from inception (November 1, 1991) to December 31, 1997, in conformity with generally accepted accounting principles.

San Jose, California
___________, 1998

                                   BIEX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS


                                                                                                           DECEMBER 31,
                                                                                                     -------------------------
                                                                                                        1996          1997
                                                                                                     -----------  ------------
                                                            ASSETS
Current Assets:
  Cash and cash equivalents........................................................................  $   446,285  $    194,282
  Short-term investments...........................................................................      993,769     8,073,513
  Interest receivable..............................................................................       12,337        48,589
  Prepaids and other current assets................................................................       45,885        57,000
                                                                                                     -----------  ------------
      Total current assets.........................................................................    1,498,276     8,373,384
Property and Equipment, net of accumulated depreciation of $12,298 in 1996 and $20,588 in 1997.....       26,151       114,852
Deposits...........................................................................................        8,269         8,269
                                                                                                     -----------  ------------
      Total assets.................................................................................  $ 1,532,696  $  8,496,505
                                                                                                     -----------  ------------
                                                                                                     -----------  ------------

                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities.........................................................  $   573,557  $    733,088
  Cumulative dividends payable.....................................................................      436,147       735,356
                                                                                                     -----------  ------------
      Total current liabilities....................................................................    1,009,704     1,468,444
                                                                                                     -----------  ------------
Commitments (Note 6)
Stockholders' Equity:
  Preferred stock, $.001 par value; 14,004,513 shares authorized, none outstanding.................           --            --
  Common stock, $.001 par value; 23,246,164 shares authorized; 8,738,311 and 13,826,312 shares
    issued and outstanding at December 31, 1996 and 1997; respectively.............................        8,738        13,827
  Additional paid-in capital.......................................................................    8,127,542    19,425,008
  Deferred compensation............................................................................           --      (729,000)
  Unrealized gain on investments...................................................................           --        73,513
  Deficit accumulated during the development stage.................................................   (7,613,288)  (11,755,287)
                                                                                                     -----------  ------------
      Total stockholders' equity...................................................................      522,992     7,028,061
                                                                                                     -----------  ------------
      Total liabilities and stockholders' equity...................................................  $ 1,532,696  $  8,496,505
                                                                                                     -----------  ------------
                                                                                                     -----------  ------------


  The accompanying notes to financial statements are an integral part of these statements.

                                   BIEX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                                  FOR THE PERIOD
                                                                                                  FROM INCEPTION
                                                        FOR THE YEARS ENDED DECEMBER 31,        (NOVEMBER 1, 1991)
                                                   -------------------------------------------   TO DECEMBER 31,
                                                       1995           1996           1997              1997
                                                   -------------  -------------  -------------  ------------------
Expenses:
  Research and development.......................  $   1,058,898  $   2,155,935  $   1,988,848   $      6,433,521
  General and administrative.....................        676,119      1,465,047      1,963,770          4,801,554
                                                   -------------  -------------  -------------  ------------------
    Operating loss...............................     (1,735,017)    (3,620,982)    (3,952,618)       (11,235,075)
                                                   -------------  -------------  -------------  ------------------

Interest Income..................................         27,987         57,717        109,828            215,144
                                                   -------------  -------------  -------------  ------------------

Net Loss.........................................  $  (1,707,030) $  (3,563,265) $  (3,842,790)  $    (11,019,931)
                                                   -------------  -------------  -------------  ------------------
                                                   -------------  -------------  -------------  ------------------

Basic Net Loss Per Share.........................  $       (0.37) $       (0.48) $       (0.35)  $          (2.38)
                                                   -------------  -------------  -------------  ------------------
                                                   -------------  -------------  -------------  ------------------

Shares Used in Computing Basic Net Loss Per
  Share..........................................      4,592,638      7,365,161     10,856,936          4,621,978
                                                   -------------  -------------  -------------  ------------------
                                                   -------------  -------------  -------------  ------------------

  The accompanying notes to financial statements are an integral part of these statements.

                                   BIEX, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                                        DEFICIT
                                                                                                      ACCUMULATED
                                           COMMON STOCK       ADDITIONAL                 UNREALIZED    DURING THE
                                      ----------------------   PAID-IN      DEFERRED       GAIN ON    DEVELOPMENT
                                       SHARES      AMOUNT      CAPITAL    COMPENSATION   INVESTMENTS     STAGE
                                      ---------  -----------  ----------  -------------  -----------  ------------
Balances, inception (November 1,
  1991).............................         --   $      --   $       --    $      --     $      --    $       --
  Issuance of common stock for cash
    at $.001 per share in November
    1991............................    900,000         900           --           --            --            --
  Issuance of common stock for cash
    at $.00125 per share in December
    1991............................     30,000          30            8           --            --            --
  Net loss..........................         --          --           --           --            --       (16,401)
                                      ---------  -----------  ----------  -------------  -----------  ------------
Balances, December 31, 1991.........    930,000         930            8           --            --       (16,401)
  Issuance of common stock for cash
    at $.001 per share in March
    1992............................     70,000          70           --           --            --            --
  Net loss..........................         --          --           --           --            --      (226,116)
                                      ---------  -----------  ----------  -------------  -----------  ------------
Balances, December 31, 1992.........  1,000,000        1000            8           --            --      (242,517)
  Issuance of common stock for cash
    and conversion of notes due to a
    stockholder in the amount of
    $249,963 in July 1993...........  1,592,307       1,592    1,283,370           --            --            --
  Stock offering costs..............         --          --      (27,853)          --            --            --
  Issuance of common stock for
    services valued at $.065 per
    share in December 1993..........     12,500          12          801           --            --            --
  Net loss..........................         --          --           --           --            --      (578,557)
                                      ---------  -----------  ----------  -------------  -----------  ------------
Balances, December 31, 1993.........  2,604,807       2,604    1,256,326           --            --      (821,074)
  Issuance of common stock for cash
    and conversion of notes due to a
    stockholder in the amount of
    $462,335 in October 1994........  1,416,617       1,417    1,415,200           --            --            --
  Stock offering costs..............         --          --      (36,705)          --            --            --
  Dividends.........................         --          --           --           --            --       (14,166)
  Net loss..........................         --          --           --           --            --    (1,085,772)
                                      ---------  -----------  ----------  -------------  -----------  ------------
Balances, December 31, 1994.........  4,021,424       4,021    2,634,821           --            --    (1,921,012)
  Issuance of common stock for cash
    at $1.00 per share in June
    1995............................  1,010,004       1,010    1,008,994           --            --            --
  Issuance of common stock for cash
    at $1.00 per share at December
    1995............................  1,010,000       1,010    1,008,990           --            --            --
  Stock offering costs..............         --          --      (12,678)          --            --            --
  Issuance of common stock for cash
    from stock option exercises.....     20,220          20        1,294           --            --            --
  Dividends.........................         --          --           --           --            --      (119,337)
  Net loss..........................         --          --           --           --            --    (1,707,030)
                                      ---------  -----------  ----------  -------------  -----------  ------------
Balances, December 31, 1995.........  6,061,648   $   6,061   $4,641,421    $      --     $      --    $(3,747,379)

                                   BIEX, INC.
                         (A DEVELOPMENT STAGE COMPANY)
            STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

                                                                                                        DEFICIT
                                                                                                      ACCUMULATED
                                           COMMON STOCK       ADDITIONAL                 UNREALIZED    DURING THE
                                      ----------------------   PAID-IN      DEFERRED       GAIN ON    DEVELOPMENT
                                       SHARES      AMOUNT      CAPITAL    COMPENSATION   INVESTMENTS     STAGE
                                      ---------  -----------  ----------  -------------  -----------  ------------
Balances, December 31, 1995.........  6,061,648   $   6,061   $4,641,421    $      --     $      --    $(3,747,379)
  Issuance of common stock for cash
    at $1.00 per share in April
    1996............................  1,009,996       1,010    1,008,986           --            --            --
  Issuance of common stock for cash
    at $1.50 per share in August
    1996............................  1,666,667       1,667    2,498,333           --            --            --
  Stock offering costs..............         --          --      (21,198)          --            --            --
  Dividends.........................         --          --           --           --            --      (302,644)
  Net loss..........................         --          --           --           --            --    (3,563,265)
                                      ---------  -----------  ----------  -------------  -----------  ------------
Balances, December 31, 1996.........  8,738,311       8,738    8,127,542           --            --    (7,613,288)
  Issuance of common stock for
    services valued at $.20 per
    share in January 1997...........      5,000           5          995           --            --            --
  Issuance of common stock for cash
    at $1.50 per share in March
    1997............................    666,666         667      999,333           --            --            --
  Issuance of common stock for cash
    at $2.50 per share in August
    1997............................  4,169,567       4,170   10,337,648           --            --            --
  Stock offering costs..............         --          --     (832,789)          --            --            --
  Issuance of common stock for cash
    from stock option exercises.....    246,768         247       45,279           --            --            --
  Deferred compensation.............         --          --      747,000     (747,000)           --            --
  Amortization of deferred
    compensation....................         --          --           --       18,000            --            --
  Unrealized gain on investments....         --          --           --           --        73,513            --
  Dividends.........................         --          --           --           --            --      (299,209)
  Net loss..........................         --          --           --           --            --    (3,842,790)
                                      ---------  -----------  ----------  -------------  -----------  ------------
Balances, December 31, 1997.........  13,826,312  $  13,827   $19,425,008   $(729,000)    $  73,513   ($11,755,287)
                                      ---------  -----------  ----------  -------------  -----------  ------------
                                      ---------  -----------  ----------  -------------  -----------  ------------

  The accompanying notes to financial statement are an integral part of these statements.

                                   BIEX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                            FOR THE PERIOD
                                                                                                            FROM INCEPTION
                                                                     FOR THE YEARS ENDED DECEMBER 31,     (NOVEMBER 1, 1991)
                                                                  --------------------------------------   TO DECEMBER 31,
                                                                     1995         1996          1997             1997
                                                                  -----------  -----------  ------------  ------------------
Cash Flows From Operating Activities:
  Net loss......................................................  $(1,707,030) $(3,563,265) $ (3,842,790)   $  (11,019,931)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...............................        2,713        7,772         8,290            24,836
    Common stock issued for services............................           --           --         1,000             1,813
    Amortization of deferred compensation.......................           --           --        18,000            18,000
    Accrued interest on promissory notes converted into Series B
      preferred stock...........................................           --           --            --            16,620
    Changes in operating assets and liabilities:
      Interest receivable.......................................           --           --       (36,252)          (36,252)
      Prepaids and other current assets.........................       (5,000)     (52,772)      (11,115)          (69,337)
      Deposits..................................................       (5,318)      (2,951)           --            (8,269)
      Accounts payable and accrued liabilities..................       15,520      433,281       159,531           733,088
                                                                  -----------  -----------  ------------  ------------------
        Net cash used in operating activities...................   (1,699,115)  (3,177,935)   (3,703,336)      (10,339,432)
                                                                  -----------  -----------  ------------  ------------------
Cash Flows From Investing Activities:
  Purchases of property and equipment...........................      (57,441)          --       (96,991)         (159,055)
  Proceeds from sale of property and equipment..................           --       23,615            --            23,615
  Purchases of short-term investments...........................   (1,403,466)  (1,493,769)   (8,000,000)      (12,906,240)
  Proceeds from sale of short-term investments..................    1,592,617    1,090,117       993,769         4,906,240
  Cash paid for organization costs..............................           --           --            --            (4,248)
                                                                  -----------  -----------  ------------  ------------------
      Net cash provided by (used in) investing activities.......      131,710     (380,037)   (7,103,222)       (8,139,688)
                                                                  -----------  -----------  ------------  ------------------
Cash Flows From Financing Activities:
  Proceeds from issuance of equity securities...................    2,021,318    3,509,996    11,387,344        18,892,593
  Equity securities offering costs..............................      (12,678)     (21,198)     (832,789)         (931,489)
  Proceeds from issuance of notes payable to a related party and
    others, canceled on July 23, 1993...........................           --           --            --           399,963
  Repayment of note payable to a related party..................           --           --            --          (150,000)
  Proceeds from issuance of notes payable to a related party and
    others......................................................           --           --            --           462,335
                                                                  -----------  -----------  ------------  ------------------
      Net cash flows provided by financing activities...........    2,008,640    3,488,798    10,554,555        18,673,402
                                                                  -----------  -----------  ------------  ------------------
Net Increase (Decrease) in Cash and Cash Equivalents............      441,235      (69,174)     (252,003)          194,282
Cash and Cash Equivalents, beginning of period..................       74,224      515,459       446,285                --
                                                                  -----------  -----------  ------------  ------------------
Cash and Cash Equivalents, end of period........................  $   515,459  $   446,285  $    194,282    $      194,282
                                                                  -----------  -----------  ------------  ------------------
                                                                  -----------  -----------  ------------  ------------------
Supplemental Cash Flow Information:
  Cash paid for interest........................................  $        --  $        --  $         --    $       26,500
                                                                  -----------  -----------  ------------  ------------------
                                                                  -----------  -----------  ------------  ------------------
  Cancellation of convertible promissory notes due to related
    party.......................................................  $        --  $        --  $         --    $      712,298
                                                                  -----------  -----------  ------------  ------------------
                                                                  -----------  -----------  ------------  ------------------
  Issuance of common stock for services.........................  $        --  $        --  $      1,000    $        1,813
                                                                  -----------  -----------  ------------  ------------------
                                                                  -----------  -----------  ------------  ------------------
  Accrued non-cash dividends....................................  $   119,337  $   302,644  $    299,209    $      735,356
                                                                  -----------  -----------  ------------  ------------------
                                                                  -----------  -----------  ------------  ------------------

  The accompanying notes to financial statements are an integral part of these statements.

                                   BIEX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996

1.  ORGANIZATION:

    Biex, Inc. (a Delaware corporation in the development stage, the "Company") is a women's health care company focused on developing and marketing solutions for maternity management, including the development of a proprietary saliva-based screening system for the women's prenatal healthcare market. The Company's product is in the early stages of development; no product revenues have been generated thus far. Prior to selling this product and generating product revenues, the Company must complete the development of its product and receive regulatory approvals. No assurance can be given that the Company's product will be successfully developed, regulatory approvals will be granted, or patient and physician acceptance of this product will be achieved.

    Since inception, the Company has incurred substantial losses, principally from expenses associated with seeking regulatory approval of its product, development efforts related to its product and the establishment of its sales and administrative organization. The Company has funded its operations primarily through the private placement of equity securities aggregating approximately $18.9 million as of December 31, 1997. The Company continues to be subject to certain risks common to companies in similar stages of development, including the need for additional financing, dependence on a single product, uncertainty of regulatory approval, uncertainty of market acceptance, limited manufacturing, marketing and sales experience and uncertainty of successful future operations. There can be no assurance that additional financing will be available to the Company. If other financing is not available, management believes the Company could continue its operations at least through December 31, 1998 by delaying, scaling back or eliminating certain of its planned expenditures, including, but not limited to, research and development, clinical, marketing and manufacturing programs.

2.  SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of government obligations or investments collateralized by government obligations.

    SHORT-TERM INVESTMENTS

    Short-term investments consist of commercial paper and are classified as available-for-sale and carried at fair market value. Unrealized gains and losses on such securities, when material, are reported as a separate component of stockholders' equity. Realized gains and losses on sales of all such securities are reported in earnings and computed using the specific identification cost method. At December 31, 1997, the cost basis of the short-term investments was $8,000,000 with a fair market value of $8,073,513.

                                   BIEX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1996

2.  SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment consists of equipment and leasehold improvements and are stated at cost. Depreciation of equipment and leasehold improvements is provided on the straight-line method over approximately five years.

    RESEARCH AND DEVELOPMENT

    Costs incurred in connection with research and development activities are expensed as incurred. These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various entities that perform research for the Company.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997. This standard defines comprehensive income as the changes in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income will be required to be reported in financial statements issued for periods beginning after the effective date of SFAS No. 130. Management believes the adoption of SFAS No. 130 will not have a material effect on the Company's financial statements.

    In June 1997, the Financial Accounting Standards Board also issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. SFAS No. 131 establishes standards for disclosures about operating segments, products and services geographic areas and major customers. Management believes the adoption of SFAS No. 131 will not have a material effect on the Company's financial statements.

    BASIC NET LOSS PER COMMON SHARE

    Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. No diluted loss per share information has been presented in the accompanying statements of operations since potential common shares from conversion of stock options and warrants are antidilutive.

3.  REDEEMABLE PREFERRED STOCK:


    Prior to the effectiveness of the registration statement for the Company's initial public offering, the Company was authorized to issue 14,004,513 shares of preferred stock, of which 12,541,824 shares were issued and were carried at their aggregate redemption value of $19,377,530, which was equal to their aggregate liquidation preference. The shares of preferred stock had various rights and privileges including redemption rights and rights to cumulative dividends. Such dividends amounted to $735,356 at December 31, 1997, and are payable in either stock or cash at the option of the Company. All shares of preferred stock outstanding were converted to shares of common stock immediately prior to the effectiveness of the registration statement filed with respect to the Company's initial public offering (see Note 7). Accordingly, all share and per share amounts in the accompanying financial statements have been retroactively restated

                                   BIEX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1996

3.  REDEEMABLE PREFERRED STOCK: (CONTINUED)
to reflect this conversion. Additionally, the board of directors authorized the payment of the accrued dividend payable simultaneous with the closing of the initial public offering by the issuance of shares of common stock.


    In connection with the issuance of certain of the previously outstanding series of preferred stock, warrants to purchase 465,584 shares of Series B Preferred Stock at $1.00 per share were issued to the purchasers. These warrants originally expired on the earlier of the Company's initial public offering or October 1997; the expiration date was extended during 1997 to October 31, 1999. The warrants were held only by existing owners of the Company's Series B Preferred Stock; accordingly, no compensation expense was recorded at the date the warrants' expiration date was extended.


4.  STOCK COMPENSATION PLANS:

    1993 STOCK OPTION PLAN AND 1996 STOCK OPTION PLAN

    As of December 31, 1997, the Company had two stock option plans, the 1993 Stock Option Plan (the "1993 Plan") and the 1996 Stock Option Plan (the "1996 Plan") (collectively, the "Plans"). The stock options granted under the Plans may be either incentive stock options ("ISO's") or nonstatutory stock options. The Board of Directors sets the rate at which the options become exercisable and determines when the options expire. No options shall be exercisable after the tenth anniversary of the date of grant.

    ISO's may not be granted at an exercise price of less than the fair market value of the common stock at the date of grant. If an ISO is granted to an employee who owns more than 10% of the Company's total voting stock, such exercise price shall be at least 110% of the fair market value of the common stock, and the ISO shall not be exercisable after five years from the date of grant.

                                   BIEX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1996

4.  STOCK COMPENSATION PLANS: (CONTINUED)
    Activity under the Plans is as follows:


                                                                             EXERCISE
                                                                OPTIONS      PRICE PER    WEIGHTED AVERAGE
                                                              OUTSTANDING      SHARE       EXERCISE PRICE
                                                              -----------  -------------  -----------------
Outstanding at December 31, 1993............................      58,432   $.065          $ .065
  Granted...................................................     132,474   .065 - .15       .12
                                                              -----------
Outstanding at December 31, 1994............................     190,906   .065 - .15       .08
  Granted...................................................     341,212   .15              .15
  Exercised.................................................     (20,220)  .065             .065
  Canceled..................................................     (85,745)  .065 - .15       .07
                                                              -----------
Outstanding at December 31, 1995............................     426,153   .065 - .15       .14
  Granted...................................................     967,312   .20              .20
                                                              -----------
Outstanding at December 31, 1996............................   1,393,465   .065 - .20       .18
  Granted...................................................     656,971   .30 - 1.00       .59
  Exercised.................................................    (246,768)  .15 - .20        .18
  Canceled..................................................     (84,080)  .20 - .30        .26
                                                              -----------
Outstanding at December 31, 1997............................   1,719,588   .065 - 1.00      .33
                                                              -----------
                                                              -----------
Exercisable at December 31, 1997............................     538,655                    .18
                                                              -----------
                                                              -----------
Weighted Average Fair Value of Options......................   $     .10
                                                              -----------
                                                              -----------


    There are 249,955 and 322,846 options available for grant at December 31, 1997 and 1996, respectively.

    The following table summarizes information about stock options outstanding at December 31, 1997:

                       OPTIONS OUTSTANDING
           --------------------------------------------     OPTIONS EXERCISABLE
                              WEIGHTED-                  -------------------------
               NUMBER          AVERAGE       WEIGHTED-      NUMBER      WEIGHTED-
RANGE OF   OUTSTANDING AT     REMAINING       AVERAGE    EXERCISABLE     AVERAGE
EXERCISE    DECEMBER 31,     CONTRACTUAL     EXERCISE    DECEMBER 31,   EXERCISE
 PRICES         1997            LIFE           PRICE         1997         PRICE
---------  --------------  ---------------  -----------  ------------  -----------
  $.065           46,716         6 years     $    .065        46,716    $    .065
 .15 - .20      1,063,207         8 years          .19        479,441         .18
   .30           314,165         9 years          .30         12,498         .30
   .60            48,000        10 years          .60             --           --
  1.00           247,500        10 years         1.00             --       --
           --------------                                ------------
               1,719,588                                     538,655
           --------------                                ------------
           --------------                                ------------

    Of the 1,719,588 options outstanding at December 31, 1997, 117,913 are subject to accelerated vesting based on certain milestones set by the Board of Directors. In addition, 663,923 options will become vested in the event the Company is sold or has certain other significant changes in its ownership. In March 1997, the Company amended the terms of outstanding options to provide the option holders the right to early

                                   BIEX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1996

4.  STOCK COMPENSATION PLANS: (CONTINUED)
exercise their options, subject to the right of the Company to repurchase unvested shares at the original purchase price.

    The Company applies APB Opinion No. 25 and related interpretations in accounting for the Plans. Had compensation cost for the Plans been determined based on the fair value of the stock options on the date of grant, consistent with the method specified in SFAS No. 123, the Company's net loss and basic net loss per share would have increased to the following pro forma amounts for fiscal 1995, 1996 and 1997, as follows:

                                                                     ACTUAL        PRO FORMA
                                                                  -------------  -------------
1995
  Net loss......................................................  $  (1,707,030) $  (1,715,704)
  Basic net loss per share......................................          (0.37)         (0.37)

1996
  Net loss......................................................     (3,563,265)    (3,596,052)
  Basic net loss per share......................................          (0.48)         (0.49)

1997
  Net loss......................................................     (3,842,790)    (3,901,126)
  Basic net loss per share......................................          (0.35)         (0.36)


    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1997, respectively: risk-free interest rate of 6.2 percent and 5.7 percent, respectively, expected dividend yields of zero percent; expected lives of 3 years; expected volatility of 0.01 percent.


    DEFERRED COMPENSATION

    In connection with the issuance of stock options to employees, the Company has recorded deferred compensation in the aggregate amount of $747,000 representing the difference between the fair market value of the Company's common stock and the exercise price of the stock options at the date of grant. The Company is amortizing the deferred compensation expense over the shorter of the period in which the employee provides services or the applicable vesting period, which is typically over 48 months. For the period ended December 31, 1997, amortization expense was $18,000.

    1998 EQUITY INCENTIVE PLAN

    The Company's 1998 Equity Incentive Plan (the "Incentive Plan") was adopted by the Company's board of directors in March 1998, as a successor plan to the Plans. The Incentive Plan will become effective upon completion of the Company's initial public offering. In addition to the shares to be initially reserved for the Incentive Plan, an amount equal to the difference, if any, between five percent of the Company's total outstanding shares as of each December 31 during the term of the Incentive Plan and the number of shares then reserved under the Incentive Plan will be added to the share reserve each such December 31. Under the Incentive Plan, the Board of Directors may grant options to purchase the Company's common

                                   BIEX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1996

4.  STOCK COMPENSATION PLANS: (CONTINUED)
stock to employees, directors or consultants at an exercise price of not less than 100% of the fair value of the Company's common stock on the date of grant, in the case of incentive stock options, and not less than 85% of the fair value of the Company's common stock on the date of grant, in the case of nonqualified stock options. The term of the stock options issued under the Incentive Plan may not exceed 10 years from the date of grant and such options shall generally vest over four years. Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the Incentive Plan. The board of directors has the authority to reprice outstanding options and to offer optionees the opportunity to replace outstanding options with new options.

    Under the Incentive Plan, restricted stock purchase awards may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule and at a price determined by the board of directors. Restricted stock purchases must be at a price equal to at least 85% of the stock's fair market value on the award date, but stock bonuses may be awarded in consideration of past services without a purchase payment.

    Upon certain changes in control of the Company, all outstanding awards under the Incentive Plan shall either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, and with respect to persons then performing services as employees, directors or consultants, the time during which such awards may vest shall be accelerated and the awards terminated if not exercised prior to such change in control.

    The Incentive Plan will terminate in March 2008 unless sooner terminated by the board of directors.

    1998 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's board of directors in March 1998. The Purchase Plan permits eligible employees to purchase common stock at 85% of the lower of the fair market value of the Company's common stock on the commencement date of each offering period or the relevant purchase date.

    In the event of certain changes of control, the Company and the board of directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation, or the board of directors may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the board of directors' direction.

    1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    The Company's 1998 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Company's board of directors in March 1998. Pursuant to the terms of the Directors' Plan, each person serving as a director of the Company who is not an employee of the Company (a "Non-Employee Director") shall upon the date such person first becomes a Non-Employee Director after the effectiveness of the initial public offering of the Company's common stock automatically be granted an option to purchase that number of shares of common stock equal to 7,500 divided by the whole number of months remaining in the calendar year in which the person first joined the board of directors. In addition, on

                                   BIEX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1996

4.  STOCK COMPENSATION PLANS: (CONTINUED)
January 1 of each calendar year, commencing in 1999, each Non-Employee Director will automatically be granted an option to purchase 7,500 shares of common stock.

    Options under the Directors' Plan will vest in twelve monthly installments commencing on the date of the grant of the option. The exercise price of the options granted under the Directors' Plan equals the fair market value of the Common Stock granted on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted.

    In the event of certain changes of control, options outstanding under the Directors' Plan will automatically become fully vested and exercisable, and will terminate if not exercised prior to such change of control.

5.  INCOME TAXES:

    As of December 31, 1997, the Company has approximately $5,576,000 of net operating loss carryforwards for income tax purposes, approximately $4,809,000 of capitalized start-up costs, and approximately $101,000 of research and development tax credits available to offset future federal income tax, subject to limitations for alternative minimum tax. The net operating loss and credit carryforwards are subject to examination by the tax authorities and expire in various years from 2006 through 2012.

    The Internal Revenue Code contains provisions that may limit the net operating loss and credit carryforwards available to be used in any given year upon the occurrence of certain events, including significant changes in ownership interest.

    The components of the net deferred income tax asset were as follows as of December 31, 1996 and 1997:

                                                                      1996           1997
                                                                  -------------  -------------
Cumulative net operating loss carryforwards.....................  $   1,545,000  $   2,174,000
Capitalized start-up costs......................................      1,101,000      1,875,000
Research and development tax credits............................         79,000        101,000
Less: Valuation allowance.......................................     (2,725,000)    (4,150,000)
                                                                  -------------  -------------
                                                                  $          --  $          --
                                                                  -------------  -------------
                                                                  -------------  -------------

    The Company has not achieved profitable operations. Accordingly, the Company has recorded a valuation allowance for the entire net deferred tax asset.

                                   BIEX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1996

6.  COMMITMENTS:

    The Company leases its facilities and certain equipment under noncancelable operating lease agreements. As of December 31, 1997, the minimum future lease payments under these leases are as follows:

YEAR ENDING DECEMBER 31,                                                              AMOUNT
----------------------------------------------------------------------------------  ----------
1998..............................................................................  $  156,077
1999..............................................................................     145,731
2000..............................................................................      84,754
2001..............................................................................      72,818

    Total rent expense was approximately $157,326 for 1997, $67,211 for 1996, $35,120 for 1995, $16,310 for 1994, and $286,292 for the period from inception to December 31, 1997.

    The Company has entered into employment agreements with certain of its executive officers; such agreements generally provide for compensation, stock option arrangements, and severance provisions, including provisions in the event of change in control of the Company.


    In November 1997, the Company entered into a three-year manufacturing agreement with a third party manufacturer, under which certain portions of the Company's product will be produced by the manufacturer. During the term of the agreement, the Company will supply the manufacturer with a rolling 12 month forecast of product requirements. The forecast for each period will be considered a firm commitment for the next immediate quarter. Changes from forecast for subsequent quarters may be made, subject to certain limitations, as set forth in the agreement. In February 1998, the Company entered into a similar agreement for another component with another supplier. The Company had not provided forecasts to such contracting suppliers as of December 31, 1997; therefore, no amounts were due under these agreements as of such date.


    The Company has a lease line of credit under which it may enter into operating leases for up to $700,000 of furniture, fixtures and equipment. The line of credit expires in September 1998. The Company has no indebtedness and no obligations for capital expenditures.

7.  SUBSEQUENT EVENTS:

    In March 1998, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock in connection with the proposed initial public offering.

    Effective January 1998, the Company adopted a tax deferred savings plan entitled the Biex, Inc. 401(k) Retirement Plan (the "401(k) Plan"), which covers all employees of the Company beginning on the first day of the calendar quarter beginning after the date of hire. An employee may contribute up to 15% of his or her compensation to the 401(k) Plan on a pre-tax basis, not to exceed in any given year the maximum amount allowable under the Internal Revenue Code regulations. The Company will contribute the total amount of salary elected to be deferred by each employee and may contribute a discretionary matching contribution equal to a specified percentage of the participant's obligation.


    In        1998, the Company's Board of Directors declared a dividend of one
Series F Preferred Purchase Right (a "Right") for each outstanding share of common stock. The dividend is payable on the

                                   BIEX, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           DECEMBER 31, 1997 AND 1996

7.  SUBSEQUENT EVENTS: (CONTINUED)

effective date of the Company's initial public offering. Each Right entitles the holder to purchase one one-hundredth of a share of the Company's Series F Junior Participating Preferred Stock ("Series F Preferred") at an exercise price of
$         , subject to certain adjustments.



    Series F Preferred Shares will not be redeemable and will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per common share. In the event of liquidation, the holders of the Series F Preferred will be entitled to an aggregate payment of 100 times the payment made per common share. Each share of Series F Preferred will have 100 votes, and, in the event of any merger, consolidation, or other transaction in which common shares are exchanged, each share of Series F Preferred will be entitled to receive 100 times the amount received per common share. Rights are protected by anti-dilution provisions, and the shares of Series F Preferred would rank junior to any other outstanding series of the Company's preferred stock.



    If a person or group acquires 20% or more of the outstanding common stock of the Company, each Right will entitle the holder (other than such person or any member of such group) to purchase, at the Right's then current exercise price, the number of shares common stock having a market value of twice the exercise price of the Right. If exercisable, the Rights contain provisions relating to mergers or other business combination. In certain circumstances the Board of Directors may, at its option, exchange part or all of the Rights (other than Rights held by the acquiring person or group) for shares of common stock at an exchange rate of one share of common stock for each Right. The Company will be entitled to redeem all of the Rights at a price of $0.001 per Right.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES, OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------


                                                 PAGE
                                                 ----
PROSPECTUS SUMMARY.............................    3
RISK FACTORS...................................    6
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS...................................   18
USE OF PROCEEDS................................   19
DIVIDEND POLICY................................   19
CAPITALIZATION.................................   20
DILUTION.......................................   21
SELECTED FINANCIAL DATA........................   22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...................................   23
BUSINESS.......................................   26
MANAGEMENT.....................................   46
CERTAIN TRANSACTIONS...........................   55
PRINCIPAL STOCKHOLDERS.........................   57
DESCRIPTION OF CAPITAL STOCK...................   60
SHARES ELIGIBLE FOR FUTURE SALE................   65
UNDERWRITING...................................   67
LEGAL MATTERS..................................   68
EXPERTS........................................   68
ADDITIONAL INFORMATION.........................   69
INDEX TO FINANCIAL STATEMENTS..................  F-1


    UNTIL           , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                          SHARES

                                     [LOGO]

                                  COMMON STOCK

                                ---------------
                                   PROSPECTUS
                                ---------------

                             NationsBanc Montgomery
                                 Securities LLC

                              Salomon Smith Barney

                          Wessels, Arnold & Henderson

                                           , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

SEC Registration fee.....................................................  $  12,538
NASD filing fee..........................................................      4,750
Nasdaq application fee...................................................      5,000
Blue sky qualification fee and expenses..................................      5,000
Printing and engraving expenses..........................................    100,000
Legal fees and expenses..................................................    325,000
Accounting fees and expenses.............................................    100,000
Transfer agent and registrar fees........................................      5,000
Miscellaneous............................................................     17,712
                                                                           ---------
    Total................................................................  $ 575,000
                                                                           ---------
                                                                           ---------

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Amended and Restated Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law.

    The Registrant's Amended and Restated Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


    Since January 1, 1995, the Registrant has sold and issued the following unregistered securities:


    (a) Since January 1, 1995, the Registrant has granted stock options under its stock option plans covering an aggregate of 2,045,495 shares of the Registrant Common Stock, at exercise prices ranging from $0.15 to $2.00 per share.


    (b) Since January 1, 1995, options to purchase an aggregate of 246,988 shares of Common Stock of the Company were exercised for an aggregate purchase price of $45,540.25 at exercise prices ranging from $.065 to $.20.

    (c) From June 1995 through April 1996, the Registrant issued and sold an aggregate of 3,030,000 shares of Series C Preferred Stock (convertible into 3,030,000 shares of Common Stock) at $1.00 per share to nine investors, 2,050,000 shares of which were sold to affiliates of the Registrant.



    (d) In August 1996 and March 1997, the Registrant issued and sold an aggregate of 2,333,333 shares of Series D Preferred Stock (convertible into 2,333,333 shares of Common Stock) at $1.50 per share to nine investors, 1,749,532 of which were sold to affiliates of the Registrant.



    (e) In January 1997, the Company issued 5,000 shares of Common Stock to a consultant of the Company, in consideration of services rendered.



    (f) In August 1997, the Registrant issued and sold an aggregate of 4,169,567 shares of Series E Preferred Stock (convertible into 4,169,567 shares of Common Stock) at $2.50 per share to 20 investors, 599,840 of which were sold to affiliates of the Registrant and 1,200,000 shares of which were sold to an entity that became an affiliate of the Registrant in connection with such sale.



    The sales and issuances of securities in the transactions described in paragraph (a) and (b) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701.



    The sales and issuances of securities in the transactions described in paragraphs (c), (d), (e) and (f) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and/or Regulation D promulgated under the Securities Act. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  EXHIBITS.


EXHIBIT
NUMBER     DESCRIPTION OF DOCUMENT
---------  -------------------------------------------------------------------------------------------------------
   1.1*    Form of Underwriting Agreement.
   3.1**   Bylaws.
   3.2*    Bylaws, to be effective upon closing of this offering.
   3.3**   Amended and Restated Certificate of Incorporation.
   3.4*    Amended and Restated Certificate of Incorporation to be filed upon the closing of this offering.
   4.1**   Reference is made to Exhibits 3.2 and 3.4.
   4.2**   Amended Investors' Rights Agreement among the Registrant and certain other persons named therein, dated as of August 28, 1997.
   4.3*    Rights Agreement, dated as of          1998, between the Company and Boston Equiserve, L.P., as rights agent.
   4.4*    Specimen stock certificate.
   5.1*    Opinion of Cooley Godward LLP.
  10.1**   1998 Equity Incentive Plan, together with form of stock option agreement thereunder to be effective upon the closing of this offering.
  10.2**   1998 Non-Employee Directors' Stock Option Plan, together with form of stock option agreement thereunder, to be effective upon the closing of this offering.
  10.3**   1998 Employee Stock Purchase Plan to be effective upon the closing of this offering.
  10.4**   Letter agreement, dated as of June 4, 1996, between the Registrant and James A. Edlund.

EXHIBIT
NUMBER     DESCRIPTION OF DOCUMENT
---------  -------------------------------------------------------------------------------------------------------
  10.5**   Covenant Not To Compete, dated as of July 23, 1993, between the Registrant and Vivian K. Dullien, Ph.D.
  10.6**   Lease Agreement dated January 30, 1995 for facilities located at 885 Arapahoe Ave., Boulder, Colorado, as extended by letter agreement dated March 26, 1997.
  10.7**   Lease Agreement dated November 13, 1995 for facilities located at 6693 Sierra Lane, Suite F, Dublin,
           California amended as of November 28, 1995 and March 6, 1998.
  10.8**   Master Equipment Lease dated December 31, 1995 between the Registrant and Phoenix Leasing Incorporated amended as of September 25, 1997.
  10.9+**  Product Purchase Agreement between the Registrant and Horizon Medical, Inc. dated as of November 17,
           1997.
  10.10**  401(k) Retirement Plan.
  10.11+   Product Manufacture and Supply Agreement between the Registrant and BioServ Corporation dated as of
           February 28, 1998.
  23.1     Consent of Arthur Andersen LLP.
  23.2*    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
  23.3**   Consent of McDonnell Boehmen Hulbert & Berghoff.
  24.1**   Power of Attorney. Reference is made to page II-4.
  27.1**   Financial Data Schedule.


------------------------

 *  To be filed by amendment.


**  Previously filed.


 + Registrant has sought confidential treatment pursuant to Rule 406 for a portion of the referenced exhibit and has separately filed such exhibit with the Commission.

ITEM 17. UNDERTAKINGS.

    The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Amendment No. 1 to Registration Statement No. 333-48045 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, County of Alameda, State of California, on the 1st day of May, 1998.


                                BIEX, INC.

                                By   /s/ JAMES A. EDLUND
                                     ------------------------------------------
                                     James A. Edlund
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
     /s/ JAMES A. EDLUND          Officer and Director
------------------------------    (PRINCIPAL EXECUTIVE          May 1, 1998
       James A. Edlund            OFFICER)

      /s/ EDGAR A. LUCE*        Chief Financial Officer
------------------------------    (PRINCIPAL FINANCIAL AND      May 1, 1998
        Edgar A. Luce             ACCOUNTING OFFICER)

    /s/ VIVIAN K. DULLIEN*
------------------------------  Executive Vice President        May 1, 1998
   Vivian K. Dullien, Ph.D.       and Director

   /s/ FREDRIC J. FELDMAN*
------------------------------  Director                        May 1, 1998
  Fredric J. Feldman, Ph.D.

      /s/ JANET EFFLAND*
------------------------------  Director                        May 1, 1998
        Janet Effland

     /s/ SHERMAN MULLER*
------------------------------  Director                        May 1, 1998
        Sherman Muller

     /s/ BARBARA SANTRY*
------------------------------  Director                        May 1, 1998
        Barbara Santry

   /s/ ROBERT M. FRIEDLAND*
------------------------------  Director                        May 1, 1998
  Robert M. Friedland, M.D.




*By:     /s/ JAMES A. EDLUND
      -------------------------
           James A. Edlund
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT
NUMBER     DESCRIPTION OF DOCUMENT
---------  -------------------------------------------------------------------------------------------------------
   1.1*    Form of Underwriting Agreement.

   3.1**   Bylaws.

   3.2*    Bylaws, to be effective upon closing of this offering.

   3.3**   Amended and Restated Certificate of Incorporation.

   3.4*    Amended and Restated Certificate of Incorporation to be filed upon the closing of this offering.

   4.1**   Reference is made to Exhibits 3.2 and 3.4.

   4.2**   Amended Investors' Rights Agreement among the Registrant and certain other persons named therein, dated as of August 28, 1997.

   4.3*    Rights Agreement, dated as of          1998, between the Company and Boston Equiserve, L.P., as rights agent.

   4.4*    Specimen stock certificate.

   5.1*    Opinion of Cooley Godward LLP.

  10.1**   1998 Equity Incentive Plan, together with form of stock option agreement thereunder to be effective upon the closing of this offering.

  10.2**   1998 Non-Employee Directors' Stock Option Plan, together with form of stock option agreement thereunder, to be effective upon the closing of this offering.

  10.3**   1998 Employee Stock Purchase Plan to be effective upon the closing of this offering.

  10.4**   Letter agreement, dated as of June 4, 1996, between the Registrant and James A. Edlund.

  10.5**   Covenant Not To Compete, dated as of July 23, 1993, between the Registrant and Vivian K. Dullien, Ph.D.

  10.6**   Lease Agreement dated January 30, 1995 for facilities located at 885 Arapahoe Ave., Boulder, Colorado, as extended by letter agreement dated March 26, 1997.

  10.7**   Lease Agreement dated November 13, 1995 for facilities located at 6693 Sierra Lane, Suite F, Dublin,
           California amended as of November 28, 1995 and March 6, 1998.

  10.8**   Master Equipment Lease dated December 31, 1995 between the Registrant and Phoenix Leasing Incorporated amended as of September 25, 1997.

  10.9+**  Product Purchase Agreement between the Registrant and Horizon Medical, Inc. dated as of November 17,
           1997.

  10.10**  401(k) Retirement Plan.

  10.11+   Product Manufacture and Supply Agreement between the Registrant and BioServ Corporation dated as of
           February 28, 1998.

  23.1     Consent of Arthur Andersen LLP.

  23.2*    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

  23.3**   Consent of McDonnell Boehmen Hulbert & Berghoff.

  24.1**   Power of Attorney. Reference is made to page II-4.

  27.1**   Financial Data Schedule.


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 *  To be filed by amendment.


**  Previously filed.


 + Registrant has sought confidential treatment pursuant to Rule 406 for a portion of the referenced exhibit and has separately filed such exhibit with the Commission.